UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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McDATA Corporation

(Name of Registrant as Specified in Its Charter)

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John A. Kelley Chairman, President and Chief Executive Officer	McDATA Corporation 11802 Ridge Parkway Broomfield, Colorado 80021

Dear Fellow Stockholders:

The storage networking industry is fast approaching its third decade. As a pioneer and leader in this market, it is an exciting time in history for McDATA. The business benefits of SANs (Storage Area Networks) are propelling the next generation of storage networking requirements. SANs have empowered businesses to connect and contain ever growing amounts of data, but companies continue to grapple with the complexity of how to cost effectively access, move and manage all of this business data. In 2005, McDATA made bold strides in laying the necessary foundation to successfully lead customers through the next era of storage networking.

2005 was a year of milestones for McDATA. We launched the industry’s first 256-port, 10 gigabit (Gb/s) director (the Intrepid 10000), and surpassed 20,000 directors sold worldwide—more than twice the number of directors sold by our closest competitor. McDATA connects more than two-thirds of the world’s data. But we are not content to stop here. Over the last 12 months we have made tremendous progress in creating the solid foundation necessary to ensure the success of our strategy to help customers gain the benefits of accessing data anywhere at anytime. As the volume of data continues to grow—so has the complexity of managing and protecting it. With the integration of Computer Network Technology (CNT), we added a worldwide professional services organization that allows McDATA and our partners to wrap value-added storage networking consultative and management services around the industry’s broadest portfolio of proven storage networking products. With our professional services team McDATA is aligned not only to support customers with the most reliable storage networking products, but also to help them create effective, long-term flexible solutions for globally accessing, moving and managing data between data centers and remote offices.

The strong industry talent that McDATA has attracted in 2005 is further validation of the opportunity that lies ahead. Last summer McDATA appointed former EMC vice president Todd Oseth to the position of Chief Operating Officer. Ten-year Cisco veteran Michael Frendo joined in October to head up McDATA’s engineering group. In January, Thomas Despres, StorageTek’s head of worldwide manufacturing came on board to lead McDATA’s manufacturing organization, and Peter Schwaar was named vice president of solutions and services for Europe, joining McDATA from EMC, where he worked for seven years and was most recently responsible for establishing EMC’s European solutions practice.

We continued to strengthen our product offerings as well in 2005, launching 2Gb/s and 4Gb/s blade switches for Hewlett-Packard, IBM and Dell; and 10Gb/s bandwidth upgrade capabilities for McDATA’s 6000 series directors. More recently, in early 2006 we launched our Remote Office Consolidation (ROC) solution—leveraging our experience in the data center to offer the only complete set of products and services that lets customers consolidate, centrally manage and protect all remote office data types. And, in April we announced the availability of 4Gb/s for McDATA’s 6140 directors.

McDATA is committed to increasing shareholder value. We continue to focus on driving revenue growth, lowering costs and improving profitability. In 2005, we built the foundation necessary to lead the industry into the next generation of storage networking. In 2006, we will aggressively lead this exciting new era.

McDATA’s 2006 Annual Stockholders’ Meeting will be held on July 24, 2006, at 1:00 p.m. MDT at 11802 Ridge Parkway, Broomfield, CO 80021. We look forward to your attendance either in person or by proxy. Details regarding admission to the meeting and the business to be conducted are more fully described in this Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in the Appendices attached to this Proxy Statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in McDATA.

Sincerely,

John A. Kelley
Chairman, President and Chief Executive Officer

2

McDATA CORPORATION

11802 Ridge Parkway

Broomfield, Colorado 80021

(720) 558-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	1:00 pm Mountain Time on Monday, July 24, 2006

PLACE	McDATA Corporation World Headquarters 11802 Ridge Parkway, 1st Floor Broomfield, Colorado 80021

ITEMS OF BUSINESS

(1)    To elect Class III Directors for a three-year term (see page 14).

(2)    To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2007 (see page 30).

(3)    To approve the 2006 McDATA Omnibus Equity Incentive Plan (see page 33).

(4)    To approve the amendment and restatement of the 2004 Inducement Equity Grant Plan (see page 42).

(5)    To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on June 7, 2006

MEETING ADMISSION	TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON THE BACK COVER OF THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 1:00 pm.

VOTING BY PROXY	For specific instructions on how to vote your shares, refer to the section entitled, How You Can Vote, on page 1, and the instructions on the proxy or voting instruction card. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, Chief Legal Officer and Corporate Secretary

THIS NOTICE OF ANNUAL MEETING PROXY STATEMENT AND

ACCOMPANYING PROXY CARD IS BEING DISTRIBUTED ON OR ABOUT JUNE 12, 2006.

YOUR VOTE IS IMPORTANT

Please date, sign, and return your proxy card promptly.

		Page
Proxy Statement		1

Board of Directors’ Meetings		3

Board Organization and Governance		3

Communications with the Board of Directors		8

Director Compensation		8

Security Ownership of Certain Beneficial Owners and Management		10

Certain Relationships and Related Party Transactions		13

Section 16(a) Beneficial Ownership Reporting Compliance		13

Proposal No. 1—Election of Class III Directors		14

Executive Officers of McDATA		17

Executive Compensation		19

Report of the Compensation Committee of the Board of Directors		26

Performance Graphs		28

Proposal No. 2—Ratification of Appointment of Independent Auditors		30

Report of the Audit Committee of the Board of Directors		32

Proposal No. 3—Approval of the 2006 McDATA Omnibus Equity Incentive Plan		33

Proposal No. 4—Approval of the amendment and restatement of the 2004 Inducement Equity Grant Plan		42

Other Information		49

Appendix A:	Brief Description of Business	A-1

Appendix B:	Selected Financial Data and Management’s Discussion and Analysis of Financial Condition and Results of Operations For the Fiscal Year Ended January 31, 2006	B-1

Appendix C:	Report of Independent Public Accountants and Consolidated Financial Statements	C-1

Appendix D:	2006 McDATA Omnibus Equity Incentive Plan	D-1

Appendix E:	2004 McDATA Equity Incentive Plan	E-1

i

McDATA CORPORATION

Principal Executive Offices

11802 Ridge Parkway

Broomfield, Colorado 80021

PROXY STATEMENT

The Board of Directors of McDATA Corporation, a Delaware corporation, is soliciting proxies to be used at the 2006 annual meeting of stockholders to be held at 11802 Ridge Parkway, Broomfield, Colorado 80021 at 1:00 pm Mountain Time on Monday, July 24, 2006. This proxy statement and the proxy card will be mailed to stockholders beginning on or about June 12, 2006.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote your shares “FOR” the election of each nominee for Class III Directors according to Proposal 1, “FOR” the ratification of appointment of independent auditors for the 2006 fiscal year according to Proposal 2, “FOR” the approval of the 2006 McDATA Omnibus Equity Incentive Plan according to Proposal 3 and “FOR” the approval of the amended and restated 2004 Inducement Equity Grant Plan.

Who Can Vote

Record Holders. Record holders of Class A common stock and Class B common stock at the close of business on June 7, 2006, the Record Date, may vote at the annual meeting. On June 7, 2006, we had 120,062,956 outstanding shares of Class A common stock, which were held by approximately 10,609 record holders, and we had 38,663,494 outstanding shares of Class B common stock, which were held by approximately 281 record holders.

Shareowner of Record. If your shares are registered directly, in your name, with our transfer agent, Bank of New York, you are considered, with respect to those shares, the shareowner of record, and these proxy materials are being sent to you by McDATA. As the shareowner of record, you have the right to grant your voting proxy directly to McDATA or to vote in person at the stockholders’ meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the record holder, you may not vote these shares in person at the meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

You are urged to vote by proxy regardless of whether or not you attend the annual meeting.

How You Can Vote

You can only vote your shares if you are either represented by proxy or eligible to vote your shares in person at the annual meeting. You can submit your proxy by:

•	the Internet, as described on the proxy card;

•	telephone, as described on the proxy card; or

•	mail, by completing and returning the enclosed proxy card.

If you hold shares through a bank, broker or other nominee, please provide your voting instructions by Internet, telephone or mail in accordance with the instructions contained on your voting instruction card. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” each proposal.

Change or Revocation of Proxies

You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder, you may do this by:

•	by voting in person at the annual meeting;

•	by voting at a later date by telephone or by using the Internet;

•	by delivering a written notice of revocation dated after the proxy to our Corporate Secretary; or

•	by delivering another proxy dated after the previous proxy.

If you hold shares through a bank, broker or other nominee, you must contact your financial institution, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Required Votes

Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and broker non-votes (as defined below) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For Proposal 1, the nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. For Proposals 2, 3 and 4, the affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal. Proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) will not be counted as votes cast or affect the outcome of any proposal.

Other than the items of business described in this proxy statement, the Board of Directors knows of no other matters to be acted upon at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

The Bank of New York, our transfer agent, will tally the votes. Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. We will not disclose your vote except to allow for the tabulation of votes and certification of the vote, to facilitate a successful proxy solicitation and as necessary to meet applicable legal requirements.

Annual Meeting Admission Tickets

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a shareowner of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders’ admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

BOARD OF DIRECTORS’ MEETINGS

Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held six (6) meetings in fiscal year 2005. Each incumbent director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served. In addition to attending Board of Directors’ and committee meetings, directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA. Although McDATA does not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, it encourages its directors to attend.

BOARD ORGANIZATION AND GOVERNANCE

Board Independence

The Board of Directors had determined that a majority of its members are independent within the meaning of McDATA’s director independence standards, which fully reflect the NASDAQ Stock Market, Inc. (Nasdaq) director independence standards, as currently in effect. Only two of our directors are not independent. John A. Kelley, Jr., is not independent under Nasdaq’s independence standards because he is the President and Chief Executive Officer of McDATA. M. Alex Mendez is not independent under Nasdaq’s independence standards because he was an investor in and former CEO and Chairman of Sanera Systems, a company acquired by McDATA in 2003. Our independent directors meet no less than twice each fiscal year and such meetings are chaired by Mr. Walker, our Lead Director.

Board Structure and Director Nominations

Our Board of Directors has nine (9) members and a separately designated Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Technology Committee. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee, currently comprised of Messrs. Sophie (Chair), Skilling and Johnston, reviews our accounting policies and practices, financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. In addition the Audit Committee confers with the independent auditors on any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit. Our Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (Exchange Act) and is comprised of directors who are independent within the meaning of the Nasdaq director independence standards, as currently in effect. The Board of Directors has determined that Mr. Sophie is an “audit committee financial expert” and “independent” as defined by United States Securities and Exchange Commission’s (SEC’s) rules. The Audit Committee held 15 meetings in fiscal year 2005. The Compensation Committee, currently comprised of Messrs. Skilling (Chair), Walker, DiPentima and Uhlman reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive compensation plans. The Compensation Committee has delegated its duties with respect to option grants for employees and non-executive officers to a compensation subcommittee, which is chaired by Mr. Kelley, in accordance with the terms of the Company’s 2001 Equity Incentive Plan. The Corporate Governance and Nominating Committee, currently comprised of Messrs. Gerdelman (Chair), Skilling and DiPentima, reviews corporate governance, board compensation matters, oversees the evaluation and nomination process for board members, reviews committee charters and the composition of new Board of Directors’ committees and considers questions of conflicts of interest of members of the Board of Directors and corporate officers. The Technology Committee, currently comprised of Messrs. Walker (chair), Gerdelman, Uhlman, and Mendez, reviews the Company’s long-term strategic technical direction and product roadmap and the Company’s planned investments in research and development.

Our Board of Directors has a long-standing commitment to good corporate governance. Our Corporate Governance Guidelines were created in 2000 when we became a public company and can be found on our corporate governance website at www.mcdata.com. Additionally, on our website, you will find the full text of each committee charter (excluding the Technology Committee) and our Corporate Code of Conduct that applies to all employees, corporate officers and directors.

It is the policy of the Board of Directors to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 100,000 shares of our common stock continuously for at least six (6) months prior to the date of the submission of the recommendation. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Thomas O. McGimpsey, Corporate Secretary, 11802 Ridge Parkway, Broomfield, Colorado 80021, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and McDATA within the last three years, and evidence of the nominating person’s ownership of company stock.

Stockholder nominations to the Board of Directors must meet the requirements set forth in Article 3, Section 2(c) of our Bylaws. Under these requirements, nominations for election to the Board of Directors may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to the Corporate Secretary of McDATA. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of McDATA not less than 60 calendar days before the first anniversary of the date of the previous year’s annual meeting of stockholders.

The Corporate Governance and Nominating Committee’s (the Governance Committee) criteria and process for evaluating and identifying candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•	The Governance Committee regularly reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership, including issues of character, judgment, diversity, age, expertise, corporate experience and the like.

•	The Governance Committee considers and recommends candidates to fill new positions or vacancies on the Board of Directors, and reviews any candidates recommended by stockholders in accordance with the Bylaws.

•	The Governance Committee conducts an annual evaluation of the Board of Directors as a whole and reviews the performance of current Board of Directors members proposed for reelection, and recommends the Director nominees each year for approval by the Board of Directors and stockholders.

•

In evaluating the qualifications of candidates, the Governance Committee considers many factors, including issues of character, judgment, diversity, age, independence, expertise, (especially in McDATA’s industry but also the systems manufacturing industry), corporate/business experience (especially as a member of senior management of a high growth company), international experience, length of service, other commitments and the like. While the Governance Committee has not established specific minimum qualifications for director candidates, the Governance Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall

Board of Directors’ effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders, the Governance Committee will review the qualifications of any such candidate, which review may, in the Governance Committee’s discretion, include interviewing references for the candidate, direct interview with the candidate, or other actions that the Governance Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Governance Committee will apply these same principles when evaluating candidates for the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Board Committees

Audit Committee

Functions:	Our Audit Committee (a) oversees our accounting policies and practices and financial reporting and internal control structures, (b) recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and (c) confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. The Audit Committee also assists the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities and meets periodically with independent public accountants and provides them unrestricted direct access to its members. Our Audit Committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act, and is comprised of directors who are independent within the meaning of the Nasdaq independence standards, as currently in effect. The Board of Directors has determined that Mr. Sophie is an “audit committee financial expert” as defined by SEC rules and is independent as defined under Item 7 (d)(3)(iv) of Schedule 14A of the Exchange Act.

Number of Meetings in Fiscal Year 2005:	15

Members:	Michael J. Sophie (Chairman) D. Van Skilling Charles C. Johnston

Compensation Committee

Functions:	The Compensation Committee reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive compensation plans. The Compensation Committee has delegated its duties with respect to equity grants for non-executive officers to a compensation subcommittee, which is chaired by Mr. Kelley, in accordance with the terms of McDATA’s equity incentive plans. The members of the Compensation Committee are independent with the meaning of the Nasdaq independence standards.

Number of Meetings in Fiscal Year 2005:	11

Members:	D. Van Skilling (Chairman) Laurence G. Walker Renny DiPentima Thomas M. Uhlman

Compensation Committee Interlocks and Insider Participation

No executive officer of McDATA served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board of Directors during fiscal year 2005.

Corporate Governance and Nominating Committee

Functions:	The Corporate Governance and Nominating Committee (a) reviews the composition and size of the Board of Directors, (b) considers and recommends candidates to fill new positions and vacancies on the Board of Directors, (c) reviews and evaluates any candidates recommended by stockholders, (d) reviews and makes recommendations regarding director compensation and education, (e) reviews potential conflicts of interest of members of the Board of Directors and officers, and (f) evaluates director independence, the Board Governance Guidelines and the Company Code of Conduct. The members of the Corporate Governance and Nominating Committee are independent within the meaning of Nasdaq’s independence standards.

Number of Meetings in Fiscal Year 2005:	2

Members:	John W. Gerdelman (Chairman) D. Van Skilling Renny DiPentima (joined in June 2005)

Technology Committee

Functions:	The Technology Committee (a) reviews McDATA’s product and service strategy against our short-term tactical and long-term strategic goals and objectives, (b) identifies and discusses significant emerging technology issues and trends and (c) reviews McDATA’s approaches to acquiring or developing technologies that would support such tactical and strategic goals and objectives. The members of the Technology Committee, excluding Mr. Mendez, are independent within the meaning of Nasdaq’s independence standards.

Number of Meetings in Fiscal Year 2005:	4

Members:	Laurence G. Walker (Chairman) John W. Gerdelman Thomas M. Uhlman M. Alex Mendez

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the non-management directors or the other members of our Board of Directors may do so by writing to: McDATA Corporation, Board of Directors, 11802 Ridge Parkway, Broomfield, Colorado 80021. Communications that are intended specifically for non-management directors should be addressed to the attention of Lead Director Laurence G. Walker. All communications will be forwarded to the Chairman of the Board, John A. Kelley, Jr., unless the communication is specifically addressed to another member of the Board of Directors, in which case, the communication will be forwarded to that director.

DIRECTOR COMPENSATION

To attract and retain highly qualified directors, we offer a competitive director compensation package. This compensation package includes equity intended to align the interests of directors with the long-term interests of stockholders. The Board of Directors periodically reviews director compensation policies, and based on market and other information, the Board of Directors revised director compensation in 2005 which we believe is in line with industry standards.

Fees for 2005

Director’s fees for 2005, paid only to directors who are not McDATA employees or consultants, are as follows:

Lead Director Retainer	$10,000
Annual Director Retainer	15,000
Board Meeting Fee*	2,000
Audit Committee Chair Fee	2,000
Other Committee Chair Fee	1,500
Audit Committee Meeting Fee*	1,500
Other Committee Meeting Fee*	1,000

*	Conference call meetings are paid at a 50% rate of in-person meetings.

With regard to incentive compensation for our directors, our practice has been to grant directors options to purchase 50,000 shares of our Class B common stock when they become directors and to grant them options to purchase an additional 30,000 shares of our Class B common stock each year thereafter, with each grant vesting as to fifty percent each year. The Lead Director is annually granted options to purchase an additional 10,000 shares of our Class B common stock each year.

At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors on March 10, 2005 reviewed and revised annual director incentive compensation such that directors shall be granted annual options to purchase 10,000 shares of Class B common stock and 10,000 shares of restricted Class B common stock, both vesting fifty percent each year.

Also at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors on December 6, 2005 reviewed and revised annual director cash compensation to be effective as of February 1, 2006 as follows:

Fees for 2006

Director’s fees effective as of February 1, 2006, paid only to directors who are not McDATA employees or consultants, are as follows:

Lead Director Retainer	$10,000
Annual Director Retainer	25,000
Board Meeting Fee*	2,000
Audit Committee Chair Fee	10,000
Other Committee Chair Fee	2,000
Audit Committee Meeting Fee*	1,500
Other Committee Meeting Fee*	1,000

*	Conference call meetings are paid at a 50% rate of in-person meetings.

Any director who is an employee or consultant of McDATA or one of its subsidiaries receives no compensation for serving as a director. Accordingly, Mr. Kelley and Mr. Hudson (a former director) do not receive director compensation for their services as a Board member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of January 31, 2006. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 11802 Ridge Parkway, Broomfield, Colorado 80021.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on January 31, 2006, or the number of shares of Class B common stock outstanding on January 31, 2006, as the case may be. There were 118,159,442 shares of Class A common stock outstanding on January 31, 2006, and 34,812,283 shares of Class B common stock outstanding on January 31, 2006.

In computing the number of shares of Class A common stock and Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock and Class B common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2006. Asterisks represent beneficial ownership of less than one percent.

	Number of Shares of Common Stock Class Beneficially Owned				Percent of Shares of Common Stock Class Beneficially Owned
Name and Address of the Beneficial Owner	Class A		Class B		Class A	Class B
5% Stockholders
Black River Asset Management 12700 Whitewater Drive Minnetonka, MN 55343	—		2,555,496	(1)	—	7.35%
ABN Amro Gustav Mahlerlaan 10 1082 PP Amsterdam, The Netherlands	—		2,566,800	(1)	—	7.38%
Eagle Asset Management, Inc 880 Carrillon Parkway St. Petersburg, FL 33716	5,963,457		—		5.05%	—
S.A.C. Capital Advisors, LLC 72 Cummings Point Road Stamford, CT 06902	7,448,037	(1)	—		6.30%	—
FMR Corp 82 Devonshire Street Boston, MA 02109	11,199,200	(1)	—		9.48%	—
Executive Officers and Directors
John A. Kelley	—		1,171,208	(2)	—	3.36%
Todd Oseth	—		91,255	(3)	—	*
Scott Berman	—		232,237	(4)	—	*
Michael Frendo	—		60,000	(5)	—	*
Gary M. Gysin	—		262,973	(6)	—	*
Thomas O. McGimpsey	—		141,994	(7)	—	*
Wayne Morris	—		50,000	(8)	—	*
John W. Gerdelman	—		227,500	(9)	—	*
Charles C. Johnston	—		219,500	(10)	—	*
D. Van Skilling	300		229,500	(11)	*	*
Thomas M. Uhlman	—		244,500	(12)	—	*
Laurence G. Walker	1	(19)	234,600	(13)	*	*
Michael J. Sophie	—		92,500	(14)	—	*
M. Alex Mendez	—		231,700	(15)	—	*
Dr. Renato DiPentima	37,769	(17)	10,000	(16)	*	*
Thomas Hudson	2,064,320	(18)	—		1.7%	—

All Executive Officers and Directors as a Group (16 persons)	2,102,390		3,499,467		1.7%	10.04%

(1)	Based on Schedule 13G filings (as of December 31, 2005).
(2)	Includes 5,473 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 24,965 Class B shares purchased on the open market under a 10b5-1 plan, 59,100 shares of Class B restricted stock, 39,400 Class B shares that vested under the EPIB plan, 168,750 Class B Restricted Stock Units that are currently unvested, 37,270 Class B shares that vested under the EPIB plan and 836,250 Class B shares subject to stock options exercisable within 60 days after January 31, 2006.
(3)	Includes 75,000 Class B Restricted Stock Units that are currently unvested and 16,255 Class B shares that vested under the EPIB plan.
(4)	Includes 4,820 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 2,000 Class B shares purchased in the open market under a 10b5-1 plan, 85,000 shares of Class B restricted stock currently unvested, 6,667 Class B shares that vested under the EPIB plan, 75,000 Class B Restricted Stock Units that are currently unvested, 25,000 Class B shares that vested under the EPIB plan and 33,750 Class B shares subject to stock options exercisable within 60 days after January 31, 2006.
(5)	Includes 45,000 Class B Restricted Stock Units that are currently unvested and 15,000 Class B shares that vested under the EPIB plan.
(6)	Includes 3,073 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 9,000 shares of Class B restricted stock, 9,000 Class B shares that vested under the EPIB plan, 45,000 Class B Restricted Stock Units that are currently unvested, 9,400 Class B shares that vested under the EPIB plan and 187,500 Class B shares subject to stock options exercisable within 60 days after January 31, 2006.
(7)	Includes 2,175 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 21,000 Class B shares of restricted stock, 2,625 Class B shares that vested under the EPIB plan, 30,000 Class B Restricted Stock Units that are currently unvested, 5,944 Class B shares that vested under the EPIB plan and 80,250 Class B shares subject to stock options exercisable within 60 days after January 31, 2006.
(8)	Includes 37,500 Class B Restricted Stock Units that are currently unvested and 12,500 Class B shares that vested under the EPIB plan.
(9)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 8,000 Class B shares purchased on the open market and 199,500 Class B shares subject to stock options exercisable within 60 days after January 31, 2006.
(10)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 134,500 Class B shares subject to stock options exercisable within 60 days after January 31, 2006 and 65,000 Class B shares held by CCJ Trust.
(11)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 10,000 Class B shares purchased on the open market and 199,500 Class B shares exercisable within 60 days of January 31, 2006.
(12)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 25,000 Class B shares purchased on the open market and 199,500 Class B shares exercisable within 60 days of January 31, 2006.
(13)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 100 Class B shares purchased on the open market and 214,500 Class B shares exercisable within 60 days of January 31, 2006.
(14)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested and 72,500 Class B shares exercisable within 60 days of January 31, 2006.
(15)	Includes 15,000 Class B shares of restricted stock, 5,000 shares of Class B restricted stock that vested, 151,700 Class B shares purchased on the open market and 60,000 Class B shares exercisable within 60 days of January 31, 2006.
(16)	Includes 10,000 Class B shares of restricted stock.
(17)	Includes 37,769 Class A shares, all converted from CNT stock beneficial ownership.
(18)	Includes 169,288 Class A shares obtained through option exercises and 1,424,429 Class A shares exercisable with 60 days of January 31, 2006.
(19)	Includes 1 share of Class A common stock held by Katherine Walker, Mr. Walker’s wife.
*	Less than 1%

The beneficial ownership table includes unvested restricted Class B shares issued to officers under the EPIB plan and issued to directors as incentive stock compensation. Officer and directors do not have voting or dividend rights related to unvested restricted shares.

The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders as of June 1, 2006. For a description of our equity compensation plans, please refer to page 23.

Equity Compensation Plan Information as of June 1, 2006

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Class A	4,653,500	$7.56	5,211,473
Class B	19,537,706	$6.86	1,526,110
Equity compensation plans not approved by security holders
Class A	3,893,674	$13.54	7,735,630
Class B	390,000	$3.87	4,476,680	*

*	Of this amount, 1,866,680 shares remain in the 2003 Plan and may only be issued to employees of any future acquisition.

Other Matters

In October 2000, new SEC rules went into effect that establish affirmative defenses to insider trading claims under certain defined circumstances, irrespective of the possession of material non-public information, for transactions planned before coming into possession of such information. Generally, such persons may purchase or sell such securities pursuant to a binding pre-existing plan, contract or instruction, or collectively a Pre-Existing Plan, which sets forth either (a) the amount, price and date of such trade, (b) a formula, algorithm or computer program for determining amounts, prices and dates; or (c) such Pre-Existing Plan does not permit the person to exercise any subsequent influence over the trade. Several of our directors and officers have established Pre-Existing Plans for the purpose of selling a portion of their shares of Class B common stock to diversify their holdings. Other officers may enter into Pre-existing Plans to diversify their holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation agreements and other arrangements, which are described in Executive Compensation, and (b) the transactions described below.

In June 2005, the Company entered into a one year consulting agreement with Thomas G. Hudson, a director of the Company. Please see the Company’s Form 8-K filed June 1, 2005 for further information. Mr. Hudson’s son-in-law is a sales employee with the Company. Mr. Hudson has also taken the position of Chairman of 20/20 Technologies Corporation (20/20 Technologies). An affiliate of 20/20 Technologies and McDATA Services Corporation (formerly CNT) had previously entered into a business development agreement in February 2003 whereby the affiliate of 20/20 Technologies provides telecommunication management services to us. Payments for these services aggregated $141,000 in 2005. Mr. Hudson resigned from the Board of Directors on June 1, 2006. The Company has also entered into indemnification agreements with its directors and officers. For a discussion regarding the indemnification agreements, please refer to page 23.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of our Company. Executive officers, directors and greater than 10% stockholders are required by the SEC regulation to furnish to us copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the SEC filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with for 2005 except that in the course of our end of year review with our directors, we did not file, on a timely basis, a Form 5 for Mr. Thomas Hudson, a former director, regarding a required December 2005 disposition of 8,524 Class A shares from Mr. Hudson’s 401(k) account.

ELECTION OF CLASS III DIRECTORS

(PROPOSAL 1)

The Board of Directors consists of nine (9) directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III Directors are up for election at this annual meeting and the nominees for election are currently Class III Directors. For the election of Class III Directors, the four nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them for the election of the nominees listed below. If you do not wish to have your shares voted for the nominees, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominees, we will vote your shares for such other persons. If we do not name substitute nominees, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominees would not be available to serve at the time of the annual meeting.

Following is a brief listing of the age, term as director, principal occupation, business experience and other directorships of the nominees for election as Class III Directors. Similar information is also provided for the other directors whose terms of office do not expire at this annual meeting.

Nominees for Directors in Class III

(The term of these nominee directors would expire at the annual meeting of stockholders in 2009)

Laurence G. Walker, age 57, an independent investor, has served as a director of McDATA since May 1998 and Lead Director since February 2004. Previously, Mr. Walker served as Vice President of Strategy of the Network & Computing Systems Group of Motorola from February 2002 until May 2002. From August 2001 until February 2002, Mr. Walker served as Vice President and General Manager of the Network & Computing Systems Group of Motorola. Mr. Walker co-founded C-Port in November 1997 and was Chief Executive Officer until August 2001. C-Port was acquired by Motorola in May 2000. From June 1997 until October 1997, Mr. Walker was self-employed. From August 1996 until May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior thereto, he was Vice President and General Manager, Network Product Business Unit, Digital Equipment Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton. He serves as a director of Silicon Laboratories and Autocell Networks.

Charles C. Johnston, age 70, has served as a director of McDATA since May 1998. Mr. Johnston has been Chairman of AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation since 1992 and Chairman of Ventex Technologies, Inc. since 1994. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a developer of software systems and related services, from 1969 to 1992 (ISI was sold to Teleglobe Corporation of Montreal, Canada in 1989). He served in various capacities at IBM from 1959 until 1965 and served as director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute. He currently serves as a director of AuthentiDate Holding Corporation, Internet Commerce Company and Visual Data.

M. Alex Mendez, age 47, has served as a director of McDATA since December 2003. Mr. Mendez has twenty-five years of experience in the high technology industry at ROLM, IBM, Stratacom, and Cisco, holding several executive positions in operations, marketing and business development, most recently as a SVP/GM at Cisco from 1996 to 2000. From 1987 to 1996, he was part of the founding team and vice president of worldwide marketing for Stratacom, where he was responsible for all aspects of marketing and business development. Cisco

Systems acquired Stratacom in April 1996. He is also Founding General Partner of Storm Ventures, an early stage venture capital firm focused on Information Technology, Communications and Networking. From 2001 to 2003 he was the Chairman and CEO of Sanera Systems, which McDATA acquired in 2003. He is on the board of directors of 3Leaf Networks, Inovys, Mobio Networks, and Moonstorm. He is also Executive Chairman of Venturi Wireless and Chairman of the Board of Bivio Networks. Mr. Mendez holds a Bachelor of Science degree in Electrical Engineering from Stanford University and a Masters of Business Administration degree from Santa Clara University. He is on the Advisory Board of the Santa Clara University Graduate School of Business. He was born in Buenos Aires, Argentina and speaks both Spanish and German fluently.

Dr. Renato A. DiPentima, age 64, has been the President and Chief Executive Officer of SRA International since January of 2005 and has served as a director of McDATA since the acquisition of CNT on June 1, 2005, and was previously a director of CNT from June 2004 to June 2005. From November 2003 to January 2005 he served as SRA’s President and Chief Operating Officer. Prior to being appointed to this role, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. Dr. DiPentima is currently serving on the board of directors of the Information Technology Association of America and the Northern Virginia Technology Council. Dr. DiPentima is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima earned a bachelor’s degree from New York University. Dr. DiPentima also earned a M.A. from George Washington University and a Ph.D. from the University of Maryland.

The Board of Directors recommends a vote “FOR” the above nominees for director.

Continuing Directors in Class I

(The terms of these continuing directors expire at the annual meeting of stockholders in 2008)

John A. Kelley, Jr., age 56, has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of US WEST by Qwest, Mr. Kelley was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to Mr. Kelley’s employment at US WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc., is a member of the Rocky Mountain INROADS Board, a not-for-profit mentoring program, and a board member of the Women’s Vision Foundation and Tie-Rockies.

John W. Gerdelman, age 53, has served as a director of McDATA since May 1998. Since January 2004, he has been the Executive Chairman of Intelliden Corporation, a company he co-founded which provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. In April 2002, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fibre Networks and successfully emerged from Chapter 11 in September 2003 and completed his contract in December 2003. From April 1999 until 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Telecommunications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology. For four of these years, he served as President of the Network and Information Technology Division. He was also CEO of a startup call center company and returned to MCI upon its acquisition. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations. He served in the U.S. Navy as a Naval Aviator. He received his Bachelor of Science degree in chemistry from the College of William and Mary where he now serves on the Board of Visitors. Mr. Gerdelman currently serves as a director of APAC, Sycamore Networks, Inc. and the Terebeam Corporation.

Continuing Directors in Class II

(The terms of these continuing directors expire at the annual meeting of stockholders in 2006)

D. Van Skilling, age 72, has served as a director of McDATA since May 1998. Mr. Skilling has been President of Skilling Enterprises since March 1999. He retired as Chairman and Chief Executive Officer of Experian Information Solutions, Inc., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996, Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Masters of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company, First Advantage Corp., First American Corporation, American Business Bank and Onvia Corp and is Chairman of the Board of Trustees of Colorado College.

Thomas M. Uhlman, age 59, has served as a director of McDATA since May 1998. Mr. Uhlman has been Managing Partner, New Venture Partners, LLC since January 2001. From 1997 to 2001, Mr. Uhlman was President, New Ventures Group at Lucent Technologies. From 1996 to 1997, Mr. Uhlman was Senior Vice President, Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina—Chapel Hill, his Masters degree in management from Stanford University School of Business and his Bachelor of Arts degree in political science from the University of Rochester.

Michael J. Sophie, age 48, has served as a director of McDATA since March 2003. Mr. Sophie had served as Executive Vice President and Chief Operating Officer of UTStarcom Inc., a manufacturer and marketer of telecommunications equipment for use in worldwide markets from May 2005 through May 2006. From August 1999, Mr. Sophie held several other positions at UTStarcom including Chief Financial Officer and Senior Vice President Finance. From 1993 to 1999, Mr. Sophie was Vice President Finance and Chief Financial Officer of P-Com, Inc., a manufacturer of microwave radio stations for worldwide wireless telecommunications markets. Mr. Sophie holds a Bachelor of Science degree in business administration from California State University and a Masters of Business Administration degree from the Santa Clara University.

EXECUTIVE OFFICERS OF McDATA

The following table sets forth certain information regarding our executive and other officers as of June 7, 2006:

Name	Age	Position
John A. Kelley, Jr.	56	Chairman of the Board of Directors, President and Chief Executive Officer
Todd Oseth	42	Executive Vice President and Chief Operating Officer
Scott A. Berman	44	Executive Vice President of Finance and Chief Financial Officer
Thomas O. McGimpsey	44	Executive Vice President, Chief Legal Officer and Business Development
Jill R. Sanford	39	Executive Vice President and Chief People Officer*
Gary M. Gysin	46	Senior Vice President of Worldwide Sales and Service
Michael Frendo	45	Senior Vice President of Engineering
Laurence G. Walker(2)(4)	57	Lead Director
Charles C. Johnston(1)	70	Director
D. Van Skilling(1)(2)(3)	72	Director
Thomas M. Uhlman(2)(4)	59	Director
John W. Gerdelman(3)(4)	53	Director
Michael J. Sophie(1)	48	Director
Alex Mendez(4)	47	Director
Dr. Renato A. DiPentima (2)(3)	64	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee
(4)	Member of Technology Committee
*	Not an SEC Section 16 reporting person

John A. Kelley, Jr. has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, Mr. Kelley was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to Mr. Kelley’s employment at U S WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc., is a member of the Rocky Mountain INROADS Board, a not-for-profit mentoring program, and a board member of the Women’s Vision Foundation and Tie-Rockies.

Todd Oseth has been Executive Vice President and Chief Operating Officer since October 2005 (Senior Vice President from August 2005 to October 2005) with responsibilities for sales, marketing, services, manufacturing, engineering, quality and information technology. Prior to joining McDATA, Mr. Oseth held the following executive positions over the last 5 years: Vice President of the Infrastructure Software Group at EMC Corporation from September 2003 to August 2005; Senior Vice President at DataPlay, Inc., from 2000 to 2003; and Chief Executive Officer of Accent Software, Inc. from 1997 to 2000. Mr. Oseth received his Bachelor of Science degree in Electrical Engineering and Computer Science from the University of Minnesota and an MBA from the University of St. Thomas.

Scott A. Berman has been Executive Vice President of Finance and Chief Financial Officer since October 2005 (Senior Vice President and CFO from August 2005 to October 2005), Vice President of Integration from January 2005 to August 2005, and Vice President of Finance and Treasurer from December 2002 to August 2005. Prior to joining McDATA, Mr. Berman was Senior Vice President and Treasurer of Qwest Communications International, Inc. (Qwest) from October 2000 to August 2002, and Vice President and Assistant Treasurer from July 2000 to October 2000. Prior to the acquisition of U S WEST by Qwest in June 2000, Mr. Berman held a variety of positions at AT&T Bell Laboratories and U S WEST, including member of technical staff, technical director, director of market development, director of capital markets, and executive director of treasury services. Mr. Berman received a Bachelor of Science degree in Computer Engineering in 1982, and a Master of Science degree in Computer Engineering in 1983, both from the University of Michigan. Mr. Berman also received an MBA degree from the Harvard Business School in 1998.

Thomas O. McGimpsey has been Executive Vice President, Chief Legal Officer and Business Development since October 2005, and had similar duties as a Senior Vice President from August 2005 to October 2005 and as Vice President from July 2000 to August 2005. Mr. McGimpsey additionally held the position of Vice President of Corporate Development in 2002 and managed corporate facilities and real estate from 2001-2003. Prior to joining McDATA in June 2000, Mr. McGimpsey was the Senior Corporate Attorney at U S WEST, Inc. from 1998 until U S WEST’s merger with Qwest in June 2000. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical and microprocessor systems) from Embry-Riddle Aeronautical University in 1984. Mr. McGimpsey serves on the board of directors of the American Electronics Association (AeA), McDATA Japan, KK and McDATA Services Corporation. Mr. McGimpsey was also appointed by Governor Owens to serve as a Commissioner on the State of Colorado Information Management Commission (IMC).

Jill R. Sanford has been Executive Vice President and Chief People Officer since October 2005 (Senior Vice President from August 2005 to October 2005). Prior to joining McDATA, Ms. Sanford was the Chief Human Resources Officer of Qwest Communications International, Inc. (Qwest) from March 2004 to December 2004, and Vice President—HR from October 2002 to February 2004; Senior Vice President—HR Services at First Data Corp. from July 2000 to October 2002; Executive Director—Compensation, Organizational Development and Corporate Counsel at U S WEST from 1995 to its acquisition by Qwest in June of 2000. Ms. Sanford received a Bachelor of Science, with honors, in finance from the University of Wyoming in 1987 and a Juris Doctorate from Columbia University School of Law in 1990. Ms. Sanford is a member of the Board for the Colorado Business Committee for the Arts, where she chairs the Membership Committee, and the Board of the Rocky Mountain INROADS, a not-for-profit mentoring program.

Gary M. Gysin has been the Senior Vice President of World Wide Sales and Services since January 2004. Mr. Gysin joined McDATA in December 2002 as Vice President and General Manager of Software. Prior to joining McDATA, Mr. Gysin was Senior Vice President of products at Volera from February 2000 to November 2002, where he was head of product management, engineering and business development. Additionally, Mr. Gysin has shown strong success in previous sales leaderships roles at growth companies, and has a wide range of sales leadership experience including previous vice president of sales positions, territory management, and routes-to-market development. Mr. Gysin maintains a strong network of professional relationships within the storage and IT community, and consistently serves as a featured speaker or panel participant at storage and industry conferences and events. Mr. Gysin received his Bachelor of Arts degree in Economics in 1982 from the University of California at Santa Cruz.

Michael Frendo has been the Senior Vice President of Engineering since October 2005. Prior to joining McDATA, Mr. Frendo held several vice president positions at Cisco Systems, Inc. since 1995. Most recently, Mr. Frendo was the Vice President, Systems and Softswitch Engineering, Broadband Subscriber Applications Business Unit. Mr. Frendo has a B.Sc. in Computer Science from the University of Western Ontario in London, Canada and an M.Eng and PhD. in Electrical Engineering from McMaster University in Hamilton, Canada.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal year ended January 31, 2006, concerning the compensation paid to persons who served as our Chief Executive Officer and our four other most highly compensated executive officers at fiscal year end, all of whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers. For fiscal year 2004, long-term compensation awards include awards granted during the period January 1, 2003 through January 31, 2004.

Summary Compensation Table

						Long-Term Compensation			All Other Compensation ($)
		Annual Compensation				Awards
Name and Principal Position	Year	Salary($)		Bonus($)(1)		Restricted Stock Award(s) ($)(2)		Securities Underlying Options(#)
John A. Kelley, Jr. Chairman, President and Chief Executive Officer	2005 2004 2003	$ $ $	429,166 404,237 390,854	$ $ $	103,260 348,032 125,000	$ $	675,000 — 590,606	450,000 100,000 400,000	$ $ $	9,703 5,322 14,533	(3) (4) (5)

Todd Oseth Chief Operating Officer and Executive Vice President	2005 2004 2003		$163,782 — —		$201,623 — —		$178,400 — —	400,000 — —		$117,094 — —	(6)

Scott Berman Chief Financial Officer and Executive Vice President of Finance	2005 2004 2003	$ $ $	260,385 218,077 172,308	$ $ $	91,635 22,050 29,234	$ $	753,500 — 115,920	200,000 30,000 —	$ $ $	8,241 6,836 6,298	(7) (8) (9)

Gary Gysin Senior Vice President of Worldwide Sales and Services	2005 2004 2003	$ $ $	291,935 280,000 219,254	$ $ $	37,964 115,833 61,250	$ $	180,000 — 173,640	150,000 75,000 —	$ $ $	16,545 128,195 11,018	(10) (11) (12)

Wayne Morris (14) Former Senior Vice President of Worldwide Marketing	2005 2004 2003		$267,577 — —		$21,389 — —		$149,000 — —	150,000 — —		$228,817 — —	(13)

(1)	The Executive Performance Incentive Bonus (EPIB) plan was amended in fiscal 2004 to be an all cash bonus plan. Nonetheless, restricted Class B common stock shares issued under the EPIB plan prior to such changes became unrestricted during fiscal 2004 and 2005. Compensation related to restricted stock becoming unrestricted and valued as of the date of the restriction lapse is included in the amounts shown for fiscal 2005. For Messrs. Kelley, Oseth, Berman, Gysin and Morris, the amounts included in Bonus for fiscal 2005 were $38,514, $0, $7,820, $11,370 and $0, respectively.
(2)

The Named Executive Officers were each granted restricted Class B common stock under the Company’s EPIB plan from February 1, 2003 through January 31, 2006. Messrs. Kelley, Oseth, Berman, Gysin and Morris were granted 19,700, 0, 8,000, 6,000 and 0 shares both on August 1, 2003, at a per share price of $10.61 and on November 1, 2003, at a per share price of $9.90. These shares are restricted under the EPIB plan for 48 months from the date of grant; however, a portion of the grant may have the restricted period accelerated to 18 months if certain quarterly targets are met. The Company met its quarterly objectives for the first and second quarter of 2003, and accordingly, the shares relating to those quarters were accelerated to 18 month cliff vesting. In addition, Messrs. Kelley, Oseth, Berman, Gysin and Morris were granted 19,700, 4,000, 6,000, 1,900 and 0 shares on January 29, 2003, at a per share price of $8.18. The EPIB plan was modified in 2005 to include restricted stock unit awards, which may vest up to 25% annually if annually-established metrics are achieved in 2005 and in the following three fiscal years. Failure to achieve any of these metrics results in partial forfeiture and delayed vesting of a portion of the award. Vested awards will settle in Class B common stock. Restricted stock unit awards to Messrs. Kelley, Oseth, Berman, Gysin and Morris were made under the following terms respectively—grant date, number of restricted stock units, and price per share: May 5, 2005, 225,000, $3.00; August 12, 2005, 40,000, $4.46; October 6, 2005, 100,000, $4.64; May 5, 2005, 60,000, $3.00; and May 10, 2005, 50,000, $2.98. In addition, as lead of an acquisition integration team, Mr. Berman was granted 75,000 shares of restricted Class B common stock on March 9, 2005, subject to the achievement of certain milestones. These milestones were achieved and the award will vest in 2006.

(3)	For 2005, this amount includes $528 of term life insurance premium, $5,175 paid to Mr. Kelley’s account in our 401(k) plan and $4,000 for tax and financial planning.
(4)	For 2004, this amount includes $1,230 of term life insurance premium, $92 paid to Mr. Kelley’s account in our 401(k) plan and $4,000 for tax and financial planning.
(5)	For 2003, this amount includes $1,645 of term life insurance premium, $2,804 paid to Mr. Kelley’s account in our 401(k) plan, $4,000 for tax and financial planning and $6,084 for a taxable fringe sales trip.
(6)	For 2005, this amount includes $176 of term life insurance premium and $116,918 paid for Mr. Oseth’s relocation.
(7)	For 2005, this amount includes $528 of term life insurance premium and $7,713 paid to Mr. Berman’s account in our 401(k) plan.
(8)	For 2004, this amount includes $336 of term life insurance premium, $6,500 paid to Mr. Berman’s account in our 401(k) plan.
(9)	For 2003, this amount includes $298 of term life insurance premium, $6,000 paid to Mr. Berman’s account in our 401(k) plan and $1,134 for tax and financial planning.
(10)	For 2005, this amount includes $528 of term life insurance premium and $6,870 paid to Mr. Gysin’s account in our 401(k) plan, $3,887 for relocation, $2,350 for tax and financial planning and $2,910 for a taxable fringe sales trip.
(11)	For 2004, this amount includes $468 of term life insurance premium, $4,946 paid to Mr. Gysin’s account in our 401(k) plan and $122,781 for relocation.
(12)	For 2003, this amount includes $425 of term life insurance premium, $6,000 paid to Mr. Gysin’s account in our 401(k) plan and $4,593 for a taxable fringe sales trip.
(13)	For 2005, this amount includes $528 of term life insurance premium, $5,929 paid to Mr. Morris’s account in our 401(k) plan, $220,000 for relocation and $2,492 for a taxable fringe sales trip.
(14)	Mr. Morris left the Company in March 2006.

Option Grants in Last Fiscal Year

The following table sets forth certain information for each grant of stock options during the year ended January 31, 2006, to each of the Named Executive Officers. All of these options were granted under our 2001 McDATA Equity Incentive Plan and have a term of 10 years, subject to earlier termination in the event an optionee’s services to us cease. For more information, see “Employee Benefit Plans” below for descriptions of the material terms of these options. During the year ended January 31, 2006, we granted options to purchase an aggregate of 7,038,800 shares of Class B common stock under the 2001 McDATA Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 2001 McDATA Equity Incentive Plan) of our Class B common stock on the day prior to the grant date. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended January 31, 2006.

	Individual Grants
Name	Number Of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees In FY 2005	Exercise Price Per Share ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
John A. Kelley, Jr.	450,000	*	6.4%	$3.73	1/12/16	$1,055,600	$2,675,097
Todd Oseth	200,000		2.8	4.64	10/16/15	583,614	1,478,993
	200,000	*	2.8	3.40	12/29/15	427,648	1,083,745
Scott Berman	200,000	*	2.8	3.40	12/29/15	427,648	1,083,745
Gary Gysin	150,000	*	2.1	3.40	12/29/15	362,273	812,809
Wayne Morris	150,000	*	2.1	3.40	12/29/15	362,273	812,809

*	Grants of Class B stock options expiring December 29, 2015, and January 12, 2016, shall vest 6 years from the date of grant, but are eligible for accelerated vesting in years 1 through 4 (ranging from 20 to 30 percent of the initial grant in each such years) should cumulative stock price appreciation goals (based on a 20 trading day average) be met just prior to the first four anniversary dates of December 29, 2005. No more than one tranche (ranging from 20 to 30 percent of the initial grant) would be eligible to accelerate vest in any particular year. However, unaccelerated tranches from prior periods could vest on a subsequent anniversary date if the cumulative stock price appreciation goal was met for that year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of January 31, 2006. The dollar value of in-the-money options at January 31, 2006, is calculated by determining the difference between the year-end fair market value of $3.90 per share and the option exercise price.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at January 31, 2006		Value of Unexercised In-the-Money Options at January 31, 2006
			Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Kelley, Jr.	—	$—	836,250	678,750	$—	$76,500
Todd Oseth	—	—	—	400,000	—	100,000
Scott Berman	—	—	33,750	221,250	—	100,000
Gary Gysin	—	—	187,500	237,500	—	75,000
Wayne Morris	—	—	50,000	300,000	—	75,000

Management Bonus Program

Beginning in the third quarter of 2002, a revised Executive Performance Incentive Bonus (EPIB) plan was implemented in lieu of the prior cash bonus plan. The original EPIB plan used restricted Class B common stock with accelerated vesting opportunities and cash to reward participants for the collective achievement of strategic corporate revenue and EPS goals on a quarterly and annual basis. For fiscal year 2004, the EPIB plan was modified to a cash only plan calculated as a percentage of base compensation. These amounts can range from 30% to 125% of annual base salary if corporate objectives are achieved, and from 45% to 187.5% if more progressive objectives are met. For fiscal year 2005, the EPIB plan was further modified to reward participants for the collective achievement of strategic corporate revenue and operating income goals on a quarterly basis. The EPIB plan was modified in 2005 to include restricted stock unit awards. The EPIB RSU grant is a four year grant where 25% may vest annually if annually established metrics are achieved in each of the four years. Failure to achieve an annual metric results in forfeiture of half of that year’s amount with the remainder of the grant cliff vesting on the four year anniversary date.

Change of Control Arrangements/Employment Agreements

Severance Agreements

Mr. Kelley, the Named Executive Officers and certain other officers have entered into executive severance agreements with us, a form of which was filed in our Form 10-Q for the fiscal quarter ended October 31, 2004. Benefits under the executive severance agreement may be triggered generally upon (a) a termination without cause or constructive termination upon or within one year of a change in control of the company (double trigger) or (b) a termination other than for cause, death or disability, or by the executive for good reason (single trigger). The cash benefits under the agreement range from 6 to 12 months salary and, in some cases, target bonus continuation during that period if the executive was under a cash bonus plan. In addition, under a double trigger the options are accelerated, whereas under a single trigger the exercise period for certain options and the vesting period for certain restricted shares may be extended for 6 to 12 months, as the case may be. COBRA, financial assistance and other lesser benefits may be provided as well under the agreement during those periods. In consideration for being offered the benefits under the agreement, the executive agrees to (a) not to compete against the company for a certain period, (b) not to solicit Company employees for a certain period, (c) not to disparage the Company, (d) keep company information confidential and (e) provide a full release of all claims. The summary provided above is qualified in its entirety by the actual agreement between the executive and the company.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Given the increasing difficulty in obtaining additional liability insurance for directors and officers and in recognition of the need to protect certain directors and officers from unwarranted personal liability, we extend indemnification agreements to our board members and certain key officers to provide specific contractual assurance that the indemnification protection promised by the laws will be available to such officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act) may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have such liability insurance for our officers and directors.

At the present time, there are several class action lawsuits involving certain of our current and former officers. We believe these lawsuits are without legal merit. Accordingly, the Board of Directors has authorized indemnification for such current and former officers.

Employee Benefit Plans

2001 McDATA Equity Incentive Plan

Our Board of Directors and our stockholders originally approved and adopted our McDATA Stock Option Plan in October 1997. This plan was subsequently renamed the 2001 McDATA Equity Incentive Plan (2001 Plan) and amended. There are 33 million Class A or Class B common stock shares issuable under the 2001 Plan and the type of awards include options, restricted stock, restricted stock bonuses, restricted stock units, stock awards, stock bonuses, stock units, stock appreciation rights and other forms of direct or derivative equity awards. Grants may be made to our employees, consultants and directors, provided that certain eligibility requirements are satisfied. The Compensation Committee of the Board of Directors administers the 2001 Plan, but has delegated to the Compensation Subcommittee (Mr. Kelley) the authority to make grants to employees other than SEC Section 16 officers. The 2001 Plan expires on September 30, 2010, except as to options or awards outstanding on that date. Subject to the terms of the 2001 Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2001 Equity Incentive Plan at any time. As of June 1, 2006 outstanding awards totaled 19,537,706 and 1,526,110 awards are available for future issuance.

2002 McDATA Employee Stock Purchase Plan

In August 2002, our stockholders approved the McDATA Employee Stock Purchase Plan (Purchase Plan). The Purchase Plan became effective as of August 1, 2002. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee of the Board of Directors, and the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan. There were 1.2 million shares of our Class B common stock initially available for distribution under the Purchase Plan. As of June 1, 2006, there were no shares of Class B common stock available for issuance under the Purchase Plan.

2003 McDATA Acquisition Equity Incentive Plan

In August 2003, our Board of Directors approved and adopted our 2003 McDATA Acquisition Equity Incentive Plan (2003 Plan). The 2003 Plan is a limited purpose plan to allow for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger with or acquisition of a company or business by the Company. The Compensation Committee of the Board of Directors administers the 2003 Plan. The 2003 Plan expires in September 30, 2013, except as to awards outstanding on that date. The 2003 Plan is a limited purpose plan in accordance with NASD Marketplace Rule 4350 and does not require shareholder approval. The authorized number of Class B common stock shares issuable under the 2003 Plan is 3.0 million. As of June 1, 2006, approximately 1.1 million shares of our Class B common stock had been issued and are outstanding under the 2003 Plan in connection with the 2003 acquisitions of Nishan and Sanera and 1.9 million shares of our Class B common stock are available for future issuances.

2004 McDATA Inducement Equity Grant Plan

In May 2004, the Board of Directors approved McDATA’s 2004 Inducement Equity Grant Plan (2004 Plan). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for new hire employees of McDATA. The Compensation Committee of the Board of Directors administers the 2004 Plan. The 2004 Plan is a limited purpose plan in accordance with NASD Marketplace Rule 4350 and does not require shareholder approval. The 2004 Plan has a share capacity of 3 million shares of McDATA Class B common stock. As of June 1, 2006, options to purchase approximately 390,000 shares of our Class B common stock had been issued under the 2004 Plan and 2.61 million shares of our Class B common stock are available for future issuance.

CNT Equity Plans

McDATA assumed the CNT equity plans. As of June 1, 2006, options to purchase approximately 29 million shares of Class A common stock options, restricted stock, and other equity awards had been issued under former CNT plans, including InRange plans acquired by CNT. As of June 1, 2006, approximately 9.9 millions shares remain available for future issuance to future hires and to employees who were employed by CNT or InRange as of June 1, 2005. Of these, approximately 6.6 million shares are available for issuance solely to former CNT employees, and approximately 3.3 million shares are available for issuance to former InRange employees. For more information on such plans, please see our SEC Form S-8 filed July 29, 2005. If Proposal 3 with respect to the adoption of the 2006 McDATA Omnibus Equity Incentive Plan is approved by the stockholders of McDATA, the CNT equity plans will become subplans under the 2006 McDATA Omnibus Equity Incentive Plan and the shares that remain available for issuance under these CNT equity plans would become shares eligible for issuance under the 2006 McDATA Omnibus Equity Incentive Plan. Please see Proposal 3 for a more detailed discussion of the 2006 McDATA Omnibus Equity Incentive Plan.

401(k) Plan

The Company has adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 100% of their total annual compensation, not to exceed the specified statutory limit, which was $14,000 for employees under the age of fifty and $18,000 for employees over the age of fifty in calendar year 2005. The 401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $0.50 on each dollar of an employee’s contributions up to the first 6% of an employee’s compensation with a total maximum matching contribution of 3% of an employee’s compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are fully vested in matching contributions once they have attained three years of service.

Other Bonus Programs

A Performance Incentive Bonus (PIB) plan was implemented in the third quarter of 2002 for eligible managers that were not eligible under the Executive Performance Incentive Bonus (EPIB) plan for executives or any other sales or incentive compensation plan. The PIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the PIB plan can range from 5% to 22% of the manager’s quarterly base salary if certain quarterly corporate and individual objectives are achieved. The Compensation Committee has significant discretion in determining whether objectives have been met under the plan.

In addition, a Success Share plan was implemented in the third quarter of 2002 for eligible employees that are not managers and are not otherwise eligible under the EPIB plan for executives, the PIB plan for managers or any other sales or incentive compensation plan. The Success Share plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the Success Share plan may not exceed more than 5% of the eligible employee’s quarterly base salary if certain quarterly corporate objectives are achieved. The Compensation Committee has significant discretion in determining whether the objectives have been met under the plan. In April 2005, the Success Share Plan was consolidated into the PIB plan.

Recent Developments in Compensation

On March 16, 2006, the Compensation Committee of the Board of Directors approved an increase in Mr. Kelley’s salary to $500,000 effective May 1, 2006.

For fiscal year 2006, the EPIB plan was terminated and an Executive Short-Term Incentive Plan (ESTIP) was implemented. The ESTIP provides for cash bonus opportunities based on the achievement of corporate revenue and operating margin objectives on a semi-annual basis. Award amounts are expressed as a percentage of base compensation and range from 50% to 125% of annual base salary if corporate objectives are achieved, and from 100% to 250% if more aggressive objectives are met.

In addition, for fiscal year 2006, a Long-Term Incentive Plan (LTIP) that provides for long-term equity-based incentives was approved. Under the LTIP, performance units will be granted to participants with vesting dependent upon the attainment of three-year cumulative corporate operating profit targets. Vesting ranges from 0% to 150% of the original award, depending on performance, and settles in Class B common stock.

Effective February 1, 2006, the PIB plan was terminated and a cash Short Term Incentive Plan (STIP), was implemented. Eligibility for STIP is limited to employees of the company who do not participate in ESTIP or any other sales or incentive compensation plan. The STIP plan is designed to drive individual, departmental, and corporate performance and provides for extended cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the STIP plan can normally range from 5% to 22% of participants’ semi-annual base salaries if certain semi-annual individual, departmental, and corporate objectives are achieved.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company’s executive officers during fiscal year 2005. Actual compensation earned during fiscal year 2005 by the Named Executive Officers is shown in the Summary Compensation Table on page 19.

Compensation Philosophy

The Company operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

•	Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

Components of Executive Compensation

The compensation program for the Company’s executive officers consists of the following components:

•	Base Salary

•	Management Bonus Program

•	Long-Term Stock Option Incentives

Base Salary

The Compensation Committee reviews salaries for the Chief Executive Officer and other executive officers early in the fiscal year. Base salaries are established by the Compensation Committee based upon competitive compensation data, an executive’s job responsibilities, level of experience, individual performance and contribution to the business. No specific formula is applied to determine the weight of each factor. The Compensation Committee bases its determination of Mr. Kelley’s salary on his individual performance and the salaries paid to chief executive officers of peer companies. Based upon a review of competitive compensation data in early 2005, the Compensation Committee set Mr. Kelley’s base salary to $425,000 for 2005. For recent developments, please see Recent Developments in Compensation on page 25. The salaries for the other Named Executive Officers are listed in the Summary Compensation Table on page 19.

Management Bonus Program

In accordance with the Executive Performance Incentive Bonus (EPIB) plan, as amended, participants may earn additional cash upon the collective achievement of strategic corporate revenue and operating margin goals on a quarterly and annual basis. The EPIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. Currently the cash bonus component of the EPIB plan is calculated as a percentage of base compensation and can range from 30% to 125% of annual base salary if corporate objectives are achieved, and from 45% to 187.5% if more aggressive objectives are met. The EPIB plan did pay for corporate performance in the fourth quarter of fiscal year 2005. As a result of the achievement of goals set under the EPIB plan, Mr. Kelley received cash in the amount of $64,746 and $38,514 of equity vested in fiscal year 2005. The bonus earned under the EPIB plan for the other Named Executive Officers in fiscal year 2005 is listed in the Summary Compensation Table.

In addition, under the EPIB plan in May 2005, Mr. Kelley was granted 225,000 Class B Restricted Stock Units under the EPIB plan (“EPIB RSUs”) of which 168,750 are vested (56,250 EPIB RSU’s vested in March of 2006). The EPIB RSU grant is a four year grant where 25% may vest annually if annually established metrics are achieved in each of the four years. Failure to achieve an annual metric results in forfeiture of half of that year’s amount with the remainder of the grant cliff vesting on the four year anniversary date. RSUs granted to the other Named Executive Officers in fiscal year 2005 are listed in the Summary Compensation Table.

Long-Term Stock Option Incentives

The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of options to purchase the Company’s Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of the Company’s stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of the Company’s long-term strategic performance goals. Under the 2001 McDATA Equity Incentive Plan, Mr. Kelley was granted 450,000 options to purchase Class B common stock in January 2006. The 2005 grants under the 2001 McDATA Equity Incentive Plan for the other Named Executive Officers are listed on page 21.

Section 162(m)

The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive officers, unless compensation is performance-based. The Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

Respectfully submitted by:

The Compensation Committee
Van Skilling, Chairman
Thomas M. Uhlman Laurence G. Walker Dr. Renato A. DiPentima

MARKET PRICE AND DIVIDEND INFORMATION

Performance Graph

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class A Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing February 5, 2001 and ending on January 31, 2006. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARING CUMULATIVE TOTAL RETURN(1)

AMONG MCDATA CORPORATION CLASS A,

NASDAQ MARKET INDEX AND SIC CODE INDEX

Compare Cumulative Total Return Among McDATA Corporation Class A,

NASDAQ Market Index and SIC Code Index

ASSUMES $100 INVESTED ON FEBRUARY 5, 2001

FISCAL YEAR ENDING JANUARY 31, 2006

	2/5/2001	1/31/2002	1/31/2003	1/30/2004	1/31/2005	1/31/2006
McDATA Corporation Cl A	$100.00	$53.62	$17.06	$19.00	$9.08	$9.23
SIC Code 3669	$100.00	$27.07	$10.46	$22.19	$18.67	$17.53
NASDAQ Market Index	$100.00	$70.45	$48.63	$76.33	$76.02	$85.47

(1)	The graph assumes that $100 was invested on February 5, 2001 in the Company’s Class A common stock, in the NASDAQ Market Index, and the SIC Code, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class A common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing January 31, 2001 and ending on January 31, 2006. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARING CUMULATIVE TOTAL RETURN(1)

AMONG MCDATA CORPORATION CLASS B,

NASDAQ MARKET INDEX AND SIC CODE INDEX

Compare Cumulative Total Return Among McDATA Corporation Class B,

NASDAQ Market Index and SIC Code Index

ASSUMES $100 INVESTED ON JANUARY 31, 2000

FISCAL YEAR ENDING JANUARY 31, 2006

	1/31/2001	1/31/2002	1/31/2003	1/30/2004	1/31/2005	1/31/2006
McDATA Corporation Cl B	$100.00	$47.82	$14.42	$15.83	$7.05	$7.09
SIC Code 3669	$100.00	$27.07	$10.46	$22.19	$18.67	$17.53
NASDAQ Market Index	$100.00	$70.45	$48.65	$76.33	$76.02	$85.47

(1)	The graph assumes that $100 was invested on January 31, 2001 in the Company’s Class B common stock, in the NASDAQ Market Index, and the SIC Code Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP (Deloitte), Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for the fiscal year ended January 31, 2007. The affirmative vote of a majority of the total number of votes present in person or by proxy and entitled to be cast is required to ratify the appointment of Deloitte as independent auditors to audit the financial statements of McDATA for the fiscal year ending January 31, 2007.

McDATA expects that representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal year ended January 31, 2006.

	Years Ended January 31,
	2006	2005
Audit fees:(1)	$1,823,617	$732,840
Audit related fees:(2)	407,926	45,750
Tax fees:(3)	79,341	81,710
Other fees:(4)	—	—

Total	$2,310,884	$860,300

(1)	Audit fees consisted of audit work performed and billed through the date of this filing in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees for the year ended January 31, 2006 related principally to the acquisition of CNT. For the year ended January 31, 2005, fees principally related to the acquisition of CNT and the review of the QLogic agreement.
(3)	Tax fees consisted principally of assistance with tax planning, compliance and reporting.
(4)	Other fees consisted principally of fees not captured in the other categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has approved of all permissible non-audit services consistent with SEC requirements.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Our Audit Committee has delegated pre-approval authority to its Chairman.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our management has primary responsibility for preparing financial statements and the financial reporting process. The Company’s Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year ending January 31, 2007.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with management.

2. The Audit Committee has discussed with Deloitte & Touche, LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche, LLP its independence from the Company.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of Nasdaq National Market and Michael J. Sophie has been designated as the “financial expert” of the Audit Committee in accordance with the requirement of the Sarbanes-Oxley Act. The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Respectfully submitted by:

The Audit Committee

Michael J. Sophie, Chairman

Charles C. Johnston

D. Van Skilling

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

APPROVAL OF THE 2006 McDATA OMNIBUS EQUITY INCENTIVE PLAN

(PROPOSAL 3)

On June 1, 2006, the Board of Directors approved the 2006 McDATA Omnibus Equity Incentive Plan (the 2006 Plan) and recommended stockholder approval of the 2006 Plan. The 2006 Plan will consolidate the prior Computer Network Technology Corporation plans under one omnibus plan which McDATA believes will reduce the burden of administering four different plans. The 2006 Plan allows McDATA to issue incentive stock options, non-qualified stock options and other stock based awards to employees, directors and consultants. Upon stockholder approval of the 2006 Plan, the 1992 Stock Award Plan, 1999 Non-Qualified Stock Award Plan, 2000 Stock Compensation Plan and 2002 Stock Award Plan (the Prior Plans) will also be amended and restated such that the Prior Plans become subplans of the 2006 Plan. The number of shares authorized for issuance under the 2006 Plan is equal to the number of shares originally authorized for issuance under the Prior Plans and does not increase or add to the number of shares authorized for issuance under the Prior Plans.

The 2006 Plan will allow McDATA to offer equity incentives to attract, retain and motivate highly qualified individuals in a competitive market to provide their services to McDATA, which is essential to the long term growth and success of McDATA. McDATA believes that equity awards encourage employee loyalty and better aligns the employee interests with the interests of McDATA’s stockholders. Awards may also be granted to members of the Board of Directors and consultants who provide services to McDATA. The Board of Directors is recommending approval of the 2006 Plan because they believe that the 2006 Plan will help McDATA simplify its stock administration, accomplish its recruitment and retention goals and will help keep McDATA competitive with the stock-based compensation being offered by other companies in the information technology industry.

The maximum number of shares of common stock authorized for issuance pursuant to the 2006 Plan or any subplans created under the 2006 Plan is 25,626,890 shares of Class A common stock. The number of shares authorized for issuance under the 2006 Plan is equal to the number of shares originally authorized for issuance under the Prior Plans and does not increase or add to the number of shares authorized for issuance under the Prior Plans. As of June 1, 2006, there were an aggregate of 8,547,174 shares of Class A common stock issuable pursuant to outstanding vested and unvested stock options and awards granted under the Prior Plans. The shares of Class A common stock issuable pursuant to these Prior Plan awards will be deemed awards outstanding under the 2006 Plan and thus reduce the number of shares available for issuance as future awards under the 2006 Plan. As of June 1, 2006, 9,947,103 shares of Class A common stock remain available for awards under the Prior Plans. If the 2006 Plan is approved by stockholders, no further awards may be granted under the Prior Plans and the shares remaining available for issuance as future awards under the 2006 Plan as of June 1, 2006 will be 9,947,103 shares of Class A common stock. If any awards granted under the Prior Plans expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares not acquired under such awards will revert to and again become available for issuance under the 2006 Plan. As of May 31, 2006 we had an aggregate of 159,029,518 outstanding shares consisting of 120,062,956 outstanding shares of Class A common stock and 38,966,562 outstanding shares of Class B common stock.

In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or other stock awards we intend to grant in a given year, the Compensation Committee commits to our stockholders that if Proposals 3 and 4 are approved, the Company will not in this fiscal year and in each of the next two fiscal years (for a total of 3 fiscal years) grant shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors in such year greater than the higher of the following two amounts: (a) an average of 2% of the number of shares of our common stock that we believe will be outstanding over such three year period (based on current shares outstanding of 159 million, the limitation would be 3.18 million shares in a give year) or (b) the mean plus one standard deviation of our GICS peer group grant rate (based on our mean plus one standard deviation of GICS at 6.11% in 2005, the limitation would be 9.7 million shares in a given year). For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to (1) 1.5 option shares, if our annual stock price volatility is 53% or higher, (2) two option shares if our annual stock price volatility is between 25% and 52%, and (3) four option shares if our annual stock price volatility is less than 25%.

The Prior Plans were equity plans of Computer Network Technology Corporation (now known as McDATA Services Corporation) and its subsidiaries that were assumed by McDATA in connection with the acquisition of Computer Network Technology Corporation. The 2006 Plan will govern any equity plans of the Company created in the future as subplans under the 2006 Plan. All such future subplans of the 2006 Plan will utilize the available shares authorized under the 2006 Plan and in no event shall the total aggregate amount of shares authorized under all subplans be in excess of the shares authorized under the 2006 Plan.

The affirmative vote of a majority of the total number of votes cast in person or by proxy on the proposal required to approve the 2006 Plan. The closing price of a share of Class A common stock and Class B common stock on the NASDAQ National Market on June 1, 2006 was $3.92 and $3.61, respectively.

The discussion of the 2006 Plan in this Proposal 3 is only a summary of the major provisions. The full text of the 2006 Plan appears as Appendix D to this Proxy Statement and you are strongly encouraged to review the attached proposed 2006 Plan in its entirety.

Summary of the 2006 Plan

Purpose

The purpose of the 2006 Plan is to retain the services of persons eligible to receive stock awards, to secure and retain the services of new persons and to provide incentives for such persons to exert maximum efforts for the success of McDATA and its affiliates.

General

The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards, collectively referred to as awards, to participants. A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time. An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code (the “Code”). A nonstatutory stock option is a stock option that either does not meet the Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for services rendered or any other form of legal consideration acceptable to the Board of Directors. A stock purchase award is our offer to sell our shares at a price equal to at least 85% of the fair market value of the shares. A stock appreciation right is a right to receive the increase in value of common stock equivalents over a certain base threshold set by the Board of Directors. A stock unit award is a right to receive shares of our common stock at some designated date in the future. Other stock awards include other awards based on our common stock.

The 2006 Plan governs the plans listed under subsection (i) of the section entitled “Shares Subject to the 2006 Plan” below and all subplans of the 2006 Plan. All subplans of the 2006 Plan created after the effective date of the 2006 Plan shall utilize the available shares reserved under the 2006 Plan and in no event shall the total aggregate amount of shares reserved under all subplans be in excess of the shares reserved under the 2006 Plan as set forth in the section entitled Shares Subject to the 2006 Plan below.

Administration

The 2006 Plan is administered by the Board of Directors. The Board of Directors has the general authority to construe, interpret, amend and terminate or suspend the 2006 Plan, subject to any restrictions under the terms of the 2006 Plan. The Board of Directors may also determine the:

•	grant recipients;

•	grant dates;

•	number of shares subject to awards;

•	exercisability and vesting of awards;

•	exercise price;

•	type of consideration; and

•	other terms of awards.

Generally, the Board of Directors may delegate some or all of the administration of the 2006 Plan to a committee consisting of two or more non-employee directors, in accordance with Rule 16b-3 of the Exchange Act. The Board of Directors or a committee may (1) delegate to a subcommittee of one or more members of the Board of Directors who are not outside directors the authority to grant awards to eligible persons who are either (a) not then covered employees and are not expected to be covered employees at the time of recognition of income resulting from such award or (b) not persons with respect to whom McDATA wishes to comply with Section 162(m) of the Code and/or (2) delegate to a subcommittee of one or more members of the Board of Directors who are not non-employee directors the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

Eligibility

The Board of Directors may grant incentive stock options that qualify under Section 422 of the Code to our employees and to the employees of our affiliates. The Board of Directors also may grant awards other than incentive stock options to employees, directors and consultants of McDATA or its affiliates. Under certain circumstances described in the 2006 Plan, a consultant is not eligible for the grant of an award.

Shares Subject to the 2006 Plan

Subject to certain adjustments as described in the 2006 Plan, the maximum number of shares of common stock that may be issued pursuant to awards shall not exceed 25,626,890 shares of McDATA’s Class A common stock. Such shares shall consist only of the following:

(i)	all shares available for issuance under the 1992 Stock Award Plan, the 1999 Non-Qualified Stock Award Plan, 2000 Stock Compensation Plan and the 2002 Stock Award Plan; plus

(ii)	any shares allocable to the awards outstanding as of the effective date of the 2006 Plan under the plans described in (i) above that on or after the effective date cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); plus

(iii)	any shares allocable to the awards outstanding as of the effective date of the 2006 Plan under the plans described in (i) above that are exercised or settled on or after the effective date of the 2006 Plan pursuant to the terms of such awards and the terms of the plans described in (i) above as in effect prior to the effective date of the 2006 Plan and as amended in accordance with the terms of such awards and the terms of the plans described in (i) above as in effect prior to the effective date.

No further grants shall be made under the plans referred to in (i) above from and after the effective date of the 2006 Plan; however, grants or awards made under the plans referred to in (i) above before the effective date of the 2006 Plan shall continue in effect in accordance with their terms.

If the recipient of a stock award does not acquire the shares subject to his or her award before the award expires (generally 10 years) or otherwise terminates, the shares that are not purchased or acquired under such award will revert to and again become available for issuance under the 2006 Plan. The share reserve under the 2006 Plan may include unissued or reacquired shares purchased by McDATA on the open market or otherwise.

Limits on Option Grants

There are limits on the number of shares that the Board of Directors may grant under an option. Section 162(m) of the Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. Therefore, subject to certain adjustments as described in the 2006 Plan, no employee is eligible to be granted options or stock appreciation rights covering more than 5,125,378 shares of common stock during any calendar year. In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Code.

Option Terms

Each option shall be in such form and shall contain such terms and conditions as the Board of Directors shall deem appropriate. All options shall be separately designated incentive stock options or nonstatutory stock options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of common stock purchased on exercise of each type of option.

The Board of Directors may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value. Currently, the exercise price of any option may be paid (a) in cash at the time the option is exercised or (b) at the discretion Board of Directors, (i) by delivery of shares of our common stock, (ii) by a “net exercise” of the option, (iii) or pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the shares of common stock pursuant to an option exercise, results in either the receipt of cash (or check) by us or the receipt of irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds, (iv) according to a deferred payment arrangement or other similar arrangement between us and the option holder (v) pursuant to a substitution of stock appreciation rights as described in the 2006 Plan or (vi) in any other form of legal consideration that may be acceptable to the Board of Directors.

The maximum stock option term for nonstatutory options is 10 years and 1 month. The maximum option term for incentive stock options is 10 years. Subject to this limitation, the Board of Directors may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder’s service to our affiliates and to us terminates (unless the option agreement provides otherwise). If this termination is due to the option holder’s disability, the exercise period generally is extended to 12 months. If this termination is due to the option holder’s death or if the option holder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the option holder’s death.

Terms of Other Stock Awards

Under the 2006 Plan, the Board of Directors may grant stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards. The Board of Directors determines the purchase price of any stock awards and other terms and conditions of any stock based awards.

Stock Bonus Awards. Each grant of a stock bonus award will be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. The Board of Directors may award stock bonuses in consideration of past services without a purchase payment or for other legal consideration. Subject to the applicable stock bonus award agreement, in the event a participant’s service with McDATA terminates, McDATA may reacquire (or receive via a forfeiture condition) any or all of the shares of common stock held by the participant which have not vested as of the date of termination under the terms of the agreement.

Stock Purchase Awards. Each grant of a stock purchase award will be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. Stock purchase awards may be granted in consideration as determined by the Board of Directors. The purchase price shall be such amount that the Board of Directors determines and designates in the applicable stock purchase agreement, but cannot be less than 85% of the common stock’s fair market value on the date such award is made. Subject to the applicable stock purchase award agreement, in the event a participant’s service with McDATA terminates, McDATA may reacquire (or receive via a forfeiture condition) any or all of the shares of common stock held by the participant which have not vested as of the date of termination under the terms of the agreement.

Stock Unit Awards. Each grant of a stock unit award will be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. The Board of Directors will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the stock unit award. To the extent required by applicable law, the purchase price of the common stock acquired pursuant to the stock unit award will not be less than the par value of a share of common stock. Stock unit awards may be settled in common stock or in cash or any combination of the two, or in any other form of consideration as determined by the Board of Directors. Dividend equivalents may be credited in respect of shares of common stock covered by a stock unit award, as determined by the Board of Directors.

Stock Appreciation Rights. Each grant of a stock appreciation right will be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. The terms and conditions of stock appreciation rights may change from time to time, and the terms and conditions of separate stock appreciation rights need not be identical, but each stock appreciation right award must include certain standard terms and limitations. Each stock appreciation right will be denominated in shares of common stock equivalents. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of the aggregate fair market value (on the date of the exercise of the stock appreciation right) of a number of shares of common stock equal to the number of shares of common stock equivalents which is vested under any applicable stock appreciation right and with respect to which the grantee is exercising the stock appreciation right on such date, over an amount that will be determined by the Board of Directors at the time of grant of the stock appreciation right. The appreciation distribution may be paid in common stock, cash, or any combination of the two.

Other Stock Awards. Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, shares of common stock may be granted by the Board of Directors under the 2006 Plan, either alone or in addition to stock awards discussed above. Subject to the provisions of the 2006 Plan, the Board of Directors will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of common stock (or the cash equivalent thereof) to be granted pursuant to such awards and all other terms and conditions of such awards.

Other Provisions

Corporate transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the 2006 Plan and to outstanding awards. In that event, the Board of Directors will appropriately adjust the 2006 Plan as to the class and the maximum number of shares subject to the 2006 Plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

In situations resulting in a dissolution, liquidation or change of control, the surviving entity will either assume or replace all outstanding awards under the 2006 Plan. If it declines to do so, then generally the vesting and exercisability of the awards to those persons performing services as employees, consultants, or directors will accelerate, and those awards held by persons not performing services as employees, consultants, or directors will generally terminate.

Plan Duration

The 2006 Plan shall become effective upon stockholder approval. Unless sooner terminated as provided herein, this 2006 Plan shall have no specific termination date. Notwithstanding the foregoing, no incentive stock options may be granted more than ten (10) years after the earlier of (i) adoption of the 2006 Plan by the Board of Directors, or (ii) the effective date of the 2006 Plan.

Federal Income Tax Information

Compliance with Deferred Compensation Rules. No deferral of compensation (as defined under Section 409A of the Code or guidance thereto) is intended under the 2006 Plan. To the extent any award subject to Section 409A of the Code, by its terms, is inconsistent with the requirements of Section 409A of the Code, Section 409A shall govern. If any award would be considered deferred compensation as defined under Section 409A of the Code and the 2006 Plan fails to meet the requirements of Section 409A of the Code with respect to such award, then the Company may, unilaterally and in its sole discretion, render such award null and void. However, the Board of Directors may permit deferrals of compensation pursuant to the terms of an award, a separate plan or a subplan which meets the requirements of Section 409A of the Code and any related guidance.

Unless the Board of Directors provides otherwise in a stock award agreement, each award shall be paid in full to the participant no later than the fifteenth day of the third month after the end of the first calendar year in which the award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. To the extent any award is subject to Section 409A of the Code, notwithstanding any provision to the contrary in the 2006 Plan, the 2006 Plan does not permit the acceleration of the time or schedule of any distribution related to such award, except as permitted by Section 409A of the Code, the regulations thereunder, and/or the Secretary of the United States Treasury. Notwithstanding any provision of the 2006 Plan to the contrary, all taxes imposed upon a participant associated with participation in the 2006 Plan, including any liability imposed under Section 409A of the Code, shall be borne solely by the participant.

Incentive Stock Options. No taxable income to a recipient will be realized, and McDATA will not be entitled to any related deduction, at the time any incentive stock option is granted under the 2006 Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares of common stock acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and McDATA will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares of common stock after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. McDATA will not be entitled to a deduction with respect to a disposition of the shares of common stock by a recipient after the expiration of the statutory holding periods.

Except in the event of death, if shares of common stock acquired by a recipient upon the exercise of an incentive stock option are disposed of by the recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), the recipient will be considered to have realized compensation, taxed as ordinary income in the year of disposition, in an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise of the option. McDATA will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares of common stock that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares of common stock have not been met, the recipient will be treated as having made a disqualifying disposition of such shares of common stock, and the tax consequences of such disqualifying disposition will be as described above.

The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a nonstatutory stock option, the tax consequences of which are discussed below.

Nonstatutory Stock Options. To the extent nonstatutory stock options have an exercise price equal to the fair market value of the underlying shares of common stock as of the date of grant, no taxable income to a recipient will be realized, and McDATA will not be entitled to any related deduction, at the time any nonstatutory stock option is granted under the 2006 Plan. Generally, at the time shares of common stock are transferred to the recipient pursuant to the exercise of a nonstatutory stock option, the recipient will realize ordinary income, and McDATA will be entitled to a deduction, equal to the excess of the fair market value of the shares of common stock on the date of exercise over the option price. Upon disposition of the shares of common stock, any additional gain or loss realized by the recipient will be treated as a capital gain or loss.

Stock Purchase Awards, Stock Bonus Awards and Stock Units Awards. Stock purchase awards, stock bonus awards and stock unit awards granted under the 2006 Plan generally have the following federal income tax consequences.

Upon the acquisition of stock pursuant to a stock bonus grant, stock purchase award or stock unit award, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, McDATA is generally required to withhold from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, McDATA will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights. In general, no taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, McDATA is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, McDATA will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2006 Plan, when combined with all other types of compensation received by a covered employee from McDATA, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Stock purchase awards, stock bonus awards and stock unit awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

This summary is not a complete description of the U.S. Federal income tax aspects of awards granted under the 2006 Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2006 Plan, as well as foreign, state and local tax consequences. Subject to the restrictions of the 2006 Plan, the Board of Directors may structure awards for foreign employees to avoid adverse tax consequences for such employees.

Withholding

The 2006 Plan permits McDATA to require a recipient receiving common stock under the 2006 Plan to pay McDATA, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Board of Directors may permit or require a recipient of an award to cover withholding obligations through a reduction in the number of shares of common stock delivered to such recipient, by delivering to McDATA owned and unencumbered shares of McDATA’s common stock or such other consideration as may be set forth in the applicable agreement.

Stock Plan Benefits Table

Because the 2006 Plan has not yet been approved, no awards have been awarded at this time. The following table presents information on McDATA’s equity compensation plans at June 1, 2006:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Class A	4,653,500	$7.56	5,211,473
Class B	19,537,706	$6.86	1,526,110
Equity compensation plans not approved by security holders
Class A	3,893,674	$13.54	7,735,630
Class B	390,000	$3.87	4,476,680	*

*	Of this amount, 1,866,680 shares remain in the 2003 Plan and may only be issued to employees of any future acquisition.

For a discussion of all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders, please refer to page 23 of this Proxy Statement.

The Board of Directors recommends a vote “FOR” Proposal 3.

APPROVAL OF THE AMENDMENT AND RESTATE OF THE 2004

INDUCEMENT EQUITY GRANT PLAN

(PROPOSAL 4)

On June 1, 2006, the Board of Directors approved the amendment and restatement of McDATA’s 2004 Inducement Equity Grant Plan (as amended, the 2004 Plan) and recommended stockholder approval of the amended and restated 2004 Plan. The amended and restated 2004 Plan was originally adopted by the Board of Directors on May 25, 2004 as the 2004 Inducement Equity Grant Plan and was not approved by stockholders. Since the 2004 Plan has not received stockholder approval, only new employees of McDATA or its affiliates are currently eligible to receive awards as an inducement to their employment with McDATA. The Board of Directors is now recommending approval of the amended and restated 2004 Plan by stockholders to (a) allow awards to be granted to employees, directors and consultants of McDATA or its affiliates under the amended and restated 2004 Plan, including employees who are already employed by McDATA or its affiliates, and (b) allow the Board of Directors or the Compensation Committee to make such changes and amendments to the amended and restated 2004 Plan as is necessary to administer the amended and restated 2004 Plan. The discussion of the amended and restated 2004 Plan in this Proposal 4 is only a summary of the major provisions and changes thereto. The full text of the amended and restated 2004 Plan appears as Appendix E to this Proxy Statement and you are strongly encouraged to review the attached proposed amended and restated 2004 Plan in its entirety.

The 2004 Plan originally adopted by the Board of Directors on May 25, 2004, was not adopted by McDATA’s stockholders. The amended and restated 2004 Plan expands the persons eligible to receive awards to employees, directors and consultants of McDATA’s or its affiliates. McDATA believes that this expanded eligibility will (i) assist McDATA in retaining the services of employees, directors or consultants, (ii) encourage employee loyalty and better aligns the employee interests with the interests of McDATA’s stockholders and (iii) provides incentives for such persons work for the success of McDATA and its affiliates. Under the original 2004 Plan, up to an aggregate of 3,000,000 shares of Class B common stock, may be issued pursuant to awards granted under the 2004 Plan. The amendment and restatement will not increase the number of shares available for issuance under the amended and restated 2004 Plan and the only form of options that will be granted under the amended and restated 2004 Plan will be non-qualified stock options.

In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or other stock awards we intend to grant in a given year, the Compensation Committee commits to our stockholders that if Proposals 3 and 4 are approved, the Company will not in this fiscal year and in each of the next two fiscal years (for a total of 3 fiscal years) grant shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors in such year greater than the higher of the following two amounts: (a) an average of 2% of the number of shares of our common stock that we believe will be outstanding over such three year period (based on current shares outstanding of 159 million, the limitation would be 3.18 million shares in a give year) or (b) the mean plus one standard deviation of our GICS peer group grant rate (based on our mean plus one standard deviation of GICS at 6.11% in 2005, the limitation would be 9.7 million shares in a given year). For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to (1) 1.5 option shares, if our annual stock price volatility is 53% or higher, (2) two option shares if our annual stock price volatility is between 25% and 52%, and (3) four option shares if our annual stock price volatility is less than 25%.

As of June 1, 2006, there were an aggregate of 390,000 shares of Class B common stock issuable pursuant to outstanding vested and unvested stock options and awards granted under the 2004 Plan. As of June 1, 2006, approximately 2,610,000 shares of McDATA Class B common stock shares remain available for awards under the 2004 Plan. As of May 31, 2006, we had an aggregate of 159,029,518 outstanding shares consisting of 120,062,956 outstanding shares of Class A common stock and 38,966,562 outstanding shares of Class B common stock. As of June 1, 2006 McDATA had approximately 1450 employees worldwide who would be eligible for awards under the 2004 Plan if the amended and restated 2004 Plan is approved.

The affirmative vote of a majority of the total number of votes cast in person or by proxy on the proposal required to approve the amended and restated 2004 Plan. The closing price of a share of Class B common stock on the NASDAQ National Market on June 1, 2006 was $3.61 The proceeds received by us upon exercise of awards by participants in the amended and restated 2004 Plan will be used for general corporate purposes. Under the terms of the amended and restated 2004 Plan, awards are made at the discretion of the Compensation Committee which is composed solely of independent directors. The type and amount of any awards to be granted under the amended and restated 2004 Plan to McDATA’s directors and executive officers is not determinable at this time.

Summary of the 2004 Inducement Equity Grant Plan

Purpose

Originally, the purpose of the 2004 Plan was to retain the services of persons not previously an employee or director of McDATA, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with McDATA within the meaning of Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules, and to provide incentives for such persons to exert maximum efforts for the success of McDATA and its affiliates.

Upon stockholder approval of the amended and restated 2004 Plan, the purpose of the 2004 Plan will be to retain the services of employees, directors or consultants of McDATA or its affiliates and to provide incentives for such persons to exert maximum efforts for the success of McDATA and its affiliates. The name of the 2004 Plan will also be changed from “2004 McDATA Inducement Equity Grant Plan” to “2004 McDATA Equity Incentive Plan”.

General

The 2004 Plan provides for the grant of non-qualified stock options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards, and other stock awards, collectively referred to as awards, to participants. A stock option is a contractual right to purchase a specified number of shares of Class B common stock at a specified price (exercise price) for a specified period of time. A non-qualified stock option is a stock option that either does not meet the Code criteria for qualifying incentive stock option or is not intended to be an incentive stock option. A stock bonus award is a grant of Class B common stock at no cost to the recipient in consideration for services rendered or any other form of legal consideration acceptable to the Board of Directors. A stock purchase award is an offer to sell shares of Class B common stock to the recipient at a price determined by the Board of Directors at the time of the grant of a stock purchase award. A stock appreciation right is a right to receive the increase in value of Class B common stock equivalents over a certain base threshold set by the Board of Directors. A stock unit award is a right to receive shares of Class B common stock at some designated date in the future. Other stock awards include other awards based on Class B common stock.

Administration

The 2004 Plan is administered by the Board of Directors. The Board of Directors has the general authority to construe, interpret, amend and terminate or suspend the 2004 Plan, subject to any restrictions under the terms of the 2004 Plan. The Board of Directors may also determine the:

•	grant recipients;

•	grant dates;

•	number of shares subject to awards;

•	exercisability and vesting of awards;

•	exercise price;

•	type of consideration; and

•	other terms of awards.

Generally, the Board of Directors may delegate some or all of the administration of the 2004 Plan to a committee and the committee shall have the powers theretofore possessed by the Board of Directors that have been delegated to the committee. The Board of Directors may retain the authority to concurrently administer the 2004 Plan with the committee and may, at any time, revest in the Board of Directors the administration of the 2004 Plan.

Upon stockholder approval of the amended and restated 2004 Plan, the Board of Directors or the Compensation Committee will have the authority to change and amend the 2004 Plan as is necessary for administrative ease. Additionally, the Board of Directors or the Compensation Committee may delegate administrative functions to (1) a subcommittee of one or more members of the Board of Directors who are not outside directors the authority to grant stock awards to eligible persons who are either (a) not then covered employees and are not expected to be covered employees at the time of recognition of income resulting from such stock award or (b) not persons with respect to whom McDATA wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board of Directors who are not non-employee directors the authority to grant stock awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

Eligibility

New employees employed by McDATA or its affiliates whose potential contribution, in the judgment of the Board of Directors, will benefit the future success of McDATA or an affiliate are eligible to receive awards under the 2004 Plan. Directors of or consultants to McDATA or its affiliates are not eligible to receive awards under the 2004 Plan. Currently, awards may be granted only to persons not previously an employee or director of McDATA, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with McDATA within the meaning of Rule 4350(i)(1)(A)(iv) of the NASD marketplace rules.

Upon stockholder approval of the amended and restated 2004 Plan, awards may be granted to employees, directors and consultants of McDATA or its affiliates, including employees who are already employed by McDATA or its affiliates. However, no employee shall be eligible to be granted options or stock appreciation rights covering more than 4,800,000 shares of Class B common stock during any calendar year. Pursuant the amended and restated 2004 Plan, under certain circumstances a consultant is not eligible for the grant of stock awards.

Shares Subject to the 2004 Plan

Up to an aggregate of 3,000,000 shares of Class B common stock, may be issued pursuant to awards granted under the 2004 Plan. The aggregate number of shares is subject to adjustment for stock splits, stock dividends, and similar changes in McDATA’s capitalization. Shares of stock subject to awards under the 2004 Plan that are not used because the terms and conditions of the awards are not met may be reallocated under the 2004 Plan as though they had not been previously awarded.

Types of awards

The types of awards that may be granted under the 2004 Plan include non-qualified stock options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards, and other stock awards. Subject to the restrictions described in this proxy statement, these awards are exercisable by the participants at such times as determined by the Board of Directors. Except as may be provided in the 2004 Plan, options and stock awards other than options shall be transferable by the participant only upon such terms and conditions as are set forth in the agreement governing such award. In the event that an agreement covering the award of an option does not provide for transferability, then the option shall not be transferable except by (i) will, (ii) the laws of descent and distribution, or (iii) upon dissolution of the option holder’s marriage pursuant to a domestic relations order.

Terms of Awards

Option Terms. Each option shall be in such form and shall contain such terms and conditions as the Board of Directors shall deem appropriate. All options shall be designated as nonstatutory stock options at the time of grant.

The purchase price of Class B common stock acquired pursuant to an option shall be paid, to the extent permitted by applicable law, either (i) in cash at the time the option is exercised or (ii) at the discretion of the Board of Directors (1) by delivery to McDATA of other Class B common stock, (2) by a “net exercise” of the option, (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Class B common stock, results in either the receipt of cash (or check) by McDATA or the receipt of irrevocable instructions to pay the aggregate exercise price to McDATA from the sales proceeds, (4) according to a deferred payment or other similar arrangement with the option holder or (5) in any other form of legal consideration that may be acceptable to the Board of Directors.

Terms of Other Stock Awards. Under the 2004 Plan, the Board of Directors may grant stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards. The Board of Directors determines the purchase price of any stock awards and other terms and conditions of any stock based awards.

Stock Bonus Awards. The Board of Directors may award stock bonuses in consideration of past services without a purchase payment or for other legal consideration. Subject to the applicable stock bonus award agreement, in the event a participant’s service with McDATA terminates, McDATA may reacquire (or receive via a forfeiture condition) any or all of the shares of Class B common stock held by the participant which have not vested as of the date of termination under the terms of the agreement.

Stock Purchase Awards. Stock purchase awards may be granted in consideration as determined by the Board of Directors. Subject to the applicable stock purchase award agreement, in the event a participant’s service with McDATA terminates, McDATA may reacquire (or receive via a forfeiture condition) any or all of the shares of Class B common stock held by the participant which have not vested as of the date of termination under the terms of the agreement.

Stock Unit Awards. The Board of Directors will determine the consideration, if any, to be paid by the participant upon delivery of each share of Class B common stock subject to the stock unit award. To the extent required by applicable law, the purchase price of the Class B common stock acquired pursuant to the stock purchase award will not be less than the par value of a share of Class B common stock. Dividend equivalents may be credited in respect of shares of Class B common stock covered by a stock unit award, as determined by the Board of Directors.

Stock Appreciation Rights. Each grant of a stock appreciation right will be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. The terms and conditions of stock appreciation rights may change from time to time, and the terms and conditions of separate stock appreciation rights need not be identical, but each stock appreciation right award must include certain standard terms and limitations. Each stock appreciation right will be denominated in shares of Class B common stock equivalents. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of the aggregate fair market value (on the date of the exercise of the stock appreciation right) of a number of shares of Class B common stock equal to the number of shares of Class B common stock equivalents which is vested under any applicable stock appreciation right and with respect to which the grantee is exercising the stock appreciation right on such date, over an amount that will be determined by the Board of Directors at the time of grant of the stock appreciation right.

Other Stock Awards. Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, shares of Class B common stock may be granted by the Board of Directors under the 2004 Plan, either alone or in addition to stock awards discussed above. Subject to the provisions of the 2004 Plan, the Board of Directors will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of Class B common stock (or the cash equivalent thereof) to be granted pursuant to such awards and all other terms and conditions of such awards.

Other Provisions

Corporate transactions not involving McDATA’s receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the 2004 Plan and to outstanding awards. In that event, the Board of Directors will appropriately adjust the 2004 Plan as to the class and the maximum number of shares subject to the 2004 Plan. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

In situations resulting in a dissolution, liquidation or change of control (including a merger in which shares of McDATA’s common stock are converted into other stock or property), the surviving entity will either assume or replace all outstanding awards under the 2004 Plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

Federal Tax Considerations

Compliance with Deferred Compensation Rules. No deferral of compensation (as defined under Section 409A of the Code or guidance thereto) is intended under the 2006 Plan. To the extent any award subject to Section 409A of the Code, by its terms, is inconsistent with the requirements of Section 409A of the Code, Section 409A shall govern. If any award would be considered deferred compensation as defined under Section 409A of the Code and the 2006 Plan fails to meet the requirements of Section 409A of the Code with respect to such award, then the Company may, unilaterally and in its sole discretion, render such award null and void. However, the Board of Directors may permit deferrals of compensation pursuant to the terms of an award, a separate plan which meets the requirements of Section 409A of the Code and any related guidance.

Unless the Board of Directors provides otherwise in a stock award agreement, each award shall be paid in full to the participant no later than the fifteenth day of the third month after the end of the first calendar year in which the award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. To the extent any award is subject to Section 409A of the Code, notwithstanding any provision to the contrary in the 2004 Plan, the 2004 Plan does not permit the acceleration of the time or schedule of any distribution related to such award, except as permitted by Section 409A of the Code, the regulations thereunder, and/or the Secretary of the United States Treasury. Notwithstanding any provision of the 2004 Plan to the contrary, all taxes imposed upon a participant associated with participation in the 2004 Plan, including any liability imposed under Section 409A of the Code, shall be borne solely by the participant.

Non-Qualified Stock Options. To the extent non-qualified stock options have an exercise price equal to the fair market value of the underlying shares of Class B common stock as of the date of grant, no taxable income to a recipient will be realized, and McDATA will not be entitled to any related deduction, at the time any non-qualified stock option is granted under the 2004 Plan. Generally, at the time shares of Class B common stock are transferred to the recipient pursuant to the exercise of a non-qualified stock option, the recipient will realize ordinary income, and McDATA will be entitled to a deduction, equal to the excess of the fair market value of the shares of Class B common stock on the date of exercise over the option price. Upon disposition of the shares of Class B common stock, any additional gain or loss realized by the recipient will be treated as a capital gain or loss.

Stock Bonus Awards, Stock Purchase Awards and Stock Unit Awards. Stock bonus awards, stock purchase awards and stock unit awards granted under the 2004 Plan generally have the following federal income tax consequences.

Upon the acquisition of stock pursuant to a stock bonus award, stock purchase award or stock unit award, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed currently on receipt of the stock. With respect to employees, McDATA is generally required to withhold from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, McDATA will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending upon the satisfaction of holding period requirements. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights. In general, no taxable income is realized upon the receipt of a stock appreciation right. Generally, income will be realized upon the vesting of any portion of a stock appreciation right if either the right is granted with an exercise price less than the fair market value of the shares subject to the right as the date of grant or the stock appreciation right is not payable in shares of common stock; any attempt to defer such income will be subject to Section 409A of the Code. Income is also realized upon exercise of the stock appreciation right in the amount of the fair market value of the shares (or cash in lieu of shares) received in excess of the tax basis, if any. Generally, with respect to employees, McDATA is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness and Section 162(m) of the Code, McDATA will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2004 Plan, when combined with all other types of compensation received by a covered employee from McDATA, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Stock purchase awards, stock bonus awards and stock unit awards will qualify as performance-based compensation under the Treasury Regulations only if:

•	the award is granted by a compensation committee comprised solely of “outside directors”;

•	the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain;

•	the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and

•	prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

This summary is not a complete description of the federal income tax aspects of awards granted under the 2004 Plan. Moreover, this summary relates only to federal income taxes; there may also be federal estate and gift tax consequences associated with the 2004 Plan, as well as foreign, state and local tax consequences. Subject to the restrictions of the 2004 Plan, the Board of Directors may structure awards for foreign employees to avoid adverse tax consequences for such employees.

Withholding

The 2004 Plan permits McDATA to require a recipient receiving Class B common stock under the 2004 Plan to pay McDATA, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Board of Directors may permit or require a recipient of a stock award to cover withholding obligations through a reduction in the number of shares of Class B common stock delivered to such recipient or such other consideration as may be set forth in the applicable agreement.

Stock Plan Benefits Table

Because awards under the 2004 Plan are discretionary, awards are generally not determinable at this time. The following table presents information on McDATA’s equity compensation plans at June 1, 2006:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Class A	4,653,500	$7.56	5,211,473
Class B	19,537,706	$6.86	1,526,110
Equity compensation plans not approved by security holders
Class A	3,893,674	$13.54	7,735,630
Class B	390,000	$3.87	4,476,680	*

*	Of this amount, 1,866,680 shares remain in the 2003 Plan and may only be issued to employees of any future acquisition.

For a discussion of all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders, please refer to page 23 of this Proxy Statement.

The Board of Directors recommends a vote “FOR” Proposal 4.

OTHER INFORMATION

Expenses of Solicitation

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone or the Internet, as described on the proxy card, telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 11802 Ridge Parkway, Broomfield, Colorado 80021. Such list will also be available for examination at the annual meeting.

Stockholders Sharing an Address

Stockholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or on the future may write or call us to request a separate copy of these materials from our Corporate Secretary, 11802 Ridge Parkway, Broomfield, Colorado 80021, or Investor Relations, at (408) 567-5700. Any stockholders sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements from our Corporate Secretary, 11802 Ridge Parkway, Broomfield, Colorado 80021, or Investor Relations, at (408) 567-5700.

Stockholder Proposals

Proposals submitted by stockholders of McDATA for inclusion in next year’s Proxy Statement must be submitted in accordance with Rule 14a-8 of the Exchange Act, and should be sent to our Corporate Secretary at 11802 Ridge Parkway, Broomfield, Colorado 80021. Such stockholder proposals must be received by May 24, 2007. For proposals submitted by stockholders to be considered at the next meeting of the stockholders that are not submitted for inclusion in the proxy materials, our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to our Corporate Secretary at least 60 (but not more than 90) days before the first anniversary of the 2006 annual meeting. We preliminarily plan to hold our annual meeting for 2007 on or about July 2007. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC’s web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2006 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

Financial Statements Available

Consolidated financial statements for McDATA and its subsidiaries are included in Appendices B and C to this Proxy Statement. Additional copies of these statements and the Annual Report on Form 10-K, for the year ended January 31, 2006 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), may be obtained without charge from Investor Relations, 4555 Great American Parkway, Santa Clara, California 95054. The Annual Report on Form 10-K, is also on file with the Securities and Exchange Commission, Washington, D.C. 20549, and Nasdaq.

APPENDIX A

BRIEF DESCRIPTION OF BUSINESS

(This Appendix is reproduced from McDATA’s Form 10-K filed April 26, 2006.)

Overview

McDATA Corporation and its subsidiaries provide storage networking and data infrastructure solutions that help consolidate, move, access and protect ever increasing volumes of data held within enterprises located worldwide. This access is provided across storage area networks (SANs), metropolitan area networks (MANs) and wide area networks (WANs) through a combination of products and services. We believe we are the only company with product and service offerings across the entire extended data infrastructure, including: Fibre Channel and FICON switching and remote extension products; bandwidth and WAN monitoring; software; and comprehensive professional and support services. Other companies may offer individual components, but we believe they do not offer the complete end-to-end solution. We are the trusted partner and provider to the world’s largest and most demanding customers, including many of the top global Fortune 500 corporations, banks, telecommunications providers and automotive manufacturers. Our products and solutions are at the heart of over 10,000 data centers around the world, moving and networking a large percentage of the world’s financial and business data. The leading storage and server vendors partner with us for our expertise and our breadth of solutions offerings.

On June 1, 2005, McDATA acquired Computer Network Technology Corporation (CNT) and created a combined company with the products, talents and services of two respected names in storage networking. CNT adds significant capabilities to McDATA’s strength in SAN directors, switches, routing, security and management in the areas of extending storage networks over distance (MAN and WAN), professional services and maintenance services. The merger of CNT and McDATA is expected to accelerate McDATA’s Global Enterprise Data Infrastructure (GEDI) strategy, whereby customers can evolve to a globally connected, secure, highly available, centrally managed data infrastructure.

McDATA’s product offerings include Intrepid directors, Sphereon switches, Eclipse SAN routers, UltraNet® extension products, Enterprise Fabric Connectivity Manager (EFCM) management software, storage networking services (SNS) software and related third party products. Many of these products are an integral part of solutions sold by most major storage and system vendors including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), and Sun Microsystems Inc. (Sun). In addition to these partners, the products are also sold through selected value added distributors (VADs) and value added resellers (VARs) in major geographic locations across the world. In addition to the products, McDATA also offers a full array of services including maintenance support services (levels 1, 2 & 3), professional services, network monitoring services, telecommunications services and education services. McDATA is a competitive local exchange carrier, or CLEC, throughout most of the United States, which enables us to provide bandwidth to our customers for data migration and data replication solutions for business continuity and disaster recovery (BC/DR).

While the primary customer fulfillment method is through our channel partners, McDATA’s field sales organization works directly with end-user customers to drive preference for McDATA solutions, and, McDATA at times sells directly to those end-user customers its channel extension products, third party products, maintenance and support and professional services. Our revenues were $614.4 million, $399.7 million and $418.9 million for the years ended January 31, 2006, 2005 and 2004, respectively. Our revenues for the year ended January 31, 2006 include revenues from the acquisition of CNT since June 1, 2005.

McDATA was reorganized and incorporated in the state of Delaware in October of 1997. During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of Class B common stock. After completion of the offering and prior to

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February 7, 2001, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC’s shareholders of record as of January 24, 2001.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our Class B common stock has been quoted on the Nasdaq National Market under the symbol “MCDT” since our initial public offering on August 9, 2000. Our Class A common stock has been quoted on the Nasdaq National Market under the symbol “MCDTA” since EMC’s distribution of that stock on February 8, 2001. Prior to those respective times there was no public market for either class of stock.

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and we have not declared or paid any cash dividends on our capital stock since inception, and do not anticipate paying any cash dividends in the foreseeable future. At March 31, 2006, there were approximately 10,660 stockholders of record of our Class A common stock and approximately 290 stockholders of record of our Class B common stock.

The following table sets forth the range of high and low bid quotation per share of our Class A and Class B common stock reported on the Nasdaq National Market during fiscal 2005 and 2004:

	Class A		Class B
	High	Low	High	Low
Fiscal Year Ended January 31, 2005
February—April	$9.03	$5.24	$9.00	$5.06
May—July	$5.76	$4.23	$5.46	$4.04
August—October	$6.73	$4.38	$6.43	$4.19
November—January	$6.40	$3.89	$6.10	$3.63

Fiscal Year Ended January 31, 2006
February—April	$4.45	$3.01	$4.19	$2.86
May—July	$5.22	$2.99	$4.93	$2.83
August—October	$5.57	$4.50	$5.18	$4.01
November—January	$4.80	$3.54	$4.36	$3.20

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APPENDIX B

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JANUARY 31, 2006

(This Appendix is reproduced from McDATA’s Form 10-K filed April 26, 2006.)

Special Note Regarding Forward-Looking Statements

Some of the information presented below contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Although McDATA Corporation (“McDATA” or the “Company,” which may also be referred to as “we,” “us” or “our”) believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its businesses and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ materially from expectations include:

•	changes in our relationship with EMC Corporation, or EMC, International Business Machines Corporation, or IBM, Hitachi Data Systems, or HDS, and our other distribution partners and the level of their orders;

•	changes in our relationship with our large end-user customers and the level of their orders;

•	our ability to successfully increase sales of McDATA’s directors, switches, channel extension products, embedded software, management software solutions, third party products, maintenance and support contracts, and professional services;

•	competition in the storage networking and channel extension market, including competitive pricing pressures and product give-aways, by our competitors such as Brocade Communication Systems, Inc., or Brocade, QLogic Corp., or QLogic, Cisco Systems, Inc., or Cisco, Emulex Corporation and other IP and multi-protocol switch and software suppliers;

•	our ability to expand our product offerings including our ability to successfully qualify and ramp sales of new products (including higher port density, multi-protocol and intelligent network products);

•	our ability to continue selling legacy Computer Network Technology (“CNT”) products and services to end-user customers;

•	our ability to partner with other companies and jointly sell products, including but not limited to management software with Network Appliance, Riverbed, FalconStor and software for blade servers with QLogic;

•	unexpected engineering costs or delays, additional manufacturing and component costs or production delays that we may experience in connection with new product development or an inability to source products from third party product providers;

•	a loss of any of our key customers (and our OEMs’ key customers), distributors, resellers, suppliers or our contract manufacturers;

•	any change in business conditions, our business and sales strategy or product development plans, and our ability to attract and retain highly skilled individuals;

•	any industry or technology changes that cause obsolescence of our products or components of those products;

•	one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, or SEC, including the risk factors discussed in the Annual Report on Form 10-K; and

•	the impact of any acquisitions by us of businesses, products, or technologies, including difficulties in integrating any acquisitions, including the merger with CNT that closed June 1, 2005.

You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

Selected Financial Data

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information appearing elsewhere in the Annual Report on Form 10-K. The consolidated statement of operations data set forth below with respect to the fiscal years ended January 31, 2006, 2005 and 2004, and the consolidated balance sheet data as of January 31, 2006 and 2005, are derived from our audited financial statements appearing in Item 8 in our Annual Report on Form 10-K. The consolidated statement of operations data set forth below with respect to the fiscal years ended December 31, 2002 and 2001, and the consolidated balance sheet data as of December 31, 2002 and 2001 were derived from audited financial statements not included herein. Historical results are not necessarily indicative of the results of any future period.

	Years Ended January 31,			Years Ended December 31,
	2006 (5)	2005	2004 (1)	2002	2001
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$614,433	$399,660	$418,860	$328,279	$344,406
Total cost of revenue	309,091	176,161	177,329	178,114	215,751

Gross profit	305,342	223,499	241,531	150,165	128,655
Total operating expenses (2)	335,843	247,935	249,739	173,506	156,681

Loss from operations (2)	(30,501)	(24,436)	(8,208)	(23,341)	(28,026)
Net loss	$(30,601)	$(20,872)	$(43,133)	$(9,987)	$(8,656)

Basic and diluted net loss per share	$(0.22)	$(0.18)	$(0.38)	$(0.09)	$(0.08)

Shares used in computing basic and diluted net loss per share	140,331	115,355	114,682	113,185	111,475

	January 31,			December 31,
	2006	2005	2004 (1)	2002	2001
	(in thousands)
Consolidated Balance Sheets Data:
Total assets (3)	$1,146,709	$818,235	$830,968	$555,191	$513,953
Working capital (3)	281,089	206,034	195,708	283,627	277,471
Long-term portion of obligations (4)	296,974	172,756	173,591	1,540	789
Total stockholders’ equity	552,223	397,224	417,642	474,505	469,791

(1)	On January 15, 2003, the Company changed its fiscal year to end on January 31 rather than December 31. We believe that the twelve months ended December 31, 2002 and 2001 provide a meaningful comparison to the twelve months ended January 31, 2004.
(2)	We incurred restructuring charges of $11.7 million and $1.3 million in fiscal 2005 and 2004, respectively. In fiscal 2003, we incurred restructuring costs and acquisition-related charges totaling approximately $13.7 million. In 2001, we incurred acquisition-related charges of $9.3 million.
(3)	Reflects approximately $63 million, $131 million and $127 million in current assets and current liabilities for fiscal 2005, 2004 and 2003, respectively, related to our securities lending program entered into during fiscal 2003.

(4)	Includes long-term convertible debt previously issued by CNT which was assumed in the Merger, long-term convertible debt issued during fiscal 2003, notes payable acquired in fiscal 2003 with our acquisition of Nishan and Sanera, and capital leases, excluding current portion.
(5)	The increase was primarily due to the acquisition of CNT in the second quarter of fiscal year 2005.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section of the Annual Report on Form 10-K discusses the comparative year over year results of our operations, our liquidity and financial condition, our risk management practices and our critical accounting policies. You should read the following discussion and analysis in conjunction with the consolidated financial statements and related notes that are included in Appendix C.

Overview

McDATA acquired CNT on June 1, 2005, and eight months of CNT’s results are included in the twelve months ended January 31, 2006. Therefore, the acquisition of CNT has significantly affected the year over year comparisons in the results of operations.

Revenue Growth and Competitive Industry

Our revenue for the fiscal year ended January 31, 2006, represented a 54% increase over fiscal year 2004 and a 47% increase from fiscal year 2003. This year over year revenue increase is the result of the CNT acquisition resulting in higher sales of hardware and service products. The increase in product revenue was driven by higher sales of directors, extension products and software products, SAN routers and third party products. The market for our SAN and WAN products and solutions remains competitive with (a) the entrance of competitors into our market, (b) pricing pressures resulting from an increase in competitive products and solutions, (c) challenges to our direct-assist sales model, and (d) anticipated competition from our own storage OEM partners through their partnerships with competitors to jointly sell complementary products. These market conditions present unique risks and uncertainties in a number of respects. Management believes the competitive market environment defines the overall performance of the Company and provides a specific context to further analyze revenues, operating expenses and liquidity. In particular, we anticipate continued elongated sales cycles and downward pricing pressures that could negatively impact our revenue growth rate. Moreover, revenue growth is dependent on the success of our new products, including the Intrepid 10000 Director and higher performance switch products.

Our OEM and reseller partners may purchase non-configured products ahead of end-user demand, which could reduce subsequent purchases by those partners. Variations in the buying patterns of our customers would limit our ability to assemble, test and ship orders received in the last weeks and days of each quarter and could cause fluctuations in our quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

Management believes the trend of revenue, controlling of operating expense and the related competitive environment define the overall performance of the Company and provide a specific context to further analyze the financial results of the Company.

Merger and Acquisitions

On June 1, 2005, the Company consummated the merger transaction between Condor Acquisition, Inc. (Merger Sub), a wholly-owned subsidiary of McDATA Corporation, and CNT (the Merger) pursuant to the terms and conditions of the previously filed Agreement and Plan of Merger, as amended (the Merger Agreement). The transactions contemplated by the Merger Agreement were adopted and approved at a special meeting of the stockholders of the Company on May 24, 2005, and at a special meeting of the shareholders of CNT on May 24, 2005. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into CNT with CNT being the surviving corporation as a wholly-owned subsidiary of the Company. In connection with the filing of the Articles of Merger, CNT’s name was changed to “McDATA Services Corporation.”

Upon completion of the merger, CNT shareholders received 1.3 shares of McDATA Class A common stock for each share of CNT common stock then held by them, together with cash in lieu of fractional shares. The boards of directors of McDATA and CNT believed that the proposed merger would create a combined company that would establish a leading position in enterprise storage networking, encompassing world-class products, services and software. The merger combined the products, talent and expertise of two respected names in storage networking and is expected to accelerate McDATA’s Global Enterprise Data Center Initiative (GEDI) to deploy a broadened tiered network infrastructure.

As of January 31, 2006, we have not finalized our purchase price allocation. The primary areas of the purchase price allocation that are not yet finalized relate to collectibility of receivables, severance and relocation benefits, office closure costs, contract termination costs, certain legal matters, income and non-income based taxes, and residual goodwill. With the finalization of the purchase price allocation, additional adjustments to deferred taxes may be made.

Any change in the estimated fair value of the net assets of CNT during the purchase price allocation period (generally within one year of the acquisition date) will change the amount of the purchase price allocated to goodwill. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the proforma operating results included herein.

Restructuring Activities

In connection with the Company’s merger with CNT, management approved and initiated a plan of integration which outlined the actions necessary to combine its existing business and resources with those of CNT. An important part of this plan is the integration of the companies’ products and customer bases, elimination of duplicative activities, and the reduction of our overall cost structure. We recorded approximately $11.1 million of restructuring charges for the year end January 31, 2006 based on this integration plan. We have completed significant milestones of our integration process, including selling the Lumberton manufacturing operations and eliminating more than 500 redundant jobs. We have substantially completed the CNT integration activities as of January 31, 2006.

After the acquisition of CNT, we notified redundant employees that their employment would be terminated and provided them with a detailed explanation of their benefits, which included separation pay as well as retention pay for transitional employees. Total termination benefits charged to restructuring costs in results of operations as a result of the integration plan was $3.7 million through January 31, 2006. Retention pay offered to all transitional employees is contingent upon the employee rendering future service through a transition period and has no relationship to the employees’ past service; therefore, these benefits were recognized as a restructuring cost ratably over the transition period. A total of $0.6 million has been recognized as a restructuring cost through January 31, 2006. No further termination or retention benefits are expected to be incurred as a result of the CNT integration plan.

Prior to the acquisition, McDATA and CNT each sold a competing Director class product—McDATA’s is branded the Intrepid 10000 and CNT’s is the UltraNet Multi-Service Director (UMD). In order to eliminate this redundancy and integrate the two company’s product offerings, the Company decided to withdraw the UMD from the market, and continue to sell the Intrepid 10000 product in the future. As a result, McDATA offered, and certain existing UMD customers accepted, an exchange program which allowed customers to trade in their UMD for a comparable Intrepid 10000 at no cost to them. The Company also offered customers up to 20 hours of professional consulting service to assist with the migration to the new product. The net cost of this program of

$6.8 million was recorded as a restructuring cost which represents the difference between the estimated costs of the Intrepid 10000’s to be installed over the estimated salvage value of the UMD’s to be returned. Changes to our estimated salvage values, costs and quantities of the Intrepid 10000’s will result in a restructuring charge or benefit in future periods. Consulting costs to be incurred in connection with this program were not accrued because they could not be reasonably estimated. They will be recorded as restructuring costs in future periods as they are incurred.

In January 2004, we announced that we were taking certain cost improvement actions, which included a workforce reduction and facility consolidation. Total restructuring costs of $3.5 million consist of severance and benefit charges, facility closure expenses, and other charges. Severance and benefit charges of $2.3 million include severance and related employee termination costs associated with the reduction of the Company’s workforce by 92 employees, or approximately 9%. Facility closure charges of $1.1 million relate to losses for a leased engineering facility in Toronto, Canada. In August 2004, the Company entered into agreements to sublease this facility to an unrelated third-party through the Company’s remaining original lease term. In connection with these agreements, the Company made a one-time payment of approximately $1.0 million to satisfy all of its outstanding lease commitments for this facility. These payments were applied against the restructuring reserve accrual and approximate the original estimates made by the Company. All planned activities under this plan were completed and all remaining accrued liabilities were paid or settled.

Revenue Reclassification

During fiscal 2005, we began presenting a reformatted classification of revenue to provide further visibility into our product lines and to emphasize our software growth strategy. All prior periods have been reclassified to reflect the new classification. Our revenue comprises the following product categories:

•	Product Revenue—revenue from the sales of our director and switch products (including Eclipse SAN routers)

•	Software and Related Maintenance Revenue—revenue from the sales of our software licenses and related maintenance agreements. Our software maintenance agreements consist of our standard post-contract customer support (PCS) that are sold in conjunction with the initial sales of the software licenses. These services include customer support that provides bug fixes, upgrades and telephone support.

•	Service Revenue—revenue from our professional service offerings as well as services provided under extended maintenance and upgraded warranty contracts for our hardware products.

Results of Operations

The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

	Years Ended January 31,
	2006	2005	2004
Total revenue	100.0%	100.0%	100.0%
Total cost of revenue	50.3	44.1	42.3

Gross profit	49.7	55.9	57.7
Operating expenses:
Research and development	18.2	22.9	21.2
Selling and marketing	21.8	25.3	22.9
General and administrative	5.7	6.4	7.2
Amortization of purchased intangible assets	6.1	5.7	2.1
Acquired in-process research & development and other acquisition-related costs	—	—	2.7
Amortization of deferred compensation	1.0	1.4	2.9
Restructuring charges	1.9	0.3	0.6

Total operating expenses	54.7	62.0	59.6
Loss from operations	(5.0)	(6.1)	(1.9)
Interest and other income, net	.1	1.4	1.0

Loss before income taxes and equity in loss of affiliated company	(4.9)	(4.7)	(0.9)
Income tax expense (benefit)	0.1	0.1	9.2

Loss before equity in net loss of affiliated company	(5.0)	(4.8)	(10.1)
Equity in net loss of affiliated company	—	(0.3)	(0.2)

Net loss	(5.0)%	(5.1)%	(10.3)%

Revenues

	Years Ended January 31,
	2006	2005	2004
	(in millions)
Product revenue	$446.2	$320.0	$362.5
Software and related maintenance revenue(1)	77.2	59.4	44.7
Service revenue	91.0	20.3	11.7

Total revenue	$614.4	$399.7	$418.9

(1)	Included in Product Revenue in the Consolidated Statements of Operations.

Our total revenue for the year ended January 31, 2006, was $614.4 million, which represented a 54% increase over fiscal year 2004 and a 47% increase from fiscal year 2003. Although we continue to see solid end-user interest for our products and solutions, the on-going competitive marketplace is expected to create a challenging sales environment for the foreseeable future. Given the nature of competitors and products in our industry, we anticipate continued long sales cycles and price declines that could negatively impact our revenue growth rate.

Product

Product revenue of $446.2 million for fiscal year 2005 was a $126.2 million, or 39%, increase over fiscal year 2004 and an $83.7 million, or 23%, increase from fiscal year 2003. This year over year revenue increase in product revenue reflects eight months of results with CNT in 2005 and a 32% increase in estimated ports sold offset by a 21% decrease in estimated average sales prices. The increase in sales of hardware ports reflects continued growth of Director products. With respect to Directors, we expect the number of ports shipped to fluctuate depending on the demand for our existing and newly introduced products including the timing of product introductions by our OEM customers. Ongoing competition and macroeconomic factors could continue to provide downward pricing pressures that could impact our revenue growth and related margins.

Software and related maintenance revenue of $77.2 million for fiscal year 2005 increased $17.8 million, or 30%, over fiscal year 2004 and increased $32.5 million, or 73%, from fiscal year 2003. This revenue growth is due to higher sales of our embedded software products that attach to the sale of our directors and switches, higher sales of Eclipse IPS software and higher maintenance revenue that attaches to the sale of software licenses. A significant portion of our software revenue is generated from sales of our Enterprise Fabric Connectivity Manager, or EFCM, and Element Manager software products.

Service

Service revenue includes professional service revenue, break/fix maintenance support, network monitoring services, and revenue earned from our upgraded warranty and extended maintenance contracts on our hardware products. Service revenue for fiscal year 2005 was $91.0 million. This represents a $70.7 million, or 348%, increase from fiscal 2004 and a $79.3 million, or 678%, increase from fiscal 2003. These increases are due primarily to the addition of CNT’s services businesses.

Channels

The following table presents supplemental data for McDATA revenue channels. A significant portion of revenue is concentrated with the largest storage OEMs, EMC, IBM and HDS. Other major storage and system vendors, including Dell, HP and Sun, offer McDATA solutions to their customers. In addition to storage and system vendors, the Company has relationships with many resellers, distributors and systems integrators, and sells products directly to end-customers.

	Twelve Months Ended January 31,
	2006	2005	2004
EMC	31%	47%	56%
IBM	26%	25%	21%
HDS	9%	9%	10%
Other customers	34%	19%	13%

Total revenue	100%	100%	100%

Expanding our reseller, distributor and system integrator channels into commercial and vertical markets will be a strategic focus for us as we continue to grow our business. However, the level of sales to any single customer may vary and the loss of any one significant customer, or a decrease in the level of sales to any significant or group of significant customers, could harm our financial condition and results of operations. Given the dependencies on our limited number of OEM resellers combined with an increasingly competitive environment, we may experience continued adverse price pressures at critical times near the end of the fiscal quarters. In addition, the fiscal quarters for many of our largest OEM and reseller partners begin during the last month of our fiscal quarter. While we do not have complete insight into the purchasing processes of our OEM and reseller partners, we believe that such partners may purchase some amount of our non-configured product in anticipation of end-user customer demand that will be realized in the later portion of their fiscal quarter. Large end-of-quarter purchases by our partners could result in lower future revenues or earnings if market demand as forecasted by our partners is not met.

Domestic and international revenue was approximately 58% and 42% of our total revenue, respectively, for fiscal 2005. For fiscal 2004, domestic and international revenue was approximately 59% and 41% of our total revenue, respectively. For fiscal 2003, domestic and international revenue was 64% and 36%, respectively. Revenues are attributed to geographic areas based on the location of the customers to which our products are shipped. International revenues primarily consist of sales to customers in Western Europe and the greater Asia Pacific region. Included in domestic revenues are sales to certain OEM customers who take possession of our products domestically and then distribute these products to their international customers. In addition, included in revenues from Western Europe are sales to certain OEM customers who take possession of our products in distribution centers designated for international-bound product and then distribute these products among various international regions. Our mix of international and domestic revenue can, therefore, vary depending on the relative mix of sales to certain OEM customers.

For a description of our revenue recognition policies, see the Revenue Recognition section of the Critical Accounting Policies in Note 2.

Gross Margin

Product

Product gross margin percentages were 53%, 58% and 60% for the twelve months ended January 31, 2006, 2005 and 2004, respectively. Costs of goods sold consists of product costs, which are generally variable, and manufacturing operating costs, which include both variable and fixed expenses. The decline in product margins for the twelve months ended January 31, 2006 compared to the same period ending 2005 was principally due to discounting that we offered during the market introduction phase for our Intrepid 10000 director product along with the added costs associated with lower start-up production volumes as well as general price declines due to the competitive nature of the industry. Gross margins were adversely affected by $5.1 million of provisions for underutilization of certain manufacturing facilities, unusual excess inventory reserve provisions and unusual warranty expenses that were recognized throughout the year ended January 31, 2006.

In anticipation of the competitive-driven and natural decline in selling prices, we continue to drive cost advantages through our engineering and manufacturing processes. The terms of our agreement with Solectron will allow for a reduction of manufacturing costs once Solectron moves Ultranet extension and Edge product processes to their other facilities from Lumberton, New Jersey. This move is expected to occur in the second quarter of fiscal 2006.

Service

Service gross margin percentages were 34%, 14% and (30)% for fiscal 2005, 2004 and 2003, respectively. Gross margins increased in 2005 due to the acquisition of CNT’s professional consulting and maintenance service business. In accordance with EITF 01-3, “Accounting in a Purchase Business Combination for Deferred Revenue of an Aquiree”, the deferred revenue liability assumed in the acquisition of CNT was adjusted to fair value, which is the sum of direct and incremental costs of fulfilling the maintenance obligation plus a normal profit margin on those fulfillment costs. The estimated costs to fulfill the support obligation were based on the historical direct costs related to providing the support services by CNT, and the normal profit margin was based on analysis of comparable IT service companies. A $14.8 million decrease in deferred revenue acquired from CNT was recorded as a result of this adjustment to fair value. As the related maintenance services are performed and the revenue recognized, the adjustment will result in a $14.8 million reduction in revenues and gross profit margin for the combined company as compared to what would otherwise have been recognized by CNT and McDATA as a separate companies. For fiscal 2005, this adjustment was $8.9 million, which reduced the fiscal year 2005 gross margin by approximately 390 basis points. The expected deferred revenue adjustments for fiscal 2006 and 2007 are approximately $3.7 million and $2.2 million, respectively. CNT’s services historically averaged approximately 40% gross margin.

Operating Expenses

Research and Development Expenses. Research and development expenses consist primarily of salaries and related expenses for personnel engaged in engineering and research and development activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and other test equipment; and IT and facilities expenses. Research and development expenses are applicable to the Company’s product segment. Research and development expenses increased to $111.7 million for fiscal year 2005, compared with $91.5 million for fiscal year 2004 and $88.8 million for fiscal year 2003. These increases in research and development expense reflect a 10% increase in personnel in fiscal 2005 due to the CNT acquisition, increased depreciation expense for equipment, spending related to outsourced services and product development and testing. Research and development expenses also reflect the net impact of capitalized software development costs which reduce research and development expenses when recorded on the balance sheet and amortized against cost of goods sold upon introduction of the software product. For the twelve months ended January 31, 2006, capitalized software costs were $20.3 million as compared to $18.5 million for the same period during fiscal 2004. This $1.8 million increase in research and development expense partially offsets the increases as discussed above for the twelve months ended January 31, 2006 as compared to the same period in the prior fiscal year. These costs vary in conjunction with stages of development of our application software, our new director and switch products and related firmware software.

Selling and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing and sales; costs associated with promotional and travel expenses; and IT and facilities expenses. Selling and marketing expenses increased to $133.9 million for fiscal year 2005 compared with $101.3 million and $95.8 million for fiscal years 2004 and 2003, respectively. These increases were primarily due to a 30% increase in personnel over prior year as a result of the Merger and an increased level of sales.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for corporate executives, finance, human resources and investor relations, as well as accounting and professional fees, corporate legal expenses, other corporate expenses, and IT and facilities expenses. General and administrative expenses increased to $35.1 million for fiscal year 2005, compared to $25.6 million and $30.2 million for fiscal year 2004 and 2003, respectively. These increases over prior year were attributable to increased personnel and severance costs and increased facility costs associated with the Merger.

Amortization of Purchased Intangible Assets. Amortization of purchased intangible assets increased to $37.5 million for the fiscal year 2005 compared with $22.8 million and $9.2 million for fiscal years 2004 and 2003, respectively. These increases are due to the increase of purchased intangibles acquired through the merger with CNT. These assets are being amortized on a straight-line basis over a period of one to seven years.

Acquired In-Process Research and Development (IPR&D) and Other Acquisition-related Costs. In connection with our equity investment in Aarohi and our acquisition of Nishan in September 2003, a portion of the respective purchase prices was allocated to IPR&D. This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge for fiscal year 2003 totaled $11.4 million.

Amortization of Deferred Compensation. We have recorded deferred compensation related to retention shares granted to Nishan and Sanera employees. In addition, certain CNT employees were issued retention grants of restricted stock. Upon completion of the CNT acquisition, these share converted into 1.3 shares of McDATA Class A common stock for each restricted share of CNT common stock owned. These shares vest over an 18 month period. We are amortizing all deferred compensation on a straight-line basis over the vesting period of the applicable options and stock awards, resulting in amortization expense, net of forfeitures, of $6.2 million for the twelve months ended January 31, 2006, $5.7 million for fiscal 2004 and $12.7 million for fiscal 2003 (of which approximately $250,000, $180,000 and $739,000 was included in cost of revenue, respectively). Deferred compensation expense related to these awards will decrease as the awards become fully vested.

Restructuring. After the acquisition of CNT, the Company notified redundant employees that their employment would be terminated and provided them with a detailed explanation of their benefits, which included separation pay as well as retention pay for transitional employees. Total termination benefits charged to restructuring costs in results of operations because of the integration plan was $3.7 million in total through January 31, 2006. Retention pay offered to all transitional employees is contingent upon the employee rendering future service through a transition period and has no relationship to the employees’ past service; therefore, these benefits were recognized as a restructuring cost ratably over the transition period. As of January 31, 2006, a total of $0.6 million has been recognized as a restructuring cost. No further retention benefits are expected to be incurred as a result of the CNT integration plan.

During the quarter ended January 31, 2006, we initiated a reduction in workforce unrelated to the original CNT integration plan, incurring approximately $1.8 million in severance and benefit charges. All planned activities under this plan had been completed and the related liabilities were paid as of January 31, 2006.

Prior to the acquisition, McDATA and CNT each sold a competing Director class product—McDATA’s is branded the Intrepid 10000 and CNT’s is the UltraNet Multi-Service Director (UMD). In order to eliminate this redundancy and integrate the two company’s product offerings, the Company has decided to withdraw the UMD from the market, and continue to sell the Intrepid 10000 product. As a result, McDATA offered, and certain existing UMD customers have accepted, an exchange program which allowed customers to trade in their UMD for a comparable Intrepid 10000 at no cost to them. The Company also offered customers up to 20 hours of professional consulting service to assist with the migration to the new product. The net cost of this program of $6.8 million was recorded as a restructuring cost during the quarter ended July 31, 2005, which represents the difference between the cost of the Intrepid 10000 to be installed over the salvage value of the UMD’s to be returned. Consulting costs to be incurred in connection with this program were not accrued because they could not be reasonably estimated. They will be recorded as restructuring costs in future periods as they are incurred.

Changes to the estimates of executing the currently approved plans of restructuring the pre-merger McDATA organization will be reflected in our future results of operations.

Interest and Other Income. Interest and other income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Interest income was $11.4 million, $6.6 million and $7.2 million for fiscal years 2005, 2004 and 2003, respectively. The increase in income from the prior year level reflects an increase in interest rates as well as an increase in our cash balances. Fluctuations in our investment balances as well as fluctuations in interest rates could cause our investment income to vary between periods.

Interest Expense. Interest expense consists primarily of the amortization of issuance costs related to the convertible subordinated debt, the convertible debt interest expense not offset by the interest rate swap interest income (discussed below), the amortization of the discount on the CNT debt, and interest expense related to capital leases and notes payable. Interest expense was $11.1 million for the year ended January 31, 2006, compared with $1.3 million and $2.8 million for fiscal years 2004 and 2003, respectively. In order to manage interest expense on our convertible debt, we have two interest-rate swap agreements in effect, which have the economic effect of modifying the fixed interest obligations associated with our convertible debt so that the interest payable on the majority of the debt effectively becomes variable. The rate on the interest rate swap agreement covering $155.3 million of the 2.25% Convertible Notes is based on the six-month London Interbank Offered Rate (LIBOR) minus 152 basis points, is reset semiannually on February 15 and August 15 of each year until maturity on February 15, 2010, and was 2.51% as of January 31, 2006. The rate on the interest rate swap agreement covering $75 million of the 3.00% Convertible Notes is based on the three-month LIBOR plus 69.5 basis points, is reset quarterly on January 31, April 30, July 31, and October 31 of each year, and was 5.363% as of January 31, 2006. The variable rate on each of these swaps is partially offset by the fixed interest rate. Significant increases in interest rates in future periods could significantly increase interest expense.

Provision for Income Taxes. The Company has recorded tax expense for fiscal 2005 even though our pre-tax result is a loss. This is due primarily to taxes payable in foreign jurisdictions where the net taxable income will be positive. Substantially no tax benefit is realized currently for the book loss or available tax credits as the Company has established a valuation allowance against substantially all of its net deferred tax assets.

A valuation allowance was established against substantially all of the acquired deferred tax assets of CNT Corporation and its subsidiaries pursuant to the acquisition of CNT during fiscal 2005. The amount of the valuation allowance relating to the acquired CNT deferred tax assets is $73.7 million.

The valuation allowance related to acquired deferred tax assets in both the CNT acquisition and the Nishan acquisition resulted in an increase in goodwill. If any portion of the acquired deferred tax assets are utilized, the valuation allowance related to the acquired deferred tax assets that were utilized will be released, resulting in a decrease in goodwill by a like amount and we will record a charge to tax expense.

We re-evaluated the need for the valuation allowance during fiscal 2005 and concluded that a valuation allowance is still required with respect to substantially all of our net deferred tax assets.

Generally, the effective tax rate is determined by the relationship between pre-tax book income or loss and certain items that are reported differently between the financial statements and the tax return. For fiscal 2005 and fiscal 2004, the tax rate is favorably impacted primarily by the deductibility of costs associated with our convertible subordinated debt, the extraterritorial income exclusion on qualifying exports and the research tax credit. The tax rate is unfavorably impacted primarily by the permanent loss in value of amortized deferred compensation and the net increase in our valuation allowance. For fiscal 2004, the tax rate is also unfavorably impacted by the write-off of the IPR&D related to our investment in Aarohi.

We are subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. We account for such contingent liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies”, (SFAS No. 5), and believe that we have appropriately provided for taxes for all years. Several factors drive the calculation of our tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. The occurrence of any of these events may result in adjustments to our reserves that could impact our reported financial results. During the fiscal year ended January 31, 2006, we released reserves of approximately $1.4 million due to the expiration of state statutes of limitation and approximately $1.6 million pursuant to an updated analysis of intercompany pricing.

During fiscal 2005, the Internal Revenue Service completed an audit of the Company’s US income tax returns for 2000, 2001 and 2002. An audit of these years was mandated by the procedures for Joint Committee cases due to the carry back of tax losses from the 2001 and 2002 tax years to 2000. The result of the audit was a nominal net benefit to the Company, increasing the amount of net operating loss carry-forwards.

Liquidity and Capital Resources

At January 31, 2006, cash and cash equivalents, short- and long-term investments were approximately $352.8 million compared to approximately $310.4 million as of January 31, 2005. The January 31, 2006 balance includes approximately $10.7 million of restricted cash, classified as long-term, that we are required to maintain in relation to the interest rate swaps we have executed in connection with our convertible debt. We invest excess cash predominantly in debt and equity instruments that are highly liquid, of high-quality investment grade and predominantly have maturities of less than three years with the intent to make such funds readily available for operating purposes, including expansion of operations and potential acquisitions or other transactions.

We believe our existing cash and cash equivalents, short-term and long-term investment balances, and cash expected to be generated from future operations will be sufficient to meet our capital and operating requirements at least through the next twelve months, including repayment of our $124.4 million debt due on February 2007, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products and other market conditions.

In summary, our cash flows were:

Source (use) (in thousands)	Years Ended January 31,
	2006	2005	2004
	(in thousands)
Net cash provided by operating activities	$14,489	$21,424	$61,060
Net cash provided by (used in) investing activities	66,600	62	(244,259)
Net cash provided by (used in) financing activities	(6,205)	(7,280)	125,332

Cash provided by operating activities of $14.5 million in fiscal year 2005 primarily consists of our net loss adjusted for non-cash charges (including depreciation, amortization, deferred compensation and inventory-related charges) and changes in working capital and other activities. Working capital changes included accounts receivable, inventories, other current and non-current assets, accounts payable, accrued liabilities and deferred revenue. Cash provided by operating activities of $21.4 million for 2004 primarily consists of our net loss adjusted for non-cash charges (including depreciation, amortization, deferred compensation and inventory-related charges) offset by approximately $26.9 million of changes in working capital and other activities. Cash provided by operating activities of $61 million in 2003 consisted primarily of the net loss adjusted for non-cash charges offset by approximately $6.5 of changes in working capital and other activities.

Cash provided by investing activities of $66.6 million in fiscal 2005 consists of $47.3 million in cash recognized from the CNT acquisition, net of $6.9 million of acquisition costs, as well as $38.1 million in proceeds from investment sales and maturities (net of purchases), partially offset by $13.2 million of capital expenditures. Cash provided by investing activities in fiscal 2004 of approximately $62,000 was primarily due to approximately $17 million of cash provided by investment sales and maturities (net of purchases) offset by approximately $16.9 million of capital expenditures. Cash used in investing activities in 2003 of approximately $244 million was primarily attributable to cash used in acquisitions and purchases of equity investments of $177.4 million, cash used to purchase (net of sales and maturities) investments in marketable equity securities during the year, and capital expenditures totaling approximately $18.0 million.

Cash used in financing activities in fiscal 2005 of $6.2 million was primarily due to the stock repurchase program. Cash used by financings in 2004 of $7.3 million was primarily due to cash used to repurchase common stock under our stock buy-back program and payments on notes payable and capital lease obligations, offset by proceeds from the issuance of common stock. Cash provided by financing activities in fiscal 2003 of approximately $125 million was primarily due to proceeds from issuance of convertible subordinated notes of $172.5 million in principal amount, with proceeds of $167 million and proceeds from the issuance of stock related to our stock option and employee purchase plans of $5.8 million.

Off-Balance Sheet Arrangements

Other than facility and equipment leasing arrangements, we do not engage in off-balance sheet financing activities.

Ordinary Course Purchase and Sale Agreements

During our normal course of business, we may enter into agreements with customers, resellers, OEMs, systems integrators, distributors and others. These agreements typically require us to indemnify the other party against claims of intellectual property infringement made by third parties arising for the use of our products. In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. We evaluate and estimate losses from such indemnification under SFAS No. 5, “Accounting for Contingencies”, as interpreted by FASB Interpretation No. 45. To date, we have not incurred any material costs as a result of such obligations and have not accrued any liabilities related to such indemnification and guarantees in our financial statements.

Sale of Lumberton, New Jersey Manufacturing Operations

As described in Note 5, on June 24, 2005 we entered into a series of agreements with Solectron in connection with the sale of manufacturing operations and transfer of assets related to its Lumberton, New Jersey production facility. As part of the Asset Purchase Agreement between the Company and Solectron, the Company has made a number of representations and has agreed to indemnify the buyer and hold them harmless from certain losses suffered in connection with their purchase of assets and assumption of liabilities of the Lumberton facility. The more significant indemnifications relate to representations made by the Company as to the proper maintenance of the tangible assets purchased, compliance with the Employment Retirement Income Security Act (ERISA) as it relates to benefit plans in which the transferred employees have participated prior to the sale, and the absence of undisclosed environmental issues or significant contracts. The term of the representations relating to undisclosed environmental issues is five years, with the term of the remaining representations being two years. Although, there are no maximum potential indemnification amounts stated in the agreement for these representations, based on facts currently available, management estimates the maximum potential amount of payments that could be required under these representations to be $5.3 million. However, it is management’s judgment that the probability of the Company having to make any payments under any one of the representations ranges from 0% to 20%. In calculating the fair value of the Company’s obligation under these representations, the maximum potential loss estimate was multiplied by the probability of each occurring. The resulting potential future cash flows were then discounted using a rate of 8%, resulting in the Company recognizing a liability of approximately $400,000 in accordance with FIN 45. Due to the uncertainty surrounding the risks involved, the liability balance will be maintained and reevaluated as needed, over the full term of the related indemnifications. Any future reversals of previous accrual amounts which were recorded during the purchase accounting period as an increase to goodwill will be recorded as a reduction to goodwill. Otherwise, any portion of the liability that is reversed in the future will be credited to operating results.

SPX Tax Sharing Agreement

Inrange Technologies Corporation (Inrange) is subject to a tax sharing agreement with SPX Corporation (SPX) relating to previous tax years when Inrange was part of the SPX consolidated tax group (the SPX Agreement). Inrange was acquired by CNT from SPX in May 2003. When CNT was acquired by McDATA, Inrange became an indirect subsidiary of McDATA. Pursuant to the SPX Agreement, if a taxing authority makes an adjustment to Inrange losses utilized in previous tax years by the SPX consolidated group, Inrange must compensate SPX for the lost tax benefits. The Internal Revenue Service (IRS) is currently examining tax returns filed by SPX for certain years that Inrange was included in the SPX consolidated return. At this time, we are not aware of any audit adjustments that would require Inrange to compensate SPX for lost tax benefits.

Commitments

Purchase Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI), Solectron Corporation (Solectron) and others (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2006, the Company’s commitment with our Contract Manufacturers for purchases over the next sixty days totaled $75.3 million, and $18.6 million for commitments beyond 60 days. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. We may also be liable for materials that certain component suppliers or product manufacturers have produced or made available to us if our actual requirements do not meet or exceed minimums that we have committed to purchase. At January 31, 2006, the company had recorded approximately $6.3 million of purchase obligations that we believe is excess or obsolete and cannot be redirected to other uses. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.

Convertible Notes

In February 2003, we sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010 (2.25% Notes). The 2.25% Notes are convertible into our Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) or $10.71 per share, subject to certain conversion adjustments. Upon a conversion, we may choose to deliver shares of our Class A common stock, or, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of Class A common stock. We are required to pay interest on February 15 and August 15 of each year, beginning August 15, 2003. Debt issuance costs of $5.6 million are being amortized over the term of the 2.25% Notes. The amortization of debt issuance costs will accelerate upon early redemption or conversion of the Notes. The net proceeds remain available for general corporate purposes, including working capital requirements and capital expenditures.

Concurrent with the issuance of the 2.25% Notes, we entered into share option transactions using approximately $20.5 million of proceeds. As part of these share option transactions, we purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. We also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give us the option to mitigate dilution as a result of the 2.25% Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by us will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

On June 1, 2005, effective upon the consummation of the Merger, the Company fully and unconditionally guaranteed the $124.4 million 3.00% convertible subordinated notes due February 15, 2007 previously issued by CNT (3.00% Notes), and became a co-obligor on the 3.00% Notes with CNT and the 3.00% Notes became convertible into the Company’s Class A stock at a price of approximately $14.75 per share (aggregate of approximately 8.4 million shares) at any time prior to maturity on February 15, 2007, all pursuant to the terms of the Supplemental Indenture. All other terms of the 3.00% Notes remained unchanged. The 3.00% Notes may be redeemed upon payment of the outstanding principal balance, accrued interest and a make whole payment if the closing price of the Class A stock exceeds 175% of the conversion price for at least twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending on the trading day prior to the date of the mailing of the redemption notice. The make whole payment represents additional interest payments that would be made if the 3.00% Notes were not redeemed prior to their due date. Interest is payable on February 15 and August 15 of each year while the 3.00% Notes are outstanding. Payment of the notes will also accelerate upon certain events of default.

In order to manage interest expense on our convertible debt, we have two interest-rate swap agreements in effect, which have the economic effect of modifying the fixed interest obligations associated with our convertible debt so that the interest payable on the majority of the debt effectively becomes variable. In July 2003, we entered into an interest rate swap agreement covering $155.3 million of the 2.25% Notes which is based on the six-month London Interbank Offered Rate (LIBOR) minus 152 basis points. The rate on this swap agreement is reset semiannually on February 15 and August 15 of each year until maturity on February 15, 2010, and was 3.41% as of January 31, 2006. Prior to the Merger, CNT entered into an interest rate swap agreement covering

$75 million of the 3.00% Notes which is based on the three-month LIBOR plus 69.5 basis points. This rate is reset quarterly on January 31, April 30, July 31, and October 31 of each year until maturity on February 15, 2007, and was 5.363% as of January 31, 2006. Increases in interest rates could significantly increase the interest expense we are obligated to pay under the interest-rate swap agreements in future periods. The swaps were designated as a fair value hedge and, as such, the gain or loss on the derivative instrument, as well as the gain or loss on the Notes attributable to the swaps, results in adjusting the carrying amount for changes in fair value. In situations when the hedge is not completely effective, we adjust our earnings for the difference between the changes in the fair values of the derivative and the Notes. We are also required to post collateral based on changes in the fair value of the interest rate swaps. This collateral, in the form of restricted cash, was $10.7 million as of January 31, 2006 and $5.0 million as of January 31, 2005.

Headquarters Lease Commitment

On September 9, 2004, we entered into a triple net office lease with Ridge Parkway Associates, LLC, a Delaware limited liability company, for the lease of office space at 11802 Ridge Parkway, Broomfield, Colorado (the “New Premises”). We moved our world headquarters location from 380 Interlocken Crescent, Broomfield, Colorado 80021 to the New Premises with the lease commencing in February of 2006. Our previous headquarter’s office lease expires at the end of April 2006. The term of the new lease is for 11 years (with two 5 year renewal options) and is at market lease rates that are substantially lower than we paid in the previous lease. The base annual lease rates per rentable square foot for the New Premises range from $0 in the first year to $14.15 in the last year of the lease, plus normal operating expenses. We began recognizing rent expense in July 2005 upon the start of the build-out of the premises. The lease has customary terms and conditions. Since the lease agreement did not limit our total potential expenditures related to this project, we were deemed to be the accounting owner of the project, and therefore total project costs incurred to date by all parties had been reflected as Construction in progress—leased assets, and as Non-cash obligations for construction in progress—lease facilities in the long term liability section of the balance sheet in the second and third quarter of fiscal 2005.

We received the certificate of occupancy on January 31, 2006, and because the project is substantially complete, we derecognized the amounts in Construction in progress—leased assets, and Non-cash obligations for construction in progress—lease facilities in the long term liability section of the accompanying balance sheet.

Contractual Obligations

The following table summarizes our contractual obligations (including interest expense) and commitments as of January 31, 2006 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Convertible subordinated debt	$296,850	$—	$124,350	$172,500	$—
Interest on convertible subordinated debt	21,321	7,612	9,747	3,962	—
Non-cancelable operating leases	76,134	11,889	17,145	11,494	35,606
Non-cancelable purchase agreements	93,901	82,401	7,667	3,833	—
Capital leases, including interest	7,074	3,542	3,532	—	—

Total contractual obligations	$495,280	$105,444	$162,441	$191,789	$35,606

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

Recent Accounting Pronouncements

See Note 2 of the “Notes to Consolidated Financial Statements” for a description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

Critical Accounting Policies

Inventories

Inventories, which include material, labor, factory overhead and purchased finished goods, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. We evaluate the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. Our inventories does not include materials purchased and held by the Company’s component subcontractors, as the Company does not own this inventory.

Investments

Our short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with maturities of one year or less are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments, with the exception of auction rate securities.

These investments are highly liquid, variable-rate debt securities. While the underlying security typically has a stated maturity of 20 to 30 years, the interest rate is reset through Dutch auctions that are held every 7, 28 or 35 days, creating a highly liquid, short-term instrument. The securities trade at par and are callable at par on any interest payment due date at the option of the issuer and as such are classified as short term investments.

Should the impairment of any of these securities become other-than-temporary, the adjusted cost basis of the investment will be reduced and the resulting loss recognized in the statement of operations in the period the other-than-temporary impairment is identified.

Included in investment balances are certain derivatives used as economic hedges against positions held in certain marketable equity securities. Because these are ineffective hedges, unrealized gains and losses are charged in the period they occur.

Fair Value of Financial Instruments

The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to us, with similar terms, the carrying values of the capital lease obligations approximate their fair values. The fair values of our investments and convertible debt are determined using quoted market prices for those securities. We recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value, which is determined using quoted market prices.

Interest Rate Swaps

We have entered into two interest rate swaps to address interest rate market risk exposure. The interest rate swaps are designated and qualify as a fair value hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments that are designated and qualify as a fair value hedge, the gains and losses on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. The accounting for hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. Our interest rate swaps qualify as perfectly effective fair value hedges. As such, there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreements are recorded as either an other asset or long-term liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in accounts receivable or accrued liabilities.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

We evaluate the carrying value of long-lived assets, excluding goodwill, at least annually for impairment or when events and circumstances indicate the carrying amount of an asset may not be recoverable. For the year ended January 31, 2006, no such events or circumstances were identified. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the years ended 2005 and 2003, we made no material adjustments to its long-lived assets. During fiscal 2004, we identified the impairment of a customer relationship asset and retired a $2.2 million intangible asset related to the initial purchase of the Toronto operations in 1997.

Goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test at least annually or more frequently if events or circumstances indicate that impairment might exist. We completed our annual impairment analysis of goodwill in the first quarter of 2005 and found no impairment. SFAS No. 142, “Goodwill and Other Intangible Assets”, also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.” We are currently amortizing its acquired intangible assets with finite lives over periods ranging from one to seven years.

Revenue Recognition

We recognize revenue when four basic criteria are met: (a) persuasive evidence of an arrangement exists, (b) products are delivered or services rendered, (c) the sales price is fixed or determinable and (d) collectibility is probable.

Product Revenue

Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time of shipment. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement.

With respect to revenue from our configured products, we generally recognize revenue on shipment when we ship directly to an end user. When we ship to an OEM or distributor we request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (SAB No. 104) have been met, we recognize revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our OEM and distributor partners as required by the end-user.

Non-configured products and components, such as our switch products, UltraNet extension products, additional port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB No. 104 (as discussed above) have been met, generally at time of shipment.

Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers. We accrue for estimated warranty costs at the time of revenue recognition based on its experience.

Service Revenue

Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from professional services is recognized when such services are performed.

Software Revenue

Revenue from software is comprised of software licensing and post-contract customer maintenance and support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value (VSOE). Revenue from software licenses is recognized when the four basic criteria above have been met. Revenue from post-contract support and maintenance is recognized ratably over the term of the support contract, assuming the four basic criteria are met. The Company has software embedded in some of its products that is considered more than incidental to the product and represents a separate unit of accounting as defined by the American Institute of Certified Public Accountants Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2).

Multiple Elements

We enter into certain arrangements where we are obligated to deliver multiple products and/or services. In transactions that include multiple products, services and/or software, in most cases the Company allocates the revenue to each element based upon their VSOE of the fair value of the element, with any remaining elements allocated using the residual method. VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria is met for each element.

Deferred Revenue

Total deferred revenue consists primarily of unearned revenue from our customer support or maintenance contracts on our software and hardware products. These contracts are billed and collected either upfront or annually at the beginning of each service period. We recognize revenue from these contracts ratably over the contractual period, generally one to three years. Although certain contracts are cancellable at the customer’s discretion, we reclassified certain deferred revenue amounts acquired in the purchase of CNT from short to long term based on our analysis of the future periods over which this revenue will be recognized.

The remaining portion of the deferred revenue represents deferred revenue related to billings and collections for which one or more of the four basic criteria under SAB No. 104 and the American Institute of Certified Public Accountants’ Statement of Position 97-2, as amended, have not been met. These balances are all classified as short-term on the balance sheet as all four criteria have historically been met in less than twelve months.

Software Development Costs

We capitalize eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model as defined by our software and hardware engineering development processes. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at January 31, 2006, were approximately $53.9 million and $23.1 million, respectively. Capitalized software costs and accumulated amortization included in other assets at January 31, 2005, were approximately $33.6 million and $11.0 million, respectively. Amortization expense of capitalized software for fiscal 2005, 2004, and 2003 was approximately $12.1 million, $3.7 million and $5.5 million, respectively.

Restructuring Charges

We account for costs, including termination benefits and facility closure costs, associated with restructuring activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred. See Note 5 for discussion of restructuring activities.

Income Taxes

We estimate a provision for income taxes in each of the jurisdictions in which we operate. We estimate our actual current tax exposure including the risks associated with tax audits and the temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which we include within our balance sheet. We evaluate the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not more likely than expiration of the deferred benefit, we establish a valuation allowance

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risk, primarily from changes in interest rates, foreign currency exchange rates and credit risks.

Interest Rate Risk

We earn interest income on both our cash and cash equivalents and our investment portfolio. Our investment portfolio generally consists of readily marketable investment-grade debt securities of various issuers and maturities ranging primarily from overnight to three years. All investments are denominated in U.S. dollars and are classified as “available for sale.” These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of realized and unrealized gain or loss on these securities will change.

We have performed a sensitivity analysis as of January 31, 2006, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The discount rates used were based on the market interest rates in effect at January 31, 2006. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in a decrease in the fair values of our investment instruments of approximately $487,000 assuming that such investment holdings remained constant through the year 2006 and an increase of investment income of approximately $582,000. A hypothetical 10% decrease in interest rates would result in an increase of the fair values of our investment instruments of approximately $387,000 and a decrease in investment income of approximately $572,000.

Our convertible subordinated debt is subject to a fixed interest rate and the notes are based on a fixed conversion ratio into Class A common stock. We have two interest-rate swap agreements covering our convertible debt. The first was entered into by the Company in July 2003 covering $155.3 million of its 2.25%

convertible subordinated notes (2.25% Notes) and is set at six-month LIBOR minus 152 basis points, and the second was assumed in the acquisition of CNT which covers $75.0 million of the 3.00% convertible subordinated notes (3.00% Notes) previously issued by CNT and is set at three-month LIBOR plus 69.5 basis points. Both agreements have the economic effect of modifying the fixed interest obligations associated with the notes so that the interest payable on the majority of the notes effectively becomes variable. If interest rates on this variable rate debt were to increase or decrease, our annual interest expense would increase or decrease accordingly. This increased or decreased interest expense would be partially offset by the effects of these interest rate changes on our cash and investment portfolio. The 2.25% Notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 31, 2006, the approximate bid and ask prices per $100 of our 2.25% Notes was $84.73 and $85.23, respectively, resulting in an aggregate fair value of between $146.2 million and $147.0 million. On January 31, 2006, the approximate bid and ask prices per $100 of our 3.00% Notes was $96.75 and $97.50, respectively, resulting in an aggregate fair value of between $120.3 million and $121.2 million. Our Class A common stock is quoted on the Nasdaq National Market under the symbol, “MCDTA.” On March 31, 2006, the last reported sale price of our Class A common stock on the Nasdaq National Market was $4.62 per share.

Foreign Currency Exchange Risk

We operate sales and support offices in several countries. We are exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of our foreign subsidiaries, are denominated in foreign currencies, primarily the Euro and British Pound Sterling. However, we have determined these amounts were not material. As of January 31, 2006, we had no open forward exchange contracts.

Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of temporary cash investments, investments and trade receivables. We place our temporary cash investments and investment securities in primarily investment grade instruments and limit the amount of investment with any one financial institution. We evaluate the credit risk associated with each of our customers, including our largest customers, EMC and IBM, but generally do not require collateral. We depend on these two customers for over 50% of our total revenue. They also comprise a significant portion of our trade receivables and, therefore, expose us to a concentration of credit risk. Because our sales are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material impact on our ability to collect our accounts receivable and, accordingly, on our future operating results.

A small portion of our cash is invested in higher yielding investments, and within those investments there may be small amounts invested in derivative financial instruments. These investments are diminimus relative to our overall cash portfolio, and are not subject to any risk beyond our principal investment. We mainly invest our cash, cash equivalents and marketable securities in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposits, government obligations and corporate debt instruments.

In conjunction with the issuance of our convertible subordinated notes, we also entered into share option transactions on our Class A common stock with Bank of America, N.A. and/or certain of its affiliates. Subject to the movement in our Class A common stock price, we could be exposed to credit risk arising out of net settlement of these options in our favor. Based on our review of the possible net settlements and the credit strength of Bank of America, N.A. and its affiliates, we have concluded that we do not have a material exposure to credit risk as a result of these share option transactions.

In July 2003, we entered into an interest-rate swap agreement with JPMorgan Chase Bank (JPMorgan). Subject to the movement in interest rates, we could be exposed to credit risk arising out of net interest payments due to us from JPMorgan. Based on our review of the possible movement in interest rates and the credit strength of JPMorgan, we have concluded that we do not have a material exposure to credit risk as a result of this interest-rate swap.

In January 2004, CNT entered into an interest-rate swap agreement with Credit Suisse First Boston (CFSB). Subject to the movement in interest rates, we could be exposed to credit risk arising out of net interest payments due to us from CFSB. Based on our review of the possible movement in interest rates and the credit strength of CFSB, we have concluded that we do not have a material exposure to credit risk as a result of this interest-rate swap.

Consolidated Financial Statements and Supplementary Data

For a discussion of the information required by this item, you should refer to F- pages in Item 15(a) of the Annual Report on Form 10-K. (Reproduced from McDATA’s Form 10-K filed April 26, 2006.)

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Risk Factors

Risks Relating to Our Business

Changing Market Conditions and Increased Competitive Risks.

The competition in the data access and SAN, MAN, and WAN market for our products, software and solutions has grown and will continue to become more competitive with (a) the recent introduction of competitive products (b) alternative competitive technologies offered by other network companies that can effectively network storage data, and (c) pricing pressures resulting from this increased competition. As a result of these market changes, we anticipate continued lengthened sales cycles and price erosion in an environment where storage OEM certification of our products may still be required for end-user customer acceptance. Given that a majority of our revenues are derived from our direct-assist sales model with distribution through our channel partners, we are still highly dependent upon our channel partners’ relationships with end-user customers to promote the value of our products. If our channel partners do not promote the value of our products or competitors begin to control end-user customer preference, we may lose sales in key enterprise accounts that would materially adversely affect our revenues. While our recent acquisition of CNT allows us to offer SAN extension products, third party products and services directly to end-user customers, and such offerings are generally not in conflict with our channel partners, we are nonetheless cautious in our sales model to properly manage and leverage the existing channel relationships we have.

We may not be able to successfully compete against existing or potential SAN competitors.

The market for our SAN switching products, software and solutions is highly competitive, especially with the entrance of Cisco into the market in 2002. For a detailed description of the competition we face, please refer to the caption entitled “Competition” under 1, Business contained in our Annual Report on Form 10-K. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater financial, research and development and managerial resources than McDATA. Given the highly competitive market, we anticipate continued lengthened sales cycles and continued downward pricing pressures. To be competitive, we acquired CNT to expand our Global Enterprise Data Infrastructure (GEDI) strategy, which is to enable customers to consolidate their data assets in storage networks and to extend the boundary of those networks through network connectivity and distance products (i.e., SAN extension products previously offered by CNT). These products and services are sold through channels partners and on occasion, direct. Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share, further elongating of sales cycles, or the failure of our products to achieve or maintain market acceptance.

We incurred a substantial loss for the fiscal years ended January 31, 2006, January 31, 2005, and January 31, 2004, and may not be profitable in the future.

We incurred losses of $30.6 million, $20.9 million and $43.1 million, respectively, for the fiscal years ended January 31, 2006, January 31, 2005, and January 31, 2004. Our future operating results will depend on many factors, including the growth of the SAN market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We cannot provide assurance that we will generate sufficient revenue to achieve or sustain profitability.

The prices and gross margins of our products may decline, which would reduce our revenues and profitability.

In response to changes in product mix, competitive pricing pressures, introductions of new competitive products, product enhancements by our competitors, increases in manufacturing or labor costs or other operating expenses, we may experience declines in the prices, gross margins and profitability. To maintain our gross margins we must maintain or increase current shipment volumes, develop and introduce new products and product enhancements and reduce the costs to produce our products. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, and our revenue, gross margins and operating results may be below our expectations and those of investors and stock market analysts.

We depend on large distribution and end-user customer relationships.

We depend on EMC, IBM and HDS, for a significant portion of our total revenue. Sales to EMC, IBM and HDS represented approximately 31%, 26% and 9%, respectively, of our revenue for the twelve months ended January 31, 2006. The percentage related to IBM includes amounts sold to IBM Global Services for internal use and its outsourcing business. We anticipate that our future operating results will continue to depend heavily on sales to EMC, IBM and HDS. EMC, IBM and HDS resell products offered by our competitors, and nothing restricts EMC, IBM and HDS from expanding those relationships in a manner that could be adverse to us. Therefore, the loss of EMC, IBM or HDS as a channel customer, or a significant reduction in sales to EMC, IBM or HDS could significantly reduce our revenue. While we are aware that Dell sources some of our switch products through EMC, it is unclear whether this mitigates our dependency on EMC. Our product sales agreements with sales partners do not provide for the purchase of a guaranteed minimum amount of product.

With our acquisition of CNT, a significant portion of our total revenue is also dependent on large sale transactions with Fortune 500 customers in the financial services, telecommunications, information outsourcing and retail market segments. Failure to close a large SAN extension or solutions sale with a single end-user customer may adversely affect our revenue in any particular fiscal quarter.

We currently have limited product offerings and must successfully introduce new products (such as the Intrepid 10000) and product enhancements that respond to rapid technological changes and evolving industry standards.

We derive a substantial portion of our revenue from a limited number of products. As a result, we could have a significant decrease in revenue if one of our products lines becomes obsolete, does not obtain and maintain market acceptance or if there is a decrease in demand for our products for any other reason.

For the twelve months ended January 31, 2006, we derived a significant portion of our revenue from sales of our Intrepid director products. We expect that revenue from our director-class Intrepid products will continue to account for a substantial portion of our revenue for the foreseeable future. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEM, reseller and systems integrator customers will affect the market acceptance of our products. Therefore, continued market acceptance of these products and their successor products, along with our Intrepid 10000 Director, are critical to our future success.

In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in transitions to new technology, industry standards and new protocols include the inability to expand production capacity to meet demand for new products, write-downs of our existing inventory due to obsolescence, the impact of customer demand for new products or products being replaced, and delays in the introduction or initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

We are currently developing products that contain untested devices and subassemblies. In particular, in conjunction with the transition of our products from fibre channel to multi-protocol, 2 Gb/s to 4 Gb/s to 8 Gb/s to 10 Gb/s transmission speed technology, higher port densities, and advanced management capabilities, we have introduced products with new features and functionality, such as our next generation director-class product, the Intrepid 10000 Director and our next generation switches, such as the Sphereon 4400 and Sphereon 4700. We face risks relating to this product transition, including risks relating to getting storage and system OEMs to qualify such products, forecasting of demand, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. Finally, if we fail to timely introduce new products, or to add new features and functions to existing products to compete against new entrants in the market, or if there is no demand for these or our current products, our business could be seriously harmed.

Unforeseen environmental costs could impact our future net earnings.

Some of our operations use substances regulated under various federal, state and international laws governing the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Certain of our products are subject to various federal, state and international laws governing chemical substances in electronic products. We could incur costs, fines and civil or criminal sanctions, loss of revenue, third-party property damage or personal injury claims if we were to violate or become liable under environmental laws. The ultimate costs under environmental laws and the timing of these costs are difficult to predict.

The European Union has finalized the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. This directive is being enacted and implemented by individual European Union governments (such legislation together with the directive, the “WEEE Legislation”), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005.

In addition, the European Parliament has enacted a requirement for the elimination or reduction of hazardous substances (RoHS). This legislation governs the recovery of such substances as mercury, lead, cadmium, and hexavalent chromium. We are currently redesigning our products and transitioning our component purchasing and manufacturing operations to meet the July 1, 2006 deadline to provide RoHS compliant products to the European Union. In some instances, our OEM partners have earlier RoHS compliance deadlines and will not accept delivery of noncompliant products, no matter where the final end-user is located. Failure to deliver RoHS compliant products prior to the respective deadlines could adversely affect our revenues. Moreover, a failure to manage our component supply chain and our ultimate level of noncompliant finished goods could result in write-downs of non-RoHS compliant inventory and components. Because our component suppliers are also changing their product design and manufacturing processes, we could face shortages of RoHS compliant components if they are unable to produce adequate volumes to satisfy our and our industry’s demand. This may impact our ability to produce our products and lead to lost or deferred revenue.

We may not successfully integrate or realize the benefits of the acquisition of Computer Network Technology Corporation.

On June 1, 2005, we acquired CNT. While management believes that such acquisitions may continue to be part of our long-term strategy, there are risks and uncertainties related to acquiring companies. The integration of CNT is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt our business, controls and procedures. We may not successfully integrate CNT and the failure to meet the challenges involved in integrating the operations of McDATA and CNT successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm our business. The challenges involved in this integration include, but are not limited to, the following:

•	successfully combining product and service offerings;

•	integrating and coordinating sales and marketing activities;

•	realizing the financial, operational and headcount synergies to improve the overall business model of the company;

•	employment litigation costs related to eliminating positions in Europe to facilitate restructuring efforts;

•	integrating and coordinating research and development activities to enhance existing or introduce new products and services;

•	preserving customer, distribution, reseller, OEM, manufacturing, supplier and other important relationships of both McDATA and CNT and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from other strategic opportunities and operational matters;

•	integrating the diverse financial systems of both McDATA and CNT, including maintaining adequate internal controls during the integration process;

•	addressing differences in the business cultures of McDATA and CNT, maintaining employee morale and retaining key employees; and

•	coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations.

The anticipated benefits of the merger are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, our ability to realize these benefits could be adversely affected by practical or legal constraints on our ability to combine operations. Finally, if our stock price decreases significantly, this may result in a reassessment of our goodwill (which includes significant goodwill related to the acquisition of CNT) to determine if an impairment is necessary.

Our business is subject to risks from global operations.

We conduct significant sales and customer support operations in countries outside of the United States and also depend on non-U.S. operations of our contract manufacturers, and our distribution partners. Further, we utilize an India-based firm, HCL Technologies, to provide certain software engineering services, and our virtualization chip supplier, Aarohi Communications, is also reliant on offshore engineering. We derived approximately 42% of our revenue for the twelve months ended January 31, 2006, from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to expand marketing and selling efforts internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

•	expenses associated with developing and customizing our products for foreign countries and different languages;

•	difficulties in staffing and managing international operations, including recruiting qualified personnel in foreign markets and reliance on third parties to manage certain aspects of our foreign operations, including hub inventory locations;

•	unusually high expenses and timeliness associated with the hiring and termination of employees in foreign countries;

•	multiple, conflicting and changing governmental laws and regulations, including difficulty in enforcing our legal rights in foreign jurisdictions;

•	tariffs, quotas and other import or export restrictions, trade protection measures and other regulatory requirements on computer peripheral equipment;

•	longer sales cycles for our products;

•	differences in business practices which might affect our recognition of revenue or increase the time it takes us to collect receivables;

•	reduced or limited protections of intellectual property rights;

•	adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries and customers;

•	compliance with international standards that differ from domestic standards;

•	risks surrounding any product and software outsourcing activities in foreign countries; and

•	political, social and economic instability in a specific country or region.

Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, a large percentage of our international revenue has been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

Increased international political instability may decrease customer purchases, increase our costs and disrupt our business.

Increased international political instability as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. Additionally, this increased instability may, for example, negatively impact the capital markets and the reliability and cost of transportation and adversely affect our ability to obtain adequate insurance at reasonable rates or require us to incur costs for extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or increases, our business and results of operations could be seriously harmed and we may not be able to obtain financing in the capital markets.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we may not be aware that someone is using our rights without our authorization. In addition, the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others’ intellectual property.

These or other claims and any resulting litigation or arbitration could subject us to significant costs, liability for damages or could cause our proprietary rights to be invalidated or deemed unenforceable, which could allow third parties to use our rights without reservation. Litigation or arbitration, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation filed against us could also force us to do one or more of the following:

•	stop using the challenged intellectual property or selling our products or services that incorporate it;

•	obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

•	redesign those products or services that are based on or incorporate the challenged intellectual property.

If we are forced to take any of these actions, we may be unable to manufacture and sell our products, our customer relationships would be seriously harmed and our revenue would be reduced.

If we fail to optimize our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced. Our competitors may sell their products directly to end-user customers.

Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as our direct sales efforts with customers. We cannot provide assurance that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our channel partners will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller partners to sell our products could reduce our revenue and operating results. We may also experience conflict with our distribution channels as we continue to sell some of our products directly to end users.

We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

We currently purchase several key components from single or limited sources including IBM, LSI Logic and eSilicon. We purchase application specific integrated circuits (ASICs), special purpose processors and power supplies from single sources, and gigabit interface converters and optic transceivers from limited sources. Additional sole or limited sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in delays or the inability to meet our customers’ demands and result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. Further, we have purchased components from our suppliers from time to time that have been subsequently found not to meet the supplier’s published specifications. If our suppliers are unable to provide (or we are unable otherwise to obtain) components for our products on the schedule and in the quantities and quality we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

The loss of our contract manufacturers, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturers successfully, would negatively impact our ability to manufacture and sell our products.

We rely on Sanmina SCI, Inc. (SSCI) and Solectron Corporation, together our contract manufacturers, to manufacture our products. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. In addition, our contract manufacturers do not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. We generally place forecasts for products with our contract manufacturers approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. We generally place purchase orders sixty calendar days in advance of delivery. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturers to meet our customers’ delivery requirements or unexpected increases in customer purchase orders. As a result, we may not be able to benefit from any incremental demand and could lose customers. If we over-estimate demand for our product, we may accumulate excess inventories and obligations to our contract manufacturers under binding purchase orders in excess of our needs. At January 31, 2006, the Company’s commitment with our Contract Manufacturers for purchases over the next 60 days totaled $75.3 million, and $18.6 million for commitments beyond 60 days.

In addition, we coordinate our efforts with those of our component suppliers and contract manufacturers in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems and supply constraints (e.g., optics, etc.) with certain of our suppliers and with our contract manufacturers, which, if not effectively managed, could prevent us from satisfying our production requirements on a timely basis and could harm our customer relationships. If we should fail to manage effectively our relationships with our component suppliers or contract manufacturers, or if any of our suppliers or our manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose significant revenue and seriously damage our customer relationships.

Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally. In addition, in September 2003, we acquired Sanera and Nishan and in June 2005, we acquired CNT, which significantly increased the size of our operations. Our growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems, resources, intercompany communication and coordination. As we grow, our failure to maintain and to continue to improve upon our operational, managerial and financial controls, reporting systems, processes and procedures, and/or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

If we fail to successfully develop the McDATA brand, our revenue may not grow.

Our name is not widely recognized as a brand in the marketplace given our historical indirect sales model. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic OEM, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products, cause delays in delivering our products or meeting customer demands and would increase our costs, reduce our revenue and cause significant customer relations problems. Errors could also result in the need for us to upgrade existing products at customer locations, which would increase our costs or cause significant customer relations problems.

We have an uneven sales pattern.

Our quarterly operating results may vary due to the following factors:

•	the size, timing, terms and fluctuations of customer orders, which are often grouped toward the end of a calendar quarter, particularly large orders from EMC, IBM or HDS;

•	pricing discussions late in a quarter and a limited capability to ramp shipments near the end of that quarter;

•	sales mix among our storage network products and services;

•	fluctuations in our direct sales to customers;

•	our ability to attain and maintain market acceptance of our existing product and new products;

•	seasonal fluctuations in customer buying patterns;

•	the timing of the introduction of, or enhancement to, products by us, our significant OEM or reseller customers or our competitors (e.g., transition to higher speed, higher port density and multi-protocol products);

•	our ability to obtain sufficient supplies of third party products or single- or limited-source components for our own products; and

•	increased operating expenses, particularly in connection with our strategies to increase customer touch and purchase preference for our products or to invest in research and development.

Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity. Further, our OEM and reseller partners may purchase certain of our products ahead of end-user customer demand, which could reduce subsequent purchases by those partners. Accordingly, if orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to prospects that do not produce revenues in the foreseeable future or at all.

Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and quality acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships. Products that are not qualified by storage and system OEMs and resellers may not gain market acceptance. Our OEM and reseller customers have multiple sources for products similar to ours, and as such, may not qualify our products for any number of reasons.

We may engage in future acquisitions that dilute our stockholders’ ownership and cause us to use cash, incur debt or assume contingent liabilities.

As part of our strategy, from time to time we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	incur debt; or

•	assume liabilities.

These purchases also involve numerous risks, including:

•	problems combining and integrating the purchased operations, technologies, personnel and products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. In addition, acquisitions of companies could result in one-time charges related to acquisition costs, severance costs, employee retention costs and in-process research and development.

We may require, or could elect, to seek additional funding.

Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, any acquisitions of businesses, and market acceptance of our products. With changes in operating and industry expectations, we could require, or could elect, to seek additional funding including accessing the equity and debt markets. Moreover, we may have difficulty obtaining additional financing and our ability to obtain financing will be dependent on our operating performance.

McDATA has guaranteed the payment of principal and interest on approximately $124.4 million principal amount of CNT’s 3.00% convertible subordinated notes due February 2007. In addition, McDATA has $172.5 million principal amount of outstanding 2.25% subordinated convertible notes due 2010. Unless the price of our common stock increases significantly so that the holders of the convertible notes find it economically advantageous to exercise the conversion feature and receive common stock in lieu of a cash payment of the principal amount and any accrued interest, we may have to repay the debt in cash. At present, we have sufficient resources to satisfy these obligations as they mature. However, in the future, we may lack the resources to satisfy these obligations as they mature, and there can be no assurance that we will possess the resources or be able to secure the resources to satisfy these obligations on commercially reasonable terms, if at all. Any failure by us to satisfy these obligations when due would have a material adverse effect on our business.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. Because we often seek to hire individuals with relevant experience in our industry, we may be subject to claims of this kind or other claims relating to our employees in the future. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

Our products must comply with governmental regulation.

In the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. In the last several years, the European Union (EU) has adopted a number of initiatives (WEEE, RoHS, etc.) related to equipment emissions, electronic waste, privacy of information and expanded consumer warranties. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could seriously harm our business.

Providing telecommunications services to our customers subjects us to new risks.

Our provision of telecommunications and bandwidth for data transmission (not voice) to our customers subjects us to various risks. First, telecommunications networks and circuits can fail which would make it difficult for us to attract and retain clients. In addition, we may experience difficulty in obtaining or developing circuits to provide to our clients. The telecommunications industry is heavily regulated by state and federal governments, and changes in these regulations could make it difficult for us to compete. In addition, the regulatory framework under which we operate and new regulatory requirements or new interpretations of existing regulatory requirements could require substantial time and resources for compliance, which could make it difficult for us to operate our business. Such regulation could also impede our ability to enter into change-of-control transactions.

Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered three year terms;

•	limiting the persons who may call special meetings of stockholders;

•	requiring super-majority voting for stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

•	prohibiting cumulative voting for the election of directors;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

•	requiring parties to request board approval prior to acquiring 15% or more of the voting power of our common stock to avoid economic and voting dilution of their stock holdings.

We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our stock price is volatile.

The market price of our common stock has been volatile. Because we are a technology company, the market price of our common stock is usually subject to similar volatility and fluctuations that occur in our sector and to our competitors. This volatility is often unrelated or disproportionate to the operating performance of our company and, as a result, the price of our common stock could fall regardless of our performance.

Risks Related to Our Relationship with EMC

We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

In October 1997, and in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC’s purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue pursuant to these agreements with EMC represented approximately 31% of our revenue for the twelve months ended January 31, 2006. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

Provisions of our agreements with EMC relating to our relationship with EMC after the distribution of our Class A common stock to EMC’s stockholders may prevent a change in control of our company.

Under the terms of the May 2000 Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license to then existing EMC patents and we granted to EMC a license to then existing McDATA patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer’s patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC under this agreement could decrease our attractiveness as an acquisition target.

APPENDIX C

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(This Appendix is reproduced from McDATA’s Form 10-K filed April 26, 2006.)

To the Board of Directors and Stockholders of McDATA Corporation

Broomfield, Colorado

We have audited the accompanying consolidated balance sheets of McDATA Corporation and subsidiaries (the “Company”) as of January 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. Our audits also included the consolidated financial statement schedule listed in the accompanying index at Item 15 of our Annual Report on Form 10-K for the years ended January 31, 2006 and 2005. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. The consolidated financial statements and consolidated financial statement schedule of the Company for the year ended January 31, 2004 were audited by other auditors whose report, dated April 14, 2004, expressed an unqualified opinion on those statements and schedule.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2006 and 2005 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule for the years ended January 31, 2006 and 2005, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of January 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 24, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 24, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of McDATA Corporation:

In our opinion, the accompanying consolidated statements of operations, of changes in stockholders’ equity and of cash flows of McDATA Corporation and its subsidiaries for the year ended January 31, 2004, present fairly, in all material respects, the results of operations and cash flows of McDATA Corporation and its subsidiaries for the year ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein for the year ended January 31, 2004 when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado

April 14, 2004 except for Notes 16 and 19 which are as of April 24, 2006

McDATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	January 31, 2006	January 31, 2005
Assets
Current assets:
Cash and cash equivalents	$139,083	$64,507
Securities lending collateral	62,555	130,804
Short-term investments	171,110	145,259
Accounts receivable, net of allowances for bad debts of $7,880 and $306 as of January 31, 2006 and 2005, respectively	126,106	63,810
Inventories, net	33,100	13,720
Prepaid expenses and other current assets	13,423	7,280

Total current assets	545,377	425,380
Property and equipment, net	109,118	94,929
Long-term investments	31,884	95,589
Restricted cash	10,697	5,047
Intangible assets, net of accumulated amortization of $72,214 and $34,709 as of January 31, 2006 and 2005, respectively	123,694	87,592
Goodwill	266,141	78,693
Other assets, net	59,798	31,005

Total assets	$1,146,709	$818,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,238	$20,345
Accrued liabilities	94,276	44,549
Securities lending collateral payable	62,555	130,804
Current portion of deferred revenue	61,242	22,736
Current portion of obligations under capital leases	2,977	912

Total current liabilities	264,288	219,346
Obligations under capital leases, less current portion	3,532	256
Deferred revenue, less current portion	31,380	27,001
Other long-term liabilities	1,844	1,908
Interest rate swaps	7,553	2,005
Convertible subordinated debt	285,889	170,495

Total liabilities	594,486	421,011

Commitments and contingencies (Note 17)
Stockholders’ Equity:
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 119,599,002 and 81,000,000 shares issued and outstanding as of January 31, 2006 and 2005, respectively	1,197	810
Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 38,315,628 and 37,960,526 shares issued and outstanding as of January 31, 2006 and 2005, respectively	385	379
Additional paid-in-capital	671,142	481,735
Treasury stock, at cost, 1,439,560 and 678,574 Class A shares as of January 31, 2006 and 2005, respectively and 3,085,256 and 2,343,785 Class B shares as of January 31, 2006 and 2005, respectively	(23,591)	(19,039)
Deferred compensation	(2,832)	(2,738)
Accumulated other comprehensive loss	(807)	(1,253)
Accumulated deficit	(93,271)	(62,670)

Total stockholders’ equity	552,223	397,224

Total liabilities and stockholders’ equity	$1,146,709	$818,235

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended January 31,
	2006	2005	2004
Revenue
Product	$523,440	$379,344	$407,137
Service	90,993	20,316	11,723

Total revenue	614,433	$399,660	$418,860
Cost of revenue
Product	248,025	158,656	162,151
Service	59,874	17,505	15,178
Restructuring charges	1,192	—	—

Total cost of revenue	309,091	176,161	177,329
Gross profit	305,342	223,499	241,531
Operating expenses:
Research and development (excludes amortization of deferred compensation included in Amortization of deferred compensation of $1,320, $4,027 and $6,142, respectively)	111,715	91,488	88,826
Selling and marketing (excludes amortization of deferred compensation included in Amortization of deferred compensation of $838, $476 and $1,948, respectively)	133,909	101,305	95,820
General and administrative (excludes amortization of deferred compensation included in Amortization of deferred compensation of $3,750, $1,019 and $3,879, respectively)	35,116	25,584	30,234
Amortization of acquired intangible assets	37,510	22,773	9,222
Acquired in-process research and development and other acquisition-related costs	—	—	11,410
Amortization of deferred compensation (excludes amortization of deferred compensation included in Cost of revenue of $250, $180 and $739, respectively)	5,908	5,522	11,969
Restructuring charges	11,685	1,263	2,258

Total operating expenses	335,843	247,935	249,739

Loss from operations	(30,501)	(24,436)	(8,208)
Interest and other income	11,418	6,639	7,231
Interest expense	(11,087)	(1,333)	(2,760)

Loss before income taxes	(30,170)	(19,130)	(3,737)
Income tax expense	431	362	38,412

Loss before equity in net loss of affiliated company	(30,601)	(19,492)	(42,149)
Equity in net loss of affiliated company	—	(1,380)	(984)

Net loss	$(30,601)	$(20,872)	$(43,133)

Basic and diluted net loss per share	$(.22)	$(0.18)	$(0.38)

Shares used in computing basic and diluted net loss per share	140,331	115,355	114,682

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock				Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances at January 31, 2003	81,000	810	33,283	333	475,975	(6,934)	711	—	1,335	472,230
Shares issued	—	—	2,880	29	23,155	(17,357)	—	—	—	5,827
Forfeitures of deferred compensation	—	—	(112)	(1)	(1,207)	1,208	—	—	—	—
Purchase of call options, net	—	—	—	—	(20,510)	—	—	—	—	(20,510)
Compensation expense	—	—	—	—	—	12,708	—	—	—	12,708
Tax benefit (expense) of stock options	—	—	—	—	(420)	—	—	—	—	(420)
Acquisition of treasury stock	—	—	—	—	—	—	—	(8,752)	—	(8,752)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(43,133)	(43,133)
Unrealized loss on investments, net of tax of $453	—	—	—	—	—	—	(308)	—	—	(308)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(43,441)

Balances at January 31, 2004	81,000	810	36,051	361	476,993	(10,375)	403	(8,752)	(41,798)	417,642
Shares issued	—	—	2,086	20	5,613	—	—	—	—	5,633
Forfeitures of deferred compensation	—	—	(177)	(2)	(1,933)	1,935	—	—	—	—
Issuance of warrants	—	—	—	—	1,062	—	—	—	—	1,062
Compensation expense	—	—	—	—	—	5,702	—	—	—	5,702
Acquisition of treasury stock	—	—	—	—	—	—	—	(10,287)	—	(10,287)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(20,872)	(20,872)
Unrealized loss on investments, net of tax of $0	—	—	—	—	—	—	(1,656)	—	—	(1,656)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(22,528)

Balances at January 31, 2005	81,000	810	37,960	379	481,735	(2,738)	(1,253)	(19,039)	(62,670)	397,224
Shares issued in Merger	38,754	388	—	—	185,654	(3,606)	—	—	—	182,436
Shares issued	136	1	382	4	5,258	(4,151)	—	—	—	1,112
Forfeitures of deferred compensation	(77)	—	(105)	—	(1,505)	1,505	—	—	—	—
Compensation expense	—	—	—	—	—	6,158	—	—	—	6,158
Acquisition of treasury stock	—	—	—	—	—	—	—	(4,552)	—	(4,552)
Other	(214)	(2)	78	2	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(30,601)	(30,601)
Unrealized loss on investments, net of tax of $0	—	—	—	—	—	—	964	—	—	964
Foreign currency translation adjustment, net of tax of $0		—	—	—	—	—	(518)	—	—	(518)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(30,155)

Balances at January 31, 2006	119,599	$1,197	38,315	$385	$671,142	$(2,832)	$(807)	$(23,591)	$(93,271)	$552,223

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended January 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(30,601)	$(20,872)	$(43,133)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	92,653	56,337	44,589
Bad debt provision	1,520	(467)	(474)
Equity in net loss of affiliate	—	1,380	984
Net realized loss on investments	247	643	48
Net loss on retirement of assets	17	1,094	400
Acquired in-process research and development	—	—	11,410
Inventory provisions	6,735	4,498	2,608
Impairment loss	—	50	—
Non-cash compensation expense	6,158	5,703	12,708
Deferred taxes	475	—	38,815
Tax benefit (expense) from stock options exercised	—	—	(420)
Unrealized (gains) losses on derivative transactions	(56)	(40)	—
Changes in net assets and liabilities, net of effects of merger with CNT:
Accounts receivable	(8,040)	(364)	(26,105)
Inventories	(9,495)	(12,013)	(6,150)
Prepaid expenses and other current assets	968	(1,225)	29
Other assets, net	(27,690)	(18,727)	(7,682)
Accounts payable	7,147	3,630	7,091
Accrued liabilities	(31,914)	(8,573)	9,621
Deferred revenue and other long-term liabilities	5,417	10,580	17,782
Accrued income taxes	3,022	(210)	(1,061)
Goodwill	(2,074)	—	—

Net cash provided by operating activities	14,489	21,424	61,060
Cash flows from investing activities:
Acquisitions, net of cash acquired	40,395	—	(171,421)
Purchase of equity investment in Aarohi	—	—	(6,000)
Purchases of property and equipment	(13,177)	(16,923)	(17,999)
Proceeds from sale of equipment	1,727	—	—
Decrease (increase) in restricted cash related to interest rate swap	(1,825)	83	(5,130)
Cash received on cash surrender value of life insurance policy	1,339	—	—
Purchases of investments	(376,952)	(459,825)	(654,238)
Maturities of investments	415,093	278,921	509,444
Sales of investments	—	197,806	101,085

Net cash provided by (used in) investing activities	66,600	62	(244,259)
Cash flows from financing activities:
Proceeds from issuance of convertible subordinated debt	—	—	172,500
Costs of debt issuance	—	—	(5,567)
Purchase of call options	—	—	(53,455)
Sale of call options	—	—	32,945
Purchase of treasury stock	(4,552)	(10,287)	(8,752)
Payment of notes payable	(222)	(1,479)	(15,469)
Payment of obligations under capital leases	(2,513)	(1,088)	(2,697)
Proceeds from the issuance of common stock	1,082	5,574	5,827

Net cash provided by (used in) financing activities	(6,205)	(7,280)	125,332
Effect of Exchange Rates on Cash and Cash Equivalents	(308)
Net increase (decrease) in cash and cash equivalents	74,576	14,206	(57,867)
Cash and cash equivalents, beginning of period	64,507	50,301	108,168

Cash and cash equivalents, end of period	$139,083	$64,507	$50,301

Supplemental Disclosure of Non-cash Investing and Financing Activities
Interest paid	$1,333	$4,003	$2,325
Income taxes paid	—	647	1,095
Capital lease obligations incurred, net of trade-ins	—	223	1,783
Transfer of inventory to fixed assets	6,306	4,842	1,859
Fixed assets exchanged for capital leases	—	—	(1,364)
Restricted stock grant	—	—	17,357
Deferred compensation forfeitures	1,503	—	—

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except per share data)

NOTE 1 OVERVIEW AND BASIS OF PRESENTATION

Our Business

McDATA Corporation and its subsidiaries provide data infrastructure solutions that simplify and optimize access to and movement of ever increasing volumes of data held within enterprises across the globe. This access is provided across storage area networks (SANs), metropolitan area networks (MANs) and wide area networks (WANs) through a combination of products and services. On June 1 2005, McDATA closed the acquisition of Computer Network Technology Corporation (CNT) and created a combined company with the products, talents and services of two respected names in storage networking. CNT adds significant capabilities in the areas of extending storage networks over distance (MAN and WAN), professional services and maintenance services to McDATA’s strength in SAN directors, switches, routing, security and management. The merger of CNT and McDATA is expected to accelerate McDATA’s Global Enterprise Data Infrastructure (GEDI) initiative, whereby customers can evolve to a globally connected, secure, highly-available, performance-optimized, centrally-managed data access environment.

McDATA’s product offerings include Intrepid directors, Sphereon switches, embedded blade server switches, Eclipse SAN routers, UltraNet extension products, EFCM management software, storage networking services (SNS) software and related third party products. Many of these products are an integral part of data services infrastructure solutions sold by most major storage and system vendors including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), and Sun Microsystems Inc. (Sun). In addition to these partners, the products are also sold through selected value added distributors (VADs) and value added resellers (VARs) in major geographic locations across the world. In addition to the products, McDATA also offers services including professional services, education, break/fix maintenance support, network monitoring services, as well as upgraded warranty and extended maintenance contracts on our hardware products.

McDATA combines products and services to deliver solutions in the areas of data access, storage area networking, FICON, backup and recovery and disaster recovery / business continuity and data migration. While the primary fulfillment method is through our channel partners, McDATA’s field organization works directly with customers to drive preference for McDATA solutions, and McDATA has and may continue to directly sell channel extension, third party products, maintenance and support and professional services to end-user customers.

Certain prior year amounts have been reclassified to conform to the fiscal 2006 presentation.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its wholly-owned subsidiaries. The equity method of accounting is used for investments in affiliates in which we have significant influence. All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates used in the financial statements include estimates related to revenue reserves, inventory reserves, allowances for doubtful accounts, deferred revenue, warranty provisions, income taxes, the valuation of long-lived assets including goodwill and purchased intangible assets and the capitalization of software development costs.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

Valuation of Accounts Receivable

Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made for potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, the Company considers specific accounts, analysis of accounts receivable agings, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness.

Inventories

Inventories, which include material, labor, factory overhead and purchased finished goods, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company’s inventories do not include materials purchased and held by the Company’s component subcontractors, as the Company does not own this inventory.

Investments

The Company’s short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with maturities of one year or less are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments, with the exception of auction rate securities.

These investments are highly liquid, variable-rate debt securities. While the underlying security typically has a stated maturity of 20 to 30 years, the interest rate is reset through Dutch auctions that are held every 7, 28 or 35 days, creating a highly liquid, short-term instrument. The securities trade at par and are callable at par on any interest payment due date at the option of the issuer and as such are classified as short term investments.

Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for the Company’s securities are temporary. Should the impairment of any of these securities become other-than-temporary, the adjusted cost basis of the investment will be reduced and the resulting loss recognized in the statement of operations in the period the other-than-temporary impairment is identified.

Included in investment balances are certain derivatives used as fair-value hedges against positions held in certain marketable equity securities. Any ineffectiveness in these hedged instruments or the loss of hedge-accounting treatment could result in significant fluctuations to earnings.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Fair Value of Financial Instruments

The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying values of the capital lease obligations approximate their fair values. The fair values of the Company’s investments and convertible debt are determined using quoted market prices for those securities. The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value, which is determined using quoted market prices.

Interest Rate Swaps

The Company has entered into two interest rate swaps to address interest rate market risk exposure. The interest rate swaps are designated and qualify as a fair value hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments that are designated and qualify as a fair value hedge, the gains and losses on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. The accounting for hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. The Company’s interest rate swaps qualify as perfectly effective fair value hedges. As such, there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreements are recorded as either an other asset or long-term liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in accounts receivable or accrued liabilities.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded on a straight-line method over the estimated useful lives of the assets as follows:

Building	39 years
Building equipment	5-39 years
Equipment and furniture	3-5 years
Computer software	2-5 years
Capital lease equipment	The shorter of the useful life of 3-5 years or lease term
Leasehold improvements	The shorter of the useful life of 3-5 years or lease term

Depreciation expense for property and equipment and capital leases was approximately $33.9 million, $26.9 million and $26.9 million in fiscal 2005, 2004 and 2003, respectively. Equipment and furniture at January 31, 2006 and January 31, 2005 includes assets under capitalized leases of $7.1 million and $4.9 million, respectively, with related accumulated amortization of approximately $2.9 million and $3.5 million, respectively.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

In accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs incurred in connection with the application development state of internal-use software projects are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company evaluates the carrying value of long-lived assets, excluding goodwill, at least annually for impairment or when events and circumstances indicate the carrying amount of an asset may not be recoverable. For the year ended January 31, 2006, no such events or circumstances were identified. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the years ended 2005 and 2003, the Company made no material adjustments to its long-lived assets. During fiscal 2004, the Company identified the impairment of a customer relationship asset and retired a $2.2 million intangible asset related to the initial purchase of the Toronto operations in 1997.

Goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test at least annually or more frequently if events or circumstances indicate that impairment might exist. The Company completed its annual impairment analysis of goodwill in the first quarter of 2005 and found no impairment. SFAS No. 142, “Goodwill and Other Intangible Assets”, also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.” The Company is currently amortizing its acquired intangible assets with finite lives over periods ranging from one to seven years.

Revenue Recognition

The Company recognize revenue when four basic criteria are met: (a) persuasive evidence of an arrangement exists, (b) products are delivered or services rendered, (c) the sales price is fixed and determinable and (d) collectibility is probable.

Product Revenue

We recognize revenue when four basic criteria are met: (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is probable.

Product Revenue

Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time of shipment. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement.

With respect to revenue from configured products, the Company generally recognize revenue on shipment when we ship directly to an end user. When there are shipments to an OEM or distributor, the Company request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (SAB No. 104) have been met, the Company recognizes revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our OEM and distributor partners as required by the end-user.

Non-configured products and components, such as our switch products, UltraNet extension products, additional port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB No. 104 (as discussed above) have been met, generally at time of shipment.

Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers. The Company accrues for estimated warranty costs at the time of revenue recognition based on its experience.

Service Revenue

Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from professional services is recognized when such services are performed.

Software Revenue

Revenue from software is comprised of software licensing and post-contract customer maintenance and support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value (VSOE). Revenue from software licenses is recognized when the four basic criteria above have been met. Revenue from post-contract support and maintenance is recognized ratably over the term of the support contract, assuming the four basic criteria are met. The Company has software embedded in some of its products that is considered more than incidental to the product and represents a separate unit of accounting as defined by the American Institute of Certified Public Accountants Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2).

Multiple Elements

The Company enter into certain arrangements where we are obligated to deliver multiple products and/or services. In transactions that include multiple products, services and/or software, in most cases the Company allocates the revenue to each element based upon their VSOE of the fair value of the element, with any remaining elements allocated using the residual method. VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria is met for each element.

Deferred Revenue

Total deferred revenue consists primarily of unearned revenue from our customer support or maintenance contracts on our software and hardware products. These contracts are billed and collected either upfront or annually at the beginning of each service period. The Company recognizes revenue from these contracts ratably over the contractual period, generally one to three years.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The remaining portion of the deferred revenue represents deferred revenue related to billings and collections for which one or more of the four basic criteria under SAB No. 104 and the American Institute of Certified Public Accountants’ Statement of Position 97-2, as amended, have not been met. These balances are all classified as short-term on the balance sheet as all four criteria have historically been met in less than twelve months.

The accounting periods over which we will recognize this revenue is as follows:

For Fiscal Years:	Amount
2006	$61,242
2007	21,064
2008	7,646
2009	1,964
2010 and thereafter	706

Total	$92,622

Research and Development

Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and related expenses of personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and test equipment; and IT and facilities expenses.

Software Development Costs

The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model as defined by our software and hardware engineering development processes. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at January 31, 2006, were approximately $53.9 million and $23.1 million, respectively. Capitalized software costs and accumulated amortization included in other assets at January 31, 2005, were approximately $33.6 million and $11.0 million, respectively. Amortization expense of capitalized software for fiscal 2005, 2004, and 2003 was approximately $12.1 million, $3.7 million and $5.5 million, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for fiscal 2005, 2004, and 2003 were approximately $6.1 million, $5.4 million and $3.2 million, respectively. Approximately $5.7 million of fiscal 2005 advertising expense is recorded in selling and marketing and approximately $400,000 is recorded in

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

general and administrative. For fiscal 2004, approximately $5.2 million and $231,000 were recorded in selling and marketing, and general and administrative operating expenses, respectively. For fiscal 2003, approximately $3.0 million and $206,000 were recorded in selling and marketing, and general and administrative operating expenses, respectively.

Restructuring Charges

The Company accounts for costs, including termination benefits and facility closure costs, associated with restructuring activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred. See Note 5 for discussion of restructuring activities.

Earnings Per Share

Basic net loss per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive common stock equivalents less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company’s common stock for each of the periods presented. No dilutive effect is included for shares sold in relation to McDATA’s September 2004 agreement with International Business Machines Corporation (IBM) in which the Company granted IBM five-year warrants for the purchase of up to 350,000 shares of McDATA’s Class B common stock because of their anti-dilutive impact. No dilutive effect has been included for the convertible subordinated debt or the share options sold in relation to the convertible subordinated debt because of their anti-dilutive impact.

Following is a reconciliation between basic and diluted earnings per share:

	Years Ended January 31,
	2006	2005	2004
Net loss	$(30,601)	$(20,872)	$(43,133)
Weighted average shares of common stock outstanding used in computing basic net loss per share	140,331	115,355	114,682
Effect of dilutive stock options and warrants	—	—	—

Weighted average shares of common stock used in computing diluted net loss per share	140,331	115,355	114,682
Basic and diluted net loss per share	$(.22)	$(0.18)	$(0.38)
Options and warrants not included in diluted share base because of the exercise prices	19,891	10,765	8,459
Options, warrants and restricted stock not included in diluted share base because of the net loss	3,166	7,080	6,422

Stock-Based Compensation

The Company has stock-based employee compensation and employee purchase plans, which are described more fully in Note 13. The Company accounts for these plans according to Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”. Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally two to four years. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Years Ended January 31,
	2006	2005	2004
Net loss, as reported	$(30,601)	$(20,872)	$(43,133)
Add: Total stock-based employee compensation expense included in net loss as determined under the intrinsic value method, net of related tax effects	6,158	5,702	12,708
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(22,370)	(19,781)	(34,050)

Pro forma net loss	$(46,813)	$(34,951)	$(64,475)

Loss per share:
Basic and diluted—as reported	$(0.22)	$(0.18)	$(0.38)

Basic—pro forma	$(0.33)	$(0.30)	$(0.56)

The fair value of each option granted during fiscal 2005, 2004 and 2003 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Years Ended January 31,
	2006	2005	2004
Dividend yield	— %	— %	— %
Expected volatility	60%-77%	77%-95%	90%
Risk-free interest rate	3.69%-4.55%	2.7%-4.0%	2.1%-3.5%
Expected life, in years	4.0	2.0-4.0	2.0-4.0

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings as well as additional other comprehensive income. McDATA’s other comprehensive loss consists of unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments, recorded net of any related tax, that are recorded as changes in equity and not an element of the Company’s statement of operations.

Income Taxes

The Company estimates a provision for income taxes in each of the jurisdictions in which we operate. The estimated current tax exposure includes the risks associated with tax audits and the temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which the Company includes in the balance sheet. The Company evaluates the likelihood that our deferred tax assets will be recovered from future taxable income and to the that recovery is not more likely than expiration of the deferred benefit, the Company establish a valuation allowance

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (FASB) issued an exposure draft of its proposed amendment to Statement of Financial Standards (SFAS) No. 128, “Earnings Per Share”

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

(SFAS No. 128), which specifies the calculation of earnings per share (EPS). This Statement eliminates the provision of SFAS No. 128 that allows issuing entities to overcome the presumption that certain contracts that may be settled in cash or shares will be settled in shares. Lastly, this Statement requires that shares to be issued upon conversion of a mandatorily convertible security be included in the computation of basic EPS from the date that conversion becomes mandatory. The Company has not yet determined the potential future impact of the proposed amendment on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Cost—An Amendment of ARB 43, Chapter 4” (SFAS No. 151), to clarify that abnormal amounts of certain costs should be recognized as period costs. This Statement is effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS No. 151 will have a material impact on its financial position, results of operations, or cash flows.

In December 2004, the FASB issued Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for qualifying dividends from controlled foreign corporations, subject to certain limitations. This Staff Position allows companies additional time beyond the financial reporting period of enactment to evaluate the effect of the Act. The Company has evaluated the potential benefits of this provision and has determined that it will not be paying any dividends pursuant to the specific rules of the Act. This decision does not prevent us from paying dividends from controlled foreign corporations in the future. However, such dividends would not be eligible for the special dividends received deduction provided for by the Act.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS No. 154), which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods’ financial statements. The Statement does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS No. 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors. The Statement is effective for the Company beginning in fiscal year 2006. Adoption is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

On September 15, 2005, the FASB issued EITF 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature(“EITF 05-8”). EITF 05-8 addresses the accounting for convertible debt issued with a nondetachable conversion feature that is “in-the-money,” and requires that this conversion feature (beneficial conversion feature) be accounted for separately. The beneficial conversion feature is recognized and measured separately by allocating to additional paid-in-capital a portion of the proceeds equal to the intrinsic value of the conversion feature. The EITF addresses the following: 1) whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference for purposes of applying SFAS No. 109 “Accounting for Income Taxes” (SFAS No. 109) 2) If there is a basis difference, whether it is a temporary difference under SFAS No. 109 and 3) If there is a temporary difference, whether recognition of the deferred tax liability for the temporary difference of the convertible debt should be recorded as an adjustment to additional paid-in capital or through the recording of a deferred charge. EITF is effective for the first quarter of fiscal year 2006. The Company has assessed the impact of EITF 05-08 and does not anticipate that it will have a material impact on our financial position, results of operation, and cash flows in fiscal year 2006.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 amends FASB

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Statements No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” for the following purposes: permit fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarify which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarify that concentrations of credit risk in the form of subordination are not embedded derivatives; and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 will have a material impact on its results of operations, financial position, or liquidity.

In March of 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140 (SFAS No. 156). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156 an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. SFAS No. 156 is effective for fiscal years beginning September 15, 2006. The Company does not expect the adoption of SFAS No. 156 will have a material impact on its results of operations, financial position, or cash flows.

Recently Adopted Accounting Pronouncements

In June 2004, the FASB issued EITF Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 establishes a common approach to evaluating other-than-temporary impairment to investments in an effort to reduce the ambiguity in impairment methodology found in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which has resulted in inconsistent application. In September 2004, the FASB issued FASB Staff Position EITF Issue No. 03-1-1, which deferred the effective date for the measurement and recognition guidance clarified in EITF Issue No. 03-1 indefinitely; however, the disclosure requirements remain effective for fiscal years ending after June 15, 2004. While the effective date for certain elements of EITF Issue No. 03-1 have been deferred, the adoption of EITF Issue No. 03-1 when finalized in its current form is not expected to have a material impact on our financial position, results of operations or cash flows. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The Company adopted FSP 115-1 in the fourth quarter of fiscal 2005 and determined that certain securities sold in the first quarter of fiscal year 2006 at a realized loss of $150,000 were other than temporarily impaired in the fourth quarter of fiscal year 2005, the effect of which has been reported in our financial position, results of operations and cash flows.

In June, 2004, the FASB issued EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.”(“EITF 04-8). EITF 04-8 addresses when contingently convertible instruments should be included in earnings per share. Contingently convertible instruments are defined as instruments that have embedded conversion features that are contingently convertible or exercisable based on 1) a market price trigger or 2) multiple contingencies if one of the contingencies is a market price trigger and the instrument can be converted or share settled based on the specified market condition. The effective date for EITF 04-8 was for reporting periods ending after December 15, 2004. The Company adopted EITF 04-8 in the first quarter of fiscal year 2005 and determined that for the year ended January 31, 2006, there was no effect on our calculation of dilutive earnings per share as the impact was antidilutive.

In December 2004, the FASB issued a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123R). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Originally, SFAS No. 123R was effective for interim reporting periods that begin after June 15, 2005. In April 2005, the SEC announced the deferral of the required effective date. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to the adoption of SFAS 123R.

The Company adopted SFAS No. 123R in the first quarter of fiscal 2006 and will continue to evaluate the impact of SFAS No. 123R on our operating results and financial condition. The pro forma information in Note 2 of our Consolidated Financial Statements presents the estimated compensation charges under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” for the fiscal years 2005, 2004, and 2003. As a result of the provisions of SFAS 123R and SAB 107, we expect the compensation charges under SFAS 123R to reduce net income by approximately $10 to $11 million for fiscal 2006. However, our assessment of the estimated compensation charges is affected by our stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of our stock price and employee stock option exercise behaviors. We will recognize compensation cost for stock-based awards issued after January 31, 2006, on a straight-line basis over the requisite service period for the entire award.

In June 2005, the FASB finalized FASB Staff Positions (FSP) No. 143-1, “Accounting for Electronic Equipment Waste Obligations”. FSP No. 143-1 addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with Directive 2002/96/EC on Waste Electrical and Electronic Equipment issued by the European Union on February 13, 2003 (Directive). This Directive requires EU-member countries to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

such equipment by private household users. The FSP sets forth accounting for such obligations by commercial users and producers, with respect to SFAS No. 143, “Asset Retirement Obligations” and the related FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, since this type of obligation is an asset retirement obligation. The guidance of this FSP shall be applied in the first reporting period after the date of the adoption of the law by the applicable EU-member country.

The Company adopted FSP No. 143-1 in the fourth quarter of fiscal 2005 and concluded that although no liability has been incurred as of January 31, 2006, the Company is continuing to analyze the impact of the directive, FSP No. 143-1, on its financial position and results of operations as additional EU member countries adopt the directive.

In June 2005, the FASB finalized FSP No. 150-5, “Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable”. FSP No. 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable (either puttable or mandatorily redeemable) would be subject to the requirements of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” regardless of the timing of the redemption feature or the redemption price. The Company has adopted the FSP and has determined it does not impact its financial position, results of operations or cash flows in fiscal 2005.

In June 2005, the FASB ratified the EITF’s consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (EITF 05-6). The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized, based on facts available as of the date of the business combination or purchase, over the shorter of the useful life of the assets or a term that includes renewals that are reasonably assured. The Company adopted EITF 05-6 in the third quarter of fiscal 2005 and concluded that there was no material impact on our financial position, results of operation, and cash flows as of January 31, 2006.

NOTE 3 FOREIGN CURRENCY

The financial statements of the Company’s international subsidiaries have been translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars at period-end exchange rates, while fixed assets and equity accounts are translated at historical rates. Income and expenses are translated at the average exchange rates during the period. The resulting translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive loss.

The Company is exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of its foreign subsidiaries, are denominated in foreign currencies. The Company had no outstanding forward exchange contracts as of January 31, 2006 and 2005. Gains and losses from transactions denominated in foreign currencies and forward exchange contracts are included in the Company’s net loss as part of interest and other income in the accompanying Consolidated Statements of Operations. The Company recognized foreign currency transaction gains (losses) of $(272,000), $41,000 and $62,000 for fiscal 2005, 2004 and 2003, respectively in the accompanying statement of operations.

NOTE 4 MERGER WITH CNT

Merger Transaction

On June 1, 2005, the Company consummated the merger transaction between Condor Acquisition, Inc. (Merger Sub), a wholly-owned subsidiary of McDATA Corporation, and CNT (the Merger) pursuant to the terms

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

and conditions of the previously filed Agreement and Plan of Merger, as amended (the Merger Agreement). The transactions contemplated by the Merger Agreement were adopted and approved at a special meeting of the stockholders of the Company on May 24, 2005, and at a special meeting of the shareholders of CNT on May 24, 2005. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into CNT with CNT being the surviving corporation as a wholly-owned subsidiary of the Company. In connection with the filing of the Articles of Merger, CNT’s name was changed to “McDATA Services Corporation.”

Upon completion of the merger, CNT shareholders received 1.3 shares of McDATA Class A common stock for each share of CNT common stock held by them, together with cash in lieu of fractional shares, and the Company assumed the CNT employee equity plans and the awards granted under these plans, as follows:

•	Each outstanding CNT stock option was assumed by McDATA and became exercisable for shares of McDATA Class A common stock at the ratio of 1.3 shares of McDATA Class A stock for every share of CNT common stock subject to the option. The exercise price per share of each assumed CNT stock option is equal to the exercise price of the assumed CNT option divided by 1.3. All other terms and conditions of the assumed CNT stock options remained unchanged.

•	The outstanding CNT restricted stock units and CNT deferred stock units were assumed by the Company and were converted into, and are deemed to constitute, a right to be issued shares of McDATA Class A common stock. The number of shares of McDATA Class A common stock subject to the assumed CNT restricted stock units and CNT deferred stock units will each be adjusted to reflect the merger exchange ratio. All other terms and conditions of the assumed CNT restricted stock units and CNT deferred stock units remained unchanged. Notwithstanding the foregoing, all outstanding CNT restricted stock units vested in full upon completion of the merger, and the holders thereof received 1.3 shares of McDATA Class A common stock for each CNT restricted stock unit owned at the effective time of the merger, together with cash in lieu of any fractional shares. All deferred stock units were fully vested prior to the acquisition.

•	With the exception of retention grants made to certain CNT employees and certain shares of restricted stock issued to one other CNT employee, all outstanding shares of CNT restricted stock became fully vested as of the completion of the merger, and the holders thereof received 1.3 shares of McDATA Class A common stock for each restricted share of CNT common stock owned at the effective time of the merger, together with cash in lieu of any fractional shares. All other terms and conditions of the assumed shares of restricted stock remained unchanged.

On June 1, 2005, simultaneously with the effectiveness of the Merger, the Company entered into a supplemental indenture to the indenture between CNT and U.S. Bank National Association, (the Trustee), pursuant to which McDATA fully and unconditionally guarantees the payment of principal and interest on CNT’s outstanding $124,350,000 3.00% Convertible Subordinated Notes due 2007 (the 3.00% Notes), and that upon conversion, a holder of the 3.00% Notes will receive that number of shares of the Company’s Class A common stock that would have been issued if the 3.00% Notes had been converted into CNT common stock immediately prior to the merger.

Reason for the Merger

The Merger was intended to create a combined company that will establish a leading position in data access, enterprise storage networking, encompassing world-class products, services and software. The merger will combine the products, talent and expertise of two respected names in storage networking and is expected to accelerate McDATA’s “Global Enterprise Data Infrastructure” or GEDI to deploy a broadened tiered network infrastructure.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Preliminary Purchase Accounting

McDATA was considered the accounting acquirer in the merger, requiring the purchase consideration of $193.0 million to be allocated to the fair value of CNT’s net assets, with the residual to goodwill. The consolidated financial statements include the operating results of CNT from the June 1, 2005, date of acquisition. The purchase consideration consisted of 38.8 million shares of McDATA Class A common stock valued at $170.2 million and issued in exchange for 100% of the outstanding CNT common and restricted shares; the exchange of 19.9 million stock options valued at $15.9 million using the Black Scholes option pricing model; and $6.9 million in direct transaction costs. The value of the stock issued was based upon an average market price per share of $4.39, which was the average McDATA Class A common stock price for the period beginning two days before and ending two days after the announcement of the merger on January 18, 2005. Under the purchase method of accounting, the total purchase price is allocated to CNT’s net tangible and intangible assets and liabilities based on their estimated fair value as of the completion date of the merger.

We recorded approximately $185.4 million of goodwill, $73.6 million of identified intangible assets, $188.3 million of tangible assets and $154.3 million of liabilities at the time of the acquisition of CNT. The initial purchase price allocation for CNT is subject to revision as more detailed analysis is completed and additional information on the fair values of CNT’s assets and liabilities becomes available. Subsequent to the initial purchase price allocation, we increased our estimated liabilities assumed in the merger by $2.2 million, primarily due to an increase in estimated tax and employee severance liabilities, partially offset by a decrease to our estimate of contract termination liabilities. The primary areas of the purchase price allocation that are not yet finalized relate to collectibility of receivables, severance and relocation benefits, office closure costs, contract termination costs, certain legal matters, income and non-income based taxes, and residual goodwill. With the finalization of the purchase price allocation, additional adjustments to deferred taxes may be made. After the purchase price allocation period (generally within one year of the acquisition date), estimated increases to tax liabilities will be expensed while reductions will result in a decrease in the amount of the purchase price allocated to goodwill.

Any change in the estimated fair value of the net assets of CNT during the purchase price allocation period will change the amount of the purchase price allocated to goodwill. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the proforma operating results included herein.

Pro Forma Results

The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of CNT occurred at the beginning of each period presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Merger had taken place at the beginning of each of the periods presented, nor is it indicative of future operating results.

	Twelve Months Ended January 31,
	2006	2005
Total revenue	$704,743	$757,074
Net loss	$(76,145)	$(172,288)
Basic net loss per share	$(0.50)	$(1.14)
Diluted net loss per share	$(0.50)	$(1.14)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 5 RESTRUCTURING COSTS

In connection with the Company’s merger with CNT discussed in Note 4, management approved and initiated a plan of integration which outlined the actions necessary to combine its existing business and resources with those of CNT. An important part of this plan is the integration of the companies’ products and customer bases, elimination of duplicative activities, and the reduction of the Company’s overall cost structure. Restructuring charges of $11.1 million incurred in the year ended January 31, 2006 are based on this integration plan. The Company has completed significant milestones of its integration process, including selling the Lumberton manufacturing operations and eliminating more than 500 redundant jobs. The Company has substantially completed CNT integration activities as of January 31, 2006.

Restructuring Costs Expensed in 2005

After the acquisition of CNT, the Company notified redundant employees that their employment would be terminated and provided them with a detailed explanation of their benefits, which included separation pay as well as retention pay for transitional employees. Total termination benefits charged to restructuring costs in results of operations as a result of the integration plan was $3.7 million through January 31, 2006. Retention pay offered to all transitional employees was contingent upon the employee rendering future service through a transition period and has no relationship to the employees’ past service; therefore, these benefits were recognized as a restructuring cost ratably over the transition period. A total of $0.6 million has been recognized as a restructuring cost through January 31, 2006. No further termination or retention benefits are expected to be incurred as a result of the CNT integration plan.

Prior to the acquisition, McDATA and CNT each sold a competing Director class product—McDATA’s is branded the Intrepid 10000 and CNT’s is the UltraNet Multi-Service Director (UMD). In order to eliminate this redundancy and integrate the two company’s product offerings, the Company has decided to withdraw the UMD from the market, and continue to sell the Intrepid 10000 product in the future. As a result, McDATA has offered, and certain existing UMD customers have accepted, an exchange program which allowed customers to trade in their UMD for a comparable Intrepid 10000 at no cost to them. The Company has also offered customers up to 20 hours of professional consulting service to assist with the migration to the new product. The net cost of this program of $6.8 million was recorded as a restructuring cost, which represents the difference between the estimated costs of the Intrepid 10000’s to be installed over the estimated salvage values of the UMD’s to be returned. Changes to our estimated salvage values and costs and quantities of the Intrepid 10000’s to be provided will result in a restructuring charge or benefit in future periods. Consulting costs to be incurred in connection with this program were not accrued because they could not be reasonably estimated. They will be recorded as restructuring costs in future periods as they are incurred.

Changes to the estimates of executing the currently approved plans of restructuring the pre-merger McDATA organization will be reflected in our future results of operations.

The following table summarizes the Company’s utilization of restructuring accruals during fiscal 2005:

	Employee Severance Benefits	UMD /Intrepid 10000 Swap	Totals
Initial estimate at inception of plan	$3,610	$6,834	$10,444
Net cost of product exchanged	—	(6,027)	(6,027)
Cash payments	(3,941)	—	(3,941)
Additional restructuring charges	655	—	655

Accrual balance at January 31, 2006	$324	$807	$1,131

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The restructuring liabilities shown above are included in accrued liabilities in the accompanying balance sheet as of January 31, 2006.

During the quarter ended January 31, 2006, we announced a reduction in workforce unrelated to the original CNT integration plan, incurring approximately $1.8 million in severance and benefit charges. All activities under this plan had been completed and the related liabilities were paid as of January 31, 2006.

Restructuring Costs Accounted for in CNT Purchase Allocation

In connection with the restructuring of the pre-merger CNT organization, $36.3 million in restructuring liabilities, consisting primarily of severance, relocation, facility consolidation costs, and contract termination costs, were recorded as liabilities assumed in the initial purchase price allocation of CNT at June 1, 2005, in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”. Subsequent to the initial purchase price allocation, we decreased our estimated restructuring costs by a net $5.4 million due to the settlement of certain purchase commitments, partially offset by increases to estimated termination benefits and facilities closure costs.

As of the acquisition date, management had formulated an integration plan which included the elimination of duplicative headcount, elimination of redundant products, the outsourcing of manufacturing, and the closing of duplicative facilities in overlapping geographies. As a result, over 200 pre-merger CNT employees have been terminated and approximately $10.8 million in termination and relocation benefits for former CNT employees has been recognized. We also recognized $8.2 million related to the planned closure of certain pre-merger CNT offices. For sites where the Company expected to negotiate an early termination of the lease, the expected termination costs were accrued. The amounts accrued for the remaining sites were based upon the fair value of the liability at the cease-use date based on the remaining lease rentals reduced by estimated sublease rentals. An additional amount of approximately $9.9 million has been recognized for estimated settlements of various unfulfilled contractual commitments.

In execution of its plan to continue to outsource its manufacturing operations, on June 24, 2005, the Company sold its manufacturing operations and transferred assets related to the former CNT Lumberton, New Jersey manufacturing operations to Solectron Corporation, Inc (“Solectron”). The terms of the sales agreement include (a) the transfer of equipment related to the manufacturing operations for $1.5 million, (b) the assumption by Solectron of a certain lease obligation related to the facility in Lumberton, New Jersey and a sublease back to the Company for certain space at the facility, (c) the transfer of 123 Company employees to Solectron, and (d) the payment of $3 million in installments over the next year by the Company to Solectron in partial consideration for anticipated restructuring costs to be incurred by Solectron related to this facility. The net payment of $1.5 million required by the Company to transfer these assets and liabilities has been reflected as a liability assumed in the purchase allocation. As discussed more fully in Note 17, in connection with this sale, the Company has agreed to indemnify the buyer and hold them harmless from any loss, as defined in the agreement, which relates to specific issues outlined in the agreement. In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, the Company has recognized a liability of approximately $0.4 million for the underlying fair value of these obligations, which has also been included in liabilities assumed in the purchase of CNT.

Further changes to estimated restructuring costs as a result of executing the currently approved plans associated with the pre-merger activities of CNT will be recorded as an adjustment to goodwill during the purchase price allocation period, and as operating expenses thereafter.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The following table summarizes the Company’s utilization of restructuring accruals pertaining to pre-merger operations of CNT during fiscal 2005:

	Employee Severance and Relocation Benefits	Facility Closure and Exit Costs	Contract Termination Costs	Totals
Initial restructuring accruals	$9,571	$10,026	$16,686	$36,283
Cash payments	(8,715)	(4,390)	(5,807)	(18,912)
Change to estimated costs	1,250	114	(6,802)	(5,438)
Cash receipt from sale of Lumberton	—	1,484	—	1,484

Accrual balance at January 31, 2006	$2,106	$7,234	$4,077	$13,417

Of the restructuring liabilities described above, $13.0 million is included in accrued liabilities and the remaining $0.4 million is included in other long-term liabilities in the accompanying balance sheet as of January 31, 2006.

NOTE 6 COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	January 31, 2006	January 31, 2005
Inventories:
Raw materials	$29,362	$5,375
Work-in-progress	1,836	623
Finished goods	13,426	12,626

Total inventories at cost	44,624	18,624
Less reserves	(11,524)	(4,904)

Total inventories, net	$33,100	$13,720

Property and equipment:
Land	$17,799	$16,091
Building	32,573	32,573
Equipment and furniture	122,680	94,389
Computer software for internal use	30,787	29,146
Leasehold improvements	8,449	6,029
Construction in progress	838	492

	213,126	178,720
Less accumulated depreciation and amortization	(104,008)	(83,791)

	$109,118	$94,929

Accrued liabilities:
Wages and employee benefits	$27,916	$19,483
Purchase commitments and other supply obligations	10,480	5,867
Warranty reserves (1)	6,806	5,592
Accrued income taxes	10,215	1,573
Taxes, other than income tax	5,903	2,662
Interest payable	4,416	1,774
Customer obligations	8,227	4,784
Restructuring accrual	14,188	—
Other accrued liabilities	6,125	2,814

	$94,276	$44,549

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

(1)	Activity in the warranty reserves is as follows (in thousands):

	Years Ended January 31,
	2006	2005
Balance at beginning of period	$5,592	$4,522
Warranty expense, net	5,458	791
Non-expensed warranty obligations	17	1,483
Warranty claims	(6,005)	(1,204)
Acquired warranty liability	1,744	—

Balance at end of period	$6,806	$5,592

NOTE 7 EQUITY INVESTMENT

On August 22, 2003, the Company purchased 13.6 million shares of preferred stock of Aarohi Communications, Inc. (Aarohi) for $6 million cash. At January 31, 2004, this represented approximately 17.3% of the total outstanding shares of Aarohi. Aarohi is a privately owned provider of next-generation intelligent storage networking technology. As of the investment date, the purchase price paid by McDATA exceeded the Company’s underlying proportionate equity in Aarohi’s net assets by $3.6 million. Aarohi is a development stage company with minimal product revenue and a core ASIC technology that is in the final stages of development. The Company has concluded that the $3.6 million difference between the purchase price of the investment and the underlying share of equity in the net assets of Aarohi represents in-process research and development and, as such, expensed this amount during fiscal year 2003. In March 2005, the Company’s ownership percentage fell to approximately 9.8% due to the increase in ownership of other Aarohi investors.

In addition to the equity investment, the Company had entered into a non-exclusive supply arrangement with Aarohi to purchase their ASIC chip for inclusion in the Company’s new product launches when, and if, Aarohi’s product becomes generally available.

The Company has recorded its share of Aarohi’s net loss of approximately $1.4 million and $984,000 for fiscal 2004 and 2003, respectively. Because the remaining net equity investment of Aarohi was reduced to zero during fiscal 2004, the Company will no longer recognize its share of Aarohi’s net losses and will not provide for additional losses unless the Company commits to additional financial support for Aarohi, which the Company is not required to provide. If Aarohi subsequently reports net income, then the Company will resume recognizing its share of Aarohi’s net income only after its share of net income equals the share of net losses not recognized.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 8 INVESTMENTS

Short- and long-term investments consisted of the following available-for-sale securities at January 31, 2006 and January 31, 2005:

	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Values
Fiscal 2005
U.S. Government obligations	$79,108	$—	$338	$78,770
State and local government obligations	5,400	—	—	5,400
Corporate obligations	68,373	14	140	68,247
Marketable equity securities	29,199	180	53	29,326
Fixed income mutual funds	21,203	91	43	21,251

	$203,283	$285	$574	$202,994

Reported as:
Short-term investments				$171,110
Long-term investments				31,884

				$202,994

Fiscal 2004
U.S. Government obligations	$136,933	$1	$989	$135,945
State and local government obligations	13,900	—	—	13,900
Corporate obligations	49,804	13	128	49,689
U.S. Treasury options	92	—	57	35
Marketable equity securities	31,201	23	204	31,020
Fixed income mutual funds	10,225	34	—	10,259

	$242,155	$71	$1,378	$240,848

Reported as:
Short-term investments				$145,259
Long-term investments				95,589

				$240,848

Amortized cost is determined based on specific identification. As of January 31, 2006 and January 31, 2005, net unrealized holding losses of approximately $289,000 and $1.3 million, respectively, were included in accumulated other comprehensive income in the accompanying consolidated balance sheets. At January 31, 2006 and January 31, 2005, the Company held approximately $210,000 and $35,000 of purchased put options for U.S. Treasury futures, respectively. These investments were purchased as an economic hedge to mitigate interest rate risk related to a portfolio of preferred equity securities, included in marketable equity securities above, with a market value of approximately $29 million and $20.9 million at January 31, 2006 and January 31, 2005, respectively. Because these are not effective hedges, holding gains and losses resulting from valuing the securities to market are recognized in the statement of operations. As of January 31, 2006 and January 31, 2005, an unrealized gain of approximately $71,000 and an unrealized loss of approximately $56,000, respectively, associated with the purchased put options for U.S. Treasury futures was recorded in the statement of operations.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The following table presents the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at January 31, 2006 and January 31, 2005.

	Less Than 12 Months		More Than 12 Months
	Fair Value	Unrealized Holding Losses	Fair Value	Unrealized Holding Losses	Total Fair Value	Total Unrealized Holding Losses
Fiscal 2005
U.S. Government obligations	$51,758	$145	$21,801	$193	$73,559	$338
Corporate obligations	26,657	75	4,603	65	31,260	140
Fixed income mutual funds	10,478	43	—	—	10,478	43
Marketable equity securities	5,852	36	1,712	17	7,564	53

Total	$94,745	$299	$28,116	$275	$122,861	$574
Fiscal 2004
U.S. Government obligations	$132,246	$989	$—	$—	$132,246	$989
Corporate obligations	29,039	109	2,049	19	31,088	128
U.S. Treasury options	35	57	—	—	35	57
Marketable equity securities	13,587	204	—	—	13,587	204

Total	$174,907	$1,359	$2,049	$19	$176,956	$1,378

As of January 31, 2006 and 2005, the Company’s unrealized losses related to the following:

U.S. Government obligations—The unrealized losses on the Company’s investments in U.S. Government obligations result from an increase in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold these investments until a recovery of fair value occurs which may be upon maturity. The Company held 43 and 55 U.S. government obligations in an unrealized loss position as of January 31, 2006 and 2005, respectively.

Corporate obligations—The majority of the Company’s investments in corporate obligations are in corporate obligations of industrial, financial and consumer type entities. The unrealized losses on corporate obligations result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs which may be upon maturity. The Company held 65 and 66 corporate obligations in an unrealized loss position as of January 31, 2006 and 2005, respectively.

Marketable equity securities—The majority of the Company’s investments in marketable equity securities are in preferred stock of utility entities. The unrealized losses on these marketable equity securities result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs. The Company held 10 and 25 marketable equity securities in an unrealized loss position as of January 31, 2006 and 2005, respectively.

Realized gains and losses on sales of securities are recorded as interest and other income as follows:

	Years Ended January 31,
	2006	2005	2004
Realized gains	$1,739	$741	$863
Realized losses	(2,099)	(1,350)	(834)

Net realized gains (losses)	$(360)	$(609)	$29

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The amortized cost and estimated fair value of debt securities held at January 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain instruments, although possessing a contractual maturity greater than a year, are classified as short-term investments based on methods of trade and availability for current operations.

	Amortized Cost	Fair Values
Less than one year	$158,105	$158,002
Greater than one year through five years	25,407	25,236
Greater than five years through ten years	—	—
Greater than ten years	19,771	19,756

	$203,283	$202,994

In fiscal year 2003, the Company began a securities lending program whereby certain Company securities from the portfolio are loaned to other institutions for short periods of time. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities changes. The Company’s policy is to require initial cash collateral equal to 102 percent of the fair value of the loaned securities. Securities lending collateral is recorded separately as a current asset and corresponding current liability. The Company maintains ownership of the securities loaned, and continues to earn income on them. The Company shares a portion of the interest earned on the collateral with Wells Fargo Bank Minnesota, N.A. (the Lending Agent). In addition, the Company has the ability to sell the securities while they are on loan. The Company has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. At January 31, 2006 and 2005, the amount of securities on loan equaled $61.3 million and $128.2 million, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short- and long-term investments and accounts receivable. The Company maintains cash and cash equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and Company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.

NOTE 9 ACQUISITIONS AND INTANGIBLE ASSETS

Nishan Systems, Inc.

On September 19, 2003, the Company completed its acquisition of the stock of Nishan Systems, Inc. (Nishan), a provider of next generation native IP storage solutions that built open storage networking products based on IP and Ethernet, the international networking standards. As a result, the Company has recorded goodwill in connection with this transaction. The consolidated financial statements include the operating results of Nishan from the date of the acquisition.

An estimated $67 million was allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and was not deductible for tax purposes. In addition, as this was the purchase of stock, the tax basis of Nishan’s assets and liabilities resulted in temporary differences and a net deferred tax asset of $35.1 million. In light of the Company’s tax position (see Note 12) a full valuation allowance of $35.1 million was recorded against the net acquired deferred tax asset. Pursuant to the

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

provisions of SFAS No. 109, “Accounting for Income Taxes,” if this valuation allowance is released in subsequent periods, goodwill will be decreased by the amount released up to a maximum of $35.1 million.

Sanera Systems, Inc.

On September 30, 2003, the Company completed its acquisition of the stock of Sanera Systems, Inc. (Sanera), a producer of next generation intelligent switching platform technologies. The consolidated financial statements include the operating results of Sanera from the date of the acquisition.

Goodwill and Other Intangible Assets

The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to seven years. The following table summarizes the components of gross and net intangible asset balances:

	January 31, 2006			January 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$143,490	$55,025	$88,465	$116,866	$31,595	$85,271
Customer relationships	30,234	4,005	26,229	1,622	739	883
Backlog	17,606	9,801	7,805	—	—	—
Other	4,578	3,383	1,195	3,813	2,375	1,438

Total intangible assets	$195,908	$72,214	$123,694	$122,301	$34,709	$87,592

Expected annual amortization expense related to acquired intangible assets is as follows:

Fiscal Years:
2006	$35,949
2007	26,857
2008	26,522
2009	20,391
2010	8,297
Thereafter	5,678

Total expected annual amortization expense	$123,694

Amortization expense related to acquired intangible assets was $37.5 million, $22.8 million and $9.4 for fiscal 2005, 2004, and 2003, respectively.

Changes in the carrying amount of goodwill for the twelve months ended January 31, 2006 are as follows:

	Product Segment	Services Segment	Total
Balance as of January 31, 2005	$78,693	$—	$78,693
Goodwill Acquired	51,905	133,469	185,374
Goodwill Impaired	—	—	—
Other (1)	(1,626)	3,700	2,074

Balance as of January 31, 2006	$128,972	$137,169	$266,141

(1)	Represents a net increase to goodwill in the year ended January 31, 2006, as a result of adjusting the estimated fair market value of certain purchased assets and liabilities of CNT.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

As a result of the merger with CNT, and upon the integration of CNT’s service business in the third quarter of fiscal 2005, the Company operates in two distinct reporting segments, each constituting a separate reporting unit for purposes of allocating goodwill. Goodwill acquired in the merger with CNT has been allocated to these two reporting segments based on the work of a third party valuation expert. Goodwill was allocated between the two segments based upon each segment’s relative projected operating profits. As discussed in Note 4, the amount of goodwill and its allocations to the reporting segments are subject to change. As part of the Company’s process to finalize purchase accounting we will re-evaluate the goodwill allocation between the segments. The product and service segment goodwill balances will each be tested for impairment annually or more frequently, if events or circumstances indicate that impairment might exist. There were no impairments of goodwill recognized for the year ended January 31, 2006.

NOTE 10 CONVERTIBLE SUBORDINATED DEBT

Convertible subordinated debt includes the Company’s 2.25% convertible subordinated notes (the 2.25% Notes) due February 15, 2010, as well the $124.4 million 3.00% Convertible Subordinated Notes due February 15, 2007, previously issued by CNT (the 3.00% Notes), which were assumed in the Merger.

On February 7, 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010, raising net proceeds of approximately $167 million. The 2.25% Notes are convertible into Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) at any time prior to February 15, 2010, subject to adjustments. In addition, holders of the 2.25% Notes may require the Company to purchase all or a portion of the Notes upon a change in control of the Company under certain conditions. Upon a conversion, the Company may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. The 2.25% Notes do not contain any restrictive covenants and are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the Portalsm Market. On January 31, 2006, the approximate bid and ask prices per $100 of our 2.25% Notes was $84.73 and $85.23, respectively, resulting in an aggregate fair value of between $146.2 million and $147.0 million. Our Class A common stock is quoted on the NASDAQ National Market under the symbol, “MCDTA.”

Concurrent with the issuance of the 2.25% Notes, the Company entered into share option transactions using approximately $20.5 million of net proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the ability to significantly mitigate dilution as a result of the 2.25% Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

In July 2003, the Company entered into an interest rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with the 2.25% Notes so that the interest payable effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. At January 31, 2006, the six-month LIBOR setting for the swap was 4.03%, creating a rate of approximately 2.51%, which was effective until February 15,

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

2006. On February 15, 2006, the six-month LIBOR setting was reset to 4.93%, resulting in a rate of approximately 3.41%, which is effective until August 15, 2006. The swap was designated as a fair value hedge and, as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the 2.25% Notes attributable to the hedged risk, were recognized in earnings. At January 31, 2006, the fair value of the interest rate swap had decreased from inception to a negative $6.6 million and is included in long-term liabilities. Corresponding to this change, the carrying value of the Notes has decreased by $6.6 million. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, approximated $6.9 million at January 31, 2006.

On June 1, 2005, effective upon the consummation of the Merger, the Company fully and unconditionally guaranteed the 3.00% Notes and became a co-obligor on the 3.00% Notes with CNT and the 3.00% Notes became convertible into the Company’s Class A stock at a price of approximately $14.75 per share (aggregate of approximately 8.4 million shares) at any time prior to maturity on February 15, 2007, all pursuant to the terms of the Supplemental Indenture. All other terms of the 3.00% Notes remained unchanged.

The 3.00% Notes were issued by CNT in 2002 and had an aggregate par value of $124.4 million. In accordance with purchase accounting rules, the Notes were adjusted to their aggregate fair value of $118.8 million based on the quoted market closing price as of the acquisition date. The $5.6 million reduction in the Notes’ carrying value will be accreted to interest expense on a straight-line basis over the remaining term of the Notes.

The 3.00% Notes may be redeemed upon payment of the outstanding principal balance, accrued interest and a make whole payment if the closing price of the Class A stock exceeds 175% of the conversion price for at least twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending on the trading day prior to the date of the mailing of the redemption notice. The make whole payment represents additional interest payments that would be made if the 3.00% Notes were not redeemed prior to their due date. Interest is payable on February 15 and August 15 of each year while the 3.00% Notes are outstanding. Payment of the notes will also accelerate upon certain events of default. On January 31, 2006, the approximate bid and ask prices per $100 of our 3.00% Notes was $96.75 and $97.50, respectively, resulting in an aggregate fair value of between $120.3 million and $121.2 million.

Prior to the Merger, CNT entered into an interest-rate swap agreement with a notional amount of $75 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with $75 million of the 3.00% Notes such that the interest payable effectively becomes variable based on the three month LIBOR plus 69.5 basis points. The payment and reset dates of the swap are January 31st, April 30th, July 31st and October 31st of each year, until maturity on February 15, 2007. At January 31, 2006, the three-month LIBOR setting for the swap was 4.668%, resulting in a combined effective rate of approximately 5.363% which is effective until April 2006. The swap was designated as a fair value hedge, and as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the notes attributable to the hedged risk, are recognized in earnings. Fair value hedge accounting is provided only if the hedging instrument is expected to be, and actually is, effective at offsetting changes in the value of the hedged item. During the fourth quarter, the fair value of the interest rate swap increased $0.8 million, resulting in a swap liability of $1.0 million as of January 31, 2006, which has been included in other long-term liabilities. This amount excluded accrued interest of $1.1 million, payable to the Company on February 15, 2006. Corresponding to this increase, the carrying value of the notes covered by the swap agreement has also been increased by $0.8 million. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $3.8 million at January 31, 2006, and has been included in restricted cash in the accompanying consolidated balance sheets.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 11 INTEREST AND OTHER INCOME, NET

Interest and other income, net, consists of:

	Twelve Months Ended January 31,
	2006	2005	2004
Interest income	$11,707	$7,304	$7,301
Net realized gains/(losses) on available-for-sale investments	(360)	(609)	29
Unrealized gain/(loss) on economic hedging investments	71	(56)	(99)

Interest and other income, net	$11,418	$6,639	$7,231

NOTE 12 INCOME TAX

Income (loss) before income taxes from domestic and foreign operations consisted of the following:

	Years Ended January 31,
	2006	2005	2004
Domestic	$(33,778)	$(21,675)	$(5,526)
Foreign	3,608	2,545	1,789

	$(30,170)	$(19,130)	$(3,737)

Income tax expense (benefit) consisted of the following:

	Years Ended January 31,
	2006	2005	2004
Current:
Federal	$—	$(701)	$(974)
State	(1,038)	118	(39)
Foreign	994	945	610

	(44)	362	(403)
Deferred:
Federal	—	—	34,943
State	—	—	3,872

Foreign	475

	475	—	38,815

Total expense	$431	$362	$38,412

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The total income tax expense (benefit) differs from the amount computed using the statutory federal income tax rate of 35% for the following reasons:

	Years Ended January 31,
	2006	2005	2004
Federal income tax benefit at statutory rate	$(10,560)	$(6,695)	$(1,308)
Research and development credit	(4,073)	(7,483)	(1,400)
State taxes, net of federal benefit	(2,304)	(427)	(131)
Foreign taxes in excess of statutory rate	367	123	126
Convertible debt discount	(2,423)	(2,238)	(2,028)
Stock-based compensation	1,038	1,596	1,083
Write-off of acquired in-process R&D	—	—	1,273
Benefit from export sales	(439)	(2,110)	(158)
Exempt investment income	(85)	(287)	(140)
Increase in valuation allowance	18,983	17,717	41,332
Transfer pricing	(423)	—	—
Foreign taxable income difference	224	—	—
Meals and entertainment	368	—	—
Other	(242)	166	(237)

Income tax expense	$431	$362	$38,412

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets (other than goodwill) and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows:

	Years Ended January 31,
	2006	2005
Current deferred tax assets:
Inventory reserves and costs	$16,706	$6,708
Revenue recognition	22,995	7,584
Warranty reserves	2,599	2,135
Reserves related to employee benefits	4,614	2,077
Stock-based compensation	338	1,103
Restructuring reserves	6,032	—
Other	2,943	279

	56,227	19,886
Non-current deferred tax assets (liabilities):
Capitalized research expenditures	30,268	35,211
Capitalized acquired intangible assets	(14,808)	(32,126)
Tax credit carry forward	39,953	28,089
Revenue recognition	7,497	6,299

Stock compensation	1,285	1,344
Difference between book and tax depreciation	2,730	3,955
Capitalized software, net of amortization	(11,737)	(8,624)
Foreign earnings	(3,302)	(2,346)
Net operating loss carry forward	77,692	43,048
Other	3,329	668

	132,907	75,518

	189,134	95,404
Valuation allowance	(188,126)	(95,404)

Total deferred tax asset, net	$1,008	$—

As of January 31, 2006, the Company has U.S. federal net operating loss and general business credit carry-forwards of approximately $186.1 million and $21.6 million respectively. If not used, these carry-forwards will expire between the years 2018 and 2026. The utilization of a portion of the Company’s federal net operating loss and credit carry-forwards is subject to an annual limitation under Internal Revenue Code Section 382. The carry-forwards subject to this limitation were accumulated in the tax returns of CNT and Subsidiaries, Nishan Systems and Sanera Systems for tax periods prior to the date those companies were acquired by McDATA. The Company also has state net operating loss and credit carry-forwards of approximately $205.7 million and $14.9 million respectively. If not used, the state net operating loss carry-forwards will expire between the years 2009 and 2026. A portion of the state tax credit carry-forwards will expire between the years 2014 and 2018. The balance of the state credit carryforwards do not expire.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

In the third quarter of our 2003 fiscal year, we established a valuation allowance against the entire balance of our net deferred tax assets. We continue to maintain a valuation allowance against the amount of deferred tax assets for which we believe it is more likely than not that we will not realize the benefit of those assets.

As a result of the acquisition of CNT Corporation and Subsidiaries during fiscal 2005, we recorded $75.2 million of deferred tax assets relating to the acquired companies as of the date of acquisition. A valuation allowance was also recorded against $73.7 million of these deferred tax assets. If any portion of the acquired deferred tax assets is utilized, the valuation allowance related to the acquired deferred tax assets that were utilized will be released, resulting in a decrease in goodwill by a like amount and we will record a charge to tax expense for the utilization of the deferred tax assets.

For the year ended January 31, 2006, we recorded an increase in the valuation allowance of $19.0 million with respect to the net increase in deferred tax assets during the year, other than the acquired CNT deferred tax assets described above. As of the end of the fiscal year, the gross deferred tax assets less the valuation allowance results in a net deferred tax asset of $1.0 million, which reflects deferred tax assets in foreign jurisdictions where we expect to realize the deferred tax assets.

The need for a valuation allowance is determined in accordance with the provisions of SFAS No. 109, which requires an assessment of both negative and positive evidence, including past operating results, the existence of cumulative losses in the most recent fiscal years and forecasts of future taxable income. Significant management judgment is required in determining the need to establish or maintain a valuation allowance. SFAS No. 109 requires that greater weight be given to previous cumulative losses than the outlook for future profitability when determining whether it is more likely than not that a deferred tax asset can be used. To the extent future utilization of a deferred tax asset is unlikely, a valuation allowance is recorded.

The Company is subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company accounts for such contingent liabilities in accordance with SFAS No. 5, “Accounting for Contingencies”, and believes that it has appropriately provided for taxes for all years. At January 31, 2006 and 2005, current liabilities included reserves of $9.9 million and $3.9 million, respectively, associated with a variety of tax matters in various domestic and foreign jurisdictions. Several factors drive the calculation of the tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to these reserves which could impact our reported financial results. During the fiscal year ended January 31, 2006 the Company released reserves of approximately $1.4 million due to the expiration of state statutes of limitations and $1.6 million based on the Company’s recently updated analysis of intercompany pricing.

In February 2005, the Internal Revenue Service concluded an audit of our 2000, 2001 and 2002 income tax returns. The audit was mandated by Joint Committee Review procedures because the Company had filed a refund claim for the carry back of net operating losses from 2001 and 2002 to 2000. The IRS completed its audit of the three returns in the fall of 2004 and submitted its conclusions to the Joint Committee on Taxation for review. On February 25, 2005 the Company received a letter from the Joint Committee Reviewer stating that the IRS’ conclusions had been accepted. The net result of the audit was a nominal increase to the Company’s net operating loss carryforward.

Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. As a result of the IPO, the Company is no longer eligible to be included in EMC’s consolidated tax returns and has consequently filed separate income tax returns for the subsequent tax periods. The Company is, however, subject to a tax sharing agreement with EMC. Pursuant to the terms of this

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

agreement, if a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax on any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund of tax for any Company-related favorable adjustment.

Inrange Technologies Corporation (Inrange) is subject to a tax sharing agreement with SPX Corporation (SPX) relating to previous tax years when Inrange was part of the SPX consolidated tax group (the SPX Agreement). Inrange was acquired by CNT from SPX in May 2003. When CNT merged with McDATA, Inrange became a subsidiary of McDATA. Pursuant to the SPX Agreement, if a taxing authority makes an adjustment to Inrange losses utilized in previous tax years by the SPX consolidated group, Inrange must compensate SPX for the lost tax benefits. The Internal Revenue Service is currently examining tax returns filed by SPX for certain years that Inrange was included in the SPX consolidated return. At this time, we are not aware of any audit adjustments that would require Inrange to compensate SPX for lost tax benefits.

The earnings of the foreign subsidiaries acquired through the Merger with CNT are considered permanently reinvested. We have made no provision for U.S. federal or state income tax or foreign withholding tax with respect to these earnings. If these earnings were distributed, we would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and may also be subject to foreign withholding taxes on the distributions by the relevant foreign jurisdictions.

The American Jobs Creation Act of 2004 (“the Act”) introduced a special one-time 85% dividends received deduction for certain repatriated foreign earnings, available only in 2004 or 2005. After careful evaluation of this provision and thorough analysis of earnings accumulated by the foreign subsidiaries of McDATA and CNT, the Company has chosen not to have the foreign subsidiaries pay any cash dividends that would be eligible for the one-time benefit.

The Act also provided for the repeal of the extraterritorial income (“ETI”) exclusion. The ETI tax rules are being phased out through reduced benefits in 2005 and 2006, with full repeal effective in 2007. A new tax deduction for qualified domestic production activities is being phased in between 2005 and 2009, becoming fully effective in 2010. The new deduction for domestic production activities is not expected to have a significant impact on our effective tax rate or US tax liabilities in the immediate future because of our loss position in the US and the resulting recording and maintaining of valuation allowances against our deferred tax assets, which includes net operating loss carry-forwards.

NOTE 13 STOCKHOLDERS’ EQUITY

The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during fiscal 2005, 2004 or 2003.

The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At January 31, 2006, there is no outstanding preferred stock.

Stock Repurchase Plan

The Company’s Board of Directors has authorized a plan for the Company to repurchase its common stock (Class A, Class B or a combination thereof). In October 2005, the Company’s Board of Directors amended its

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

stock repurchase plan to authorize the repurchase of up to $25 million of its common stock (Class A, Class B or a combination thereof). This repurchase plan will expire on October 31, 2006 and allows the Company to repurchase shares on the open market, in negotiated transactions off the market, or pursuant to a Rule 10b5-1 plan adopted by the Company. The Company adopted a Rule 10b5-1 plan in September 2004, which allows the Company to repurchase its shares during a period in which the Company is in possession of material non- public information, provided the Company communicates share repurchase instructions to the broker at a time when the Company was not in possession of such material non-public information. Since inception of the original repurchase plan in fiscal 2003, approximately 4.5 million shares (approximately 1.3 million shares of Class A and approximately 3.2 million shares of Class B) have been repurchased with a total cost of approximately $23.6 million. During the first, third and fourth quarters of fiscal 2005, there were no share repurchases. During the second quarter of fiscal 2005, the Company repurchased 760,986 and 741,471 shares of Class A and Class B shares, respectively.

Warrants to Purchase Stock

In September 2004, the Company entered into an OEM agreement with IBM. In connection with this agreement, the Company granted IBM five-year warrants for the purchase of up to 350,000 shares of McDATA’s Class B common stock. The warrants are structured into three substantially equal tranches at exercise prices of $4.700, $5.052 and $5.405 per share. The warrants contain customary terms and conditions, including piggyback SEC registration rights and anti-dilution protections in favor of IBM, and are fully exercisable. The warrants have been valued at approximately $1.0 million using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.29%, volatility of 80%, dividend rate of 0% and an expected life of five years. The warrants are recorded as an other asset related to the OEM contract and are amortized ratably over the 60-month term of the OEM contract as a reduction to revenue.

Stockholders’ Rights Plan

Effective June 5, 2001, the Company’s Board of Directors approved a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.

Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer’s stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company’s right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash,

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company’s stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.

Stock Options

The Company maintains a stock option and restricted stock plan known as the 2001 McDATA Equity Incentive Plan (the 2001 Plan) which provides for the grant of Class B stock options, restricted stock and other stock based awards to directors, officers, other employees, and consultants as determined by the compensation committee of the Board of Directors. A maximum of 33,000,000 shares of common stock were issuable under the terms of the 2001 Plan as of January 31, 2006, of which no more than 3,000,000 shares may be issued as restricted stock or other stock based awards. On August 27, 2003, the Company’s stockholders approved the addition of 6,000,000 shares to the 2001 Plan (included in the maximum amount noted above). On May 24, 2005, the Company’s stockholders approved the addition of 3,000,000 shares to the 2001 Plan (included in the maximum amount noted above).

In August 2003 and in connection with the acquisitions of Nishan and Sanera, the Company adopted the 2003 McDATA Acquisition Equity Incentive Plan (the 2003 Plan). The 2003 Plan is a limited purpose plan that allows for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger or acquisition of a company or business by McDATA. Stock awards may only be granted to new employees resulting from a merger or acquisition by the Company. A maximum of 3.0 million shares of common stock are issuable under the terms of the 2003 Plan. Approximately 1.3 million restricted stock shares were issued under this 2003 Plan in connection with the acquisitions discussed in Note 9.

In May 2004, the Board of Directors approved the Company’s 2004 Inducement Equity Grant Plan (the 2004 Plan). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for newly hired employees of the Company. A maximum of 3.0 million shares are issuable under the 2004 Plan. As of January 31, 2006, there were approximately 6.2 million shares of common stock available for future grants under the 2001 Plan, 2003 Plan and the 2004 Plan.

All stock option grants under the plans since August 2000 have been granted at an exercise price equal to the fair market value of the Company’s stock. Prior to 2001, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $36,110,000, representing the difference between the exercise price and the deemed fair market value of the Company’s common stock on the dates these stock options were granted. Deferred compensation related to these grants is included as a reduction of stockholders’ equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. These grants were fully amortized in fiscal 2004. During 2004 and 2003, the Company recorded amortization expense related to these grants of approximately $336,000 and $4.3 million, respectively (of which $34,000 and $377,000 is included in the cost of revenue for 2004 and 2003, respectively).

Upon completion of the Merger in fiscal 2005, McDATA assumed the CNT stock plans in accordance with the terms of each such plan (the CNT Plans), which provide for the grant of stock options, restricted stock, stock units and other stock-based awards to officers, directors, employees, and consultants. In July 2005, the Company filed an SEC Registration Statement on Form S-8 to register McDATA Class A common stock that may be issued pursuant to the exercise or settlement of outstanding awards under the CNT Plans and shares of McDATA

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Class A common stock that are still available for issuance under the CNT Plans. As of January 31, 2006, approximately 9.6 million shares of McDATA Class A common stock may be issued pursuant to outstanding awards and approximately 9.4 million shares of McDATA Class A common stock are still available for issuance under the CNT Plans.

Upon completion of the Merger, each outstanding option to purchase shares of CNT common stock under any CNT Plan, whether or not exercisable or vested, was converted into an option to acquire, that number of shares of McDATA Class A common stock equal to the number of shares of CNT common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio of 1.3, rounded down to the nearest whole share. The per share exercise price for shares of McDATA Class A common stock assumable upon exercise of each assumed option was adjusted to equal to the exercise price per share of CNT common stock at which such option was exercisable immediately prior to the effective time of the merger divided by the exchange ratio of 1.3, rounded up to the nearest whole cent. In addition, outstanding CNT restricted stock units and deferred stock units, whether or not vested, were converted into a right to be issued that number of shares of McDATA Class A common stock equal to the number of shares of CNT common stock covered by the CNT restricted stock unit or deferred stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio of 1.3.

The following summarizes stock option transactions for the period from January 1, 2004 to January 31, 2006 (shares in thousands):

	Class A
	Year ended January 31, 2006
Options	Shares	Weighted Average Exercise Price
Outstanding at beginning of period (1)	—	—
CNT options converted in the Merger	12,733	$10.46
Granted	629	3.71
Exercised	(218)	3.86
Forfeited or expired	(3,931)	9.98

Outstanding end of period	9,213	$10.36

Exercisable at end of period	7,441	$11.61
Weighted-average fair value of options granted with an exercise price equal to fair market value		$3.71

(1)	There were no Class A options outstanding as of January 31, 2005 and 2004.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

	Class B
	Years Ended January 31,
	2006		2005		2004
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	16,895	$9.11	13,648	$11.38	12,324	$11.43
Granted	5,693	3.64	8,078	5.22	3,683	10.47
Exercised	(241)	2.16	(1,409)	1.33	(805)	2.75
Forfeited or expired	(3,206)	9.04	(3,422)	12.17	(1,554)	14.17

Outstanding end of period	19,141	$7.58	16,895	$9.11	13,648	$11.38

Exercisable at end of period	9,509	$10.29	6,457	$12.58	6,602	$10.76
Weighted-average fair value of options granted with an exercise price equal to fair market value		$3.46		$5.51		$6.84

The status of total stock options outstanding and exercisable at January 31, 2006 was as follows (shares in thousands):

	Class A
	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 0.00—$ 5.10	3,072	4.9	$3.99	2,124	$4.10
$ 5.11—$10.20	3,656	4.9	7.09	2,843	7.23
$10.21—$15.30	667	3.5	12.40	656	12.39
$15.31—$20.40	718	2.6	16.87	718	16.87
$20.41—$25.50	29	4.7	21.89	29	21.89
$25.51—$30.60	573	4.4	30.45	573	30.45
$30.61—$35.70	10	3.8	33.28	10	33.28
$35.71—$40.80	471	3.5	37.52	471	37.52
$40.81—$45.90	6	5.2	43.36	6	43.36
$45.91—$51.00	11	2.8	50.63	11	50.63

	9,213	4.5	$10.36	7,441	$11.61

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

	Class B
	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 0.00—$ 9.33	14,240	7.5	$4.58	5,439	$4.96
$ 9.34—$18.67	3,983	5.6	11.99	3,156	12.34
$18.68—$28.00	676	4.3	25.79	672	25.81
$28.01—$37.34	57	4.0	35.09	57	35.09
$37.35—$46.67	12	3.0	43.00	12	43.00
$46.68—$56.01	21	4.7	47.83	21	47.83
$56.02—$65.35	39	3.9	63.77	39	63.77
$65.36—$74.68	37	4.6	71.80	37	71.80
$74.69—$84.02	70	4.2	77.29	70	77.29
$84.03—$93.36	6	4.6	93.36	6	93.36

	19,141	6.9	$7.58	9,509	$10.29

Restricted Stock

Restricted stock issued under the plans is recorded at fair market value on the date of the grant and generally vests over a one to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period.

In March 2005, the Company issued 80,000 shares of Class B restricted stock to its Board of Directors with an aggregate fair value of approximately $302,400. These shares vest over a two-year period. Compensation expense will be recognized over the vesting period, and was $201,000 for the year ended January 31, 2006.

In May 2005, the Company granted 640,000 Class B restricted stock units (RSU’s) to eligible participants of the Executive Performance Incentive Bonus (EPIB) Plan with an aggregate fair value at date of grant of $1.9 million. The Company subsequently granted an additional 380,000 Class B RSU’s as a part of the EPIB plan from June 2005 to January 2006 and 210,000 RSU’s were forfeited. 25% of the total grant will vest each year upon the attainment of the annual corporate milestone established by the Company. If the annual milestone is not achieved, 12.5% of the total grant is forfeited, and the remaining 12.5% will cliff vest as of January 31, 2009. The Company met the first milestone in FYE January 31, 2006 and 216,250 RSU’s vested on March 9, 2006. Compensation expense related to these RSU’s will be recognized evenly over their related vesting periods, and was $1.4 million for the twelve month periods ending January 31, 2006. As of January 31, 2006, 643,750 RSU’s for this grant are still outstanding.

During the year ended January 31, 2004, the Company issued approximately 1,532,000 of restricted shares, having an aggregate fair market value of $17,357,000. Compensation expense recognized for restricted shares in 2004 and 2003 was $5,366,000 and $8,429,000, respectively.

As part of the CNT integration, one executive member of the Integration Team received 75,000 shares of Class B restricted stock. These shares will become fully vested on September 9, 2006.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Employee Stock Purchase Plan

On August 1, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 1,200,000 shares of the Company’s Class B common stock at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than more than $25,000 in aggregate fair market value of common stock during any one-year calendar period. As of January 31, 2005 all 1,200,000 shares had been issued under the plan and as of January 31, 2004, 521,000 shares had been issued.

NOTE 14 OTHER COMPREHENSIVE INCOME

Other comprehensive income consisted of unrealized gains (losses) on investments and foreign currency translation adjustments. The changes in the components of other comprehensive income, net of taxes, were as follows:

	Years Ended January 31,
	2006	2005	2004
Change in net unrealized losses on investments, net of related income tax expense (benefit) of $0, $0 and $(401), respectively	$1,324	$(1,903)	$(227)
Reclassification adjustment for net realized (gains) losses included in net income, net of related income tax (expense) benefit of $0, $0 and $(52), respectively	(360)	247	(81)
Foreign currency translation adjustment, net of related income tax (expense) benefit of $0, $0 and $0, respectively	(518)	—	—

	$446	$(1,656)	$(308)

NOTE 15 EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company has a defined contribution plan (the McDATA Retirement Savings Plan) that covers eligible employees. The Company matches 50% of an employee’s contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $2.7 million, $2.5 million and $2.0 million in 2005, 2004 and 2003, respectively.

Incentive Bonus Plans

The Company has various employee bonus plans. The Executive Performance Incentive Bonus (EPIB), Performance Incentive Bonus (PIB) and success share plans provide cash funding based upon corporate performance, creating a pool that is allocated based upon individual and corporate performance. The board of directors reviews and approves these plans and measurements annually. Compensation charges related to these plans were approximately $2.5, $6.0 million and $3.0 million for 2005, 2004, and 2003, respectively.

NOTE 16 SEGMENT INFORMATION

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), establishes standards for reporting information about operating segments. Operating segments are

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision makers are our Chief Executive Officer and Chief Operating Officer.

Prior to the Merger with CNT, the Company had one reporting segment relating to the design, development, manufacture and sale of data access and storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company’s Chief Operating Decision Makers, as defined by SFAS No. 131, had allocated resources and assessed the performance of the Company based on consolidated revenue and overall profitability. As a result of the merger with CNT, and the completion of the integration of CNT’s service business, the Company is operating in two distinct reporting segments, one for products and the other for services beginning in August 2005. The products segment consists of hardware and software products and related software maintenance and support revenue. The services segment consists of break/fix maintenance, extended warranty, installation, consulting, network management and telecommunications services.

Financial decisions and the allocation of resources are based on the information from the Company’s management reporting system. The Company does not allocate selling and marketing or general and administrative expenses to its operating segments. At this point in time, we do not track all of our assets by operating segments. Consequently, it is not practical to present assets by operating segments.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Summarized financial information by operating segment for the year ended January 31, 2006, based on the internal management system is as follows:

	Product	Service	Unallocated	Total
Year ended January 31, 2006
Revenue	$523,440	$90,993	$—	$614,433
Cost of revenue	$248,025	$59,874	$1,192	$309,091
Gross margin	$275,415	$31,119	$(1,192)	$305,342
Research and development	$111,715	$—	$—	$111,715
Selling and marketing	$—	$—	$133,909	$133,909
General and administrative	$—	$—	$35,116	$35,116
Amortization	$—	$—	$43,418	$43,418
Restructuring charges	$—	$—	$11,685	$11,685
Income (loss) from operations	$163,700	$31,119	$(225,320)	$(30,501)

Year ended January 31, 2005
Revenue	$379,344	$20,316	$—	$399,660
Cost of revenue	$158,656	$17,505	$—	$176,161
Gross margin	$220,688	$2,811	$—	$223,499
Research and development	$91,488	$—	$—	$91,488
Selling and marketing	$—	$—	$101,305	$101,305
General and administrative	$—	$—	$25,584	$25,584
Amortization	$—	$—	$28,295	$28,295
Restructuring charges	$—	$—	$1,263	$1,263
Income (loss) from operations	$129,200	$2,811	$(156,447)	$(24,436)

Year ended January 31, 2004
Revenue	$407,137	$11,723	$—	$418,860
Cost of revenue	$162,151	$15,178	$—	$177,329
Gross margin	$244,986	$(3,455)	$—	$241,531
Research and development	$88,826	$—	$—	$88,826
Selling and marketing	$—	$—	$95,820	$95,820
General and administrative	$—	$—	$30,234	$30,234
Amortization	$—	$—	$21,191	$21,191
Restructuring charges	$—	$—	$2,258	$2,258
Acquired in process research and development	$—	$—	$11,410	$11,410
Income (loss) from operations	$156,160	$(3,455)	$(160,913)	$(8,208)

The following table presents supplemental data for McDATA revenue channels. A significant portion of revenue is concentrated with the largest storage OEMs, EMC, IBM and HDS. Other major storage and system vendors, including Dell, HP, and Sun, offer McDATA solutions to their customers. In addition to storage and system vendors, the Company has relationships with many resellers, distributors and systems integrators.

	Year Ended January 31,
	2006	2005	2004
EMC	31%	47%	56%
IBM	26%	25%	21%
HDS	9%	9%	10%
Other channels	34%	19%	13%

Total revenue	100%	100%	100%

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Revenues are attributed to geographic areas based on the location of the customers to which products are shipped. International revenues primarily consist of sales to customers in Western Europe and the greater Asia Pacific region. Included in domestic revenues are sales to certain OEM customers who take possession of products domestically and then distribute these products to their international customers. In addition, included in revenues from Western Europe are sales to certain OEM customers who take possession of products in distribution centers designated for international-bound product and then distribute these products among various international regions. The mix of international and domestic revenue can, therefore, vary depending on the relative mix of sales to certain OEM customers. For the year ended January 31, 2006, domestic and international revenue was 58% and 42% of our total revenue, respectively, as compared to 62%, and 38%, respectively, for the same period in 2005. For the twelve months ended January 31, 2004, domestic and international revenue was 67% and 33%, respectively.

Certain information related to the Company’s operations by geographic area is presented below. The Company’s revenues are attributed to the geographic areas according to the location of the customers. Long-lived assets include property and equipment and other non-current assets.

	Net Sales	Long-Lived Assets
Fiscal 2005
United States	$356,371	$162,892
Foreign countries	258,062	6,024

Total	$614,433	$168,916

Fiscal 2004
United States	$249,592	$124,953
Foreign countries	150,068	981

Total	$399,660	$125,934

Fiscal 2003
United States	$282,503	$115,450
Foreign countries	136,357	1,994

Total	$418,860	$117,444

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 17 COMMITMENTS AND CONTINGENCIES

Commitments

Operating and Capital Leases

The Company had various operating and capital leases in effect at January 31, 2006, for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at January 31, 2006:

	Capital Leases	Operating Leases
2006	$3,542	$11,889
2007	2,081	8,988
2008	1,451	8,158
2009	—	5,894
2010	—	5,599
Thereafter	—	35,606

Total minimum lease payments	7,074	$76,134

Less portion representing interest	(565)
Less current portion	(2,977)

Long term obligations under capital leases	$3,532

Rent expense in 2005, 2004 and 2003 totaled approximately $17.0 million, $10.9 million and $10.4 million, respectively.

On September 9, 2004, the Company entered into a triple net office lease with Ridge Parkway Associates, LLC, a Delaware limited liability company, for the lease of office space at 11802 Ridge Parkway, Building 2, Broomfield, Colorado (the “New Premises”). The Company moved its current world headquarters location at 380 Interlocken Crescent, Broomfield, Colorado 80021 to the New Premises with the lease commencing in February of 2006. The term of the new lease is for 11 years (with two 5 year renewal options). The base annual lease rates per rentable square foot for the New Premises range from $0 in the first year to $14.15 in the last year of the lease, plus normal operating expenses. The Company began recognizing rent expense in July 2005 upon the start of the build-out of the premises. The lease has customary terms and conditions. Since the lease agreement did not limit the total potential expenditures related to this project, the Company was deemed to be the accounting owner of the project, and therefore total project costs incurred to date by all parties had been reflected as Construction in progress—leased assets, and as Non-cash obligations for construction in progress—lease facilities in the long term liability section of the balance sheet in the second and third quarter of fiscal 2005.

The Company received the certificate of occupancy on January 31, 2006, and because the project is substantially complete, the Company derecognized the amounts in Construction in progress—leased assets, and Non-cash obligations for construction in progress—lease facilities in the long term liability section of the accompanying balance sheet.

Manufacturing and Purchase Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI), Solectron Corporation (Solectron) and others (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2006, the Company’s commitment with our Contract Manufacturers for purchases over the next sixty days totaled $75.3 million, and $18.6 million for commitments beyond 60 days. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. We may also be liable for materials that certain component suppliers or product manufacturers have produced or made available to us if our actual requirements do not meet or exceed minimums that we have committed to purchase. At January 31, 2006, the Company had recorded approximately $6.3 million of purchase obligations that we believe is excess or obsolete and cannot be redirected to other uses. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.

Indebtedness

As discussed in Note 10, as part of the acquisition of CNT, McDATA guaranteed the payment of principal and interest on approximately $124.4 million principal amount of CNT’s 3.00% Notes. In addition, McDATA has $172.5 million principal amount of outstanding 2.25% subordinated convertible notes due 2010. Unless the price of our common stock increases significantly so that the holders of the convertible notes find it economically advantageous to exercise the conversion feature and receive common stock in lieu of a cash payment of the principal amount and any accrued interest, we may have to repay the debt in cash. At present, we have sufficient resources to satisfy these obligations as they mature. However, in the future, we may lack the resources to satisfy these obligations as they mature, and there can be no assurance that we will possess the resources or be able to secure the resources to satisfy these obligations on commercially reasonable terms, if at all. Any failure by us to satisfy these obligations when due would have a material adverse effect on our business.

Contingencies—Litigation

From time to time, the Company is subject to claims arising in the ordinary course of business. Litigation is subject to inherent risks and uncertainties and an adverse result in a matter that may arise from time to time may harm our business, financial condition or results of operations. In the opinion of management and, except as set forth below, no such lawsuit, individually or in the aggregate, exists which is expected to have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

McDATA’s IPO Laddering Class Action Lawsuits

The Company, Mr. John F. McDonnell, the former Chairman of the board of directors, Mrs. Dee J. Perry, a former officer and Mr. Thomas O. McGimpsey, a current officer were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston (CSFB), Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits were filed against the Company and the individuals. The complaints are substantially identical to numerous other complaints filed against other companies that went public in 1999 and 2000. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had allegedly solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings, or IPOs, and (b) that

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

certain of the underwriters had allegedly entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints allege claims against the Company, the named individuals, and CSFB, the lead underwriter of the Company’s August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act. The complaints also allege claims solely against CSFB and the other underwriter defendants under Section 12(a)(2) of the Securities Act, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act. Although management believes that all of the lawsuits are without legal merit and they intend to defend against them vigorously, there is no assurance that the Company will prevail. In September 2002, plaintiffs’ counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued, including the Company, the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, the former Company Chairman, Mrs. Dee J. Perry, the former chief financial officer, and Mr. Thomas O. McGimpsey, the current General Counsel and Vice President of Business Development and the plaintiffs’ executive committee. Under the Reservation of Rights and Tolling Agreement, the plaintiffs dismissed the claims against such individuals. On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss, which dismissed some, but not all, of the plaintiffs’ claims against the Company. These lawsuits have been consolidated as part of In Re Initial Public Offering Securities Litigation (SDNY). The Company has considered and agreed to enter into a proposed settlement offer with representatives of the plaintiffs in the consolidated proceeding, and we believe that any liability on behalf of the Company that may accrue under that settlement offer would be covered by our insurance policies. On August 31, 2005, the court preliminarily approved the proposed settlement. A fairness hearing will be held in 2006 before any final settlement is approved, if at all. Until that settlement is fully effective, Management intends to defend against the consolidated proceeding vigorously.

Eclipsys Indemnification Claim

Inrange Technologies Corporation, which was a wholly owned subsidiary of CNT, had been named as a defendant in the case SBC Technology Resources, Inc. v. Inrange Technologies Corp., Eclipsys Corp. and Resource Bancshares Mortgage Group, Inc., No. 303-CV-418-N, that was pending in the United States District Court for the Northern District of Texas, Dallas Division (the SBC Patent Litigation). The SBC Patent Litigation was commenced on February 27, 2003. The complaint claimed that Inrange was infringing U.S. Patent No. 5,530,845 (845 patent) by manufacturing and selling storage area networking equipment, in particular the FC/9000, that is used in storage networks. On May 31, 2005, Inrange and SBC Laboratories, Inc. (f/k/a SBC Technology Resources, Inc.) entered into a Settlement Agreement settling the SBC Patent Litigation on confidential terms that included a license to the 845 patent, and the case was dismissed with prejudice. Eclipsys Corp. (Eclipsys) had settled earlier with SBC Technology Resources, Inc. for an undisclosed sum without the consent of InRange. Eclipsys has demanded that Inrange indemnify Eclipsys pursuant to alleged documentation under which it purportedly acquired certain allegedly infringing products from Inrange. Hitachi Data Systems Corporation (a non-party to the SBC Patent Litigation) has also informed Inrange that it received a demand from Eclipsys that Hitachi indemnify Eclipsys in connection with the SBC Patent Litigation. Hitachi notified Inrange that it would tender to Inrange any claim by Eclipsys for indemnification of any aspect of the litigation. Based on current information, Inrange believes that the indemnification demands of Eclipsys and Hitachi are without merit. Accordingly, McDATA intends to vigorously defend against any claims, if made, by Eclipsys or Hitachi for indemnification.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

State of Connecticut Tax Audit of InRange

The audit division of the State of Connecticut Department of Revenue Services (Audit Division) has proposed adjustments to the Connecticut income tax returns for Inrange for the years ended December 31, 1996, through December 31, 1999. The proposed adjustments, in the amount of $433,995 plus interest, relate to (1) gain from a stock sale following the exercise of warrants, and whether Inrange had sufficient nexus with Connecticut to subject the gain to Connecticut taxation, and (2) the availability of claimed credits for certain research and development expenditures, and whether Inrange has provided sufficient documentation to support the claimed credits. Inrange made a written offer to settle the matter, which was rejected by the Audit Division. Inrange has formally appealed the matter and has posted a $750,000 appeal bond to avoid the accrual of additional interest.

InRange’s IPO Laddering Class Action Lawsuits

A shareholder class action was filed against Inrange and certain of its officers on November 30, 2001, in the United States District Court for the Southern District of New York, seeking recovery of damages caused by Inrange’s alleged violation of securities laws, including section 11 of the Securities Act of 1933 and section 10(b) of the Exchange Act of 1934. The complaint, which was also filed against the various underwriters that participated in Inrange’s initial public offering (IPO), is identical to hundreds of shareholder class actions pending in this court in connection with other recent IPOs and is generally referred to as In re Initial Public Offering Securities Litigation. The complaint alleges, in essence, (a) that the underwriters combined and conspired to increase their respective compensation in connection with the IPO by (i) receiving excessive, undisclosed commissions in exchange for lucrative allocations of IPO shares, and (ii) trading in Inrange’s stock after creating artificially high prices for the stock post-IPO through “tie-in” or “laddering” arrangements (whereby recipients of allocations of IPO shares agreed to purchase shares in the aftermarket for more than the public offering price for Inrange shares) and dissemination of misleading market analysis on Inrange’s prospects; and (b) that Inrange violated federal securities laws by not disclosing these underwriting arrangements in its prospectus. The defense has been tendered to the carriers of Inrange’s director and officer liability insurance, and a request for indemnification has been made to the various underwriters in the IPO. At this point the insurers have issued a reservation of rights letter and the underwriters have refused indemnification. The court has granted Inrange’s motion to dismiss claims under section 10(b) of the Securities Exchange Act of 1934 because of the absence of a pleading of intent to defraud. The court granted plaintiffs leave to replead these claims, but no further amended complaint has been filed. The court denied Inrange’s motion to dismiss claims under section 11 of the Securities Act of 1933. The court has also dismissed Inrange’s individual officers without prejudice, after they entered into a tolling agreement with the plaintiffs. On July 25, 2003, Inrange’s board of directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Inrange and of the individual defendants for the conduct alleged in the action to be wrongful in the complaint. Inrange would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims Inrange may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Inrange’s insurers. In June 2004, an agreement of settlement was submitted to the court for preliminary approval. On August 31, 2005, the court preliminarily approved the proposed settlement. A fairness hearing will be held in 2006 before any final settlement is approved, if at all. Until the settlement is effective, management intends to defend against this consolidated proceeding vigorously.

Data Center Systems Litigation

On March 29, 2006, McDATA Services Corporation was notified that Kevin M. Ehringer Enterprises Inc. d/b/a Data Center Systems (“DCS”) had filed in the State District Court in Dallas Texas, a lawsuit seeking

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

damages and injunctive relief against McDATA Services Corporation (“McDATA Services”) f/k/a Computer Network Technology Corporation alleging that McDATA Services Corporation had breached its duties under a Distributor, Development, Asset Sale Agreement entered into by the parties in November 2003. It is likely that a full lawsuit on the merits will be forthcoming. McDATA Services intends to defend itself vigorously and, based on facts known to its management team, believes the case is wholly without merit.

Indemnifications and Guarantees

Ordinary Course Purchase and Sale Agreements

During its normal course of business, the Company may enter into agreements with customers, resellers, OEMs, systems integrators, distributors and others. These agreements typically require the Company to indemnify the other party against claims of intellectual property infringement made by third parties arising for the use of our products. In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates losses from such indemnification under SFAS No. 5, “Accounting for Contingencies”, as interpreted by FASB Interpretation No. 45. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in our financial statements.

Sale of Lumberton, New Jersey Manufacturing Operations

As described in Note 5, on June 24, 2005 the Company entered into a series of agreements with Solectron in connection with the sale of manufacturing operations and transfer of assets related to its Lumberton, New Jersey production facility. As part of the Asset Purchase Agreement between the Company and Solectron, the Company has made a number of representations and has agreed to indemnify the buyer and hold them harmless from certain losses suffered in connection with their purchase of assets and assumption of liabilities of the Lumberton facility. The more significant indemnifications relate to representations made by the Company as to the proper maintenance of the tangible assets purchased, compliance with ERISA as it relates to benefit plans in which the transferred employees have participated prior to the sale, and the absence of undisclosed environmental issues or significant contracts. The term of the representations relating to undisclosed environmental issues is five years, with the term of the remaining representations being two years. Although, there are no maximum potential indemnification amounts stated in the agreement for these representations, based on facts currently available, management estimates the maximum potential amount of payments that could be required under these representations to be $5.3 million. However, it is management’s judgment that the probability of the Company having to make any payments under any one of the representations ranges from 0% to 20%. In calculating the fair value of the Company’s obligation under these representations, the maximum potential loss estimate was multiplied by the probability of each occurring. The resulting potential future cash flows were then discounted using a rate of 8%, resulting in the Company recognizing a liability of approximately $400,000 in accordance with FIN 45. Due to the uncertainty surrounding the risks involved, the liability balance will be maintained and reevaluated as needed, over the full term of the related indemnifications. Any future reversals of previous accrual amounts which were recorded during the purchase accounting period as an increase to goodwill will be recorded as a reduction to goodwill. Otherwise, any portion of the liability that is derecognized in the future will be credited to operating results.

SPX Tax Sharing Agreement

Inrange Technologies Corporation (Inrange) is subject to a tax sharing agreement with SPX Corporation (SPX) relating to previous tax years when Inrange was part of the SPX consolidated tax group (the

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

SPX Agreement). Inrange was acquired by CNT from SPX in May 2003. When CNT was acquired by McDATA, Inrange became an indirect subsidiary of McDATA. Pursuant to the SPX Agreement, if the a taxing authority makes an adjustment to Inrange losses utilized in previous tax years by the SPX consolidated group, Inrange must compensate SPX for the lost tax benefits. The Internal Revenue Service is currently examining tax returns filed by SPX for certain years that Inrange was included in the SPX consolidated return. At this time, we are not aware of any audit adjustments that would require Inrange to compensate SPX for lost tax benefits.

NOTE 18 RELATED PARTIES

There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation agreements and other arrangements, which are described in “Item 11—Executive Compensation,” in our Form 10-K and (b) the transactions described below.

In June 2005, the Company entered into a one year consulting agreement with Thomas G. Hudson, a director of the Company. Please see the Company’s Form 8-K filed June 1, 2005 for further information. Mr. Hudson’s son-in-law is a sales employee with the Company. Mr. Hudson has also taken the position of Chairman of 20/20 Technologies Corporation (20/20 Technologies). An affiliate of 20/20 Technologies and McDATA Services Corporation (formerly CNT) had previously entered into a business development agreement in February 2003 whereby the affiliate of 20/20 Technologies provides telecommunication management services to us. Payments for these services aggregated $141,000 in 2005. The Company has also entered into indemnification agreements with its directors and officers. For a discussion regarding the indemnification agreements, please see Item 11. Executive Compensation of our Form 10-K under the caption entitled “Limitation of Liability and Indemnification.”

NOTE 19 SUPPLEMENTAL GUARANTOR INFORMATION

On June 1, 2005, as part of the merger with CNT, McDATA Corporation (Parent Guarantor) fully and unconditionally guaranteed CNT’s convertible debt. In February 2002, CNT (Issuer of Notes) sold $125,000,000 of 3% convertible subordinated notes due February 15, 2007. The notes were convertible into CNT common stock at the price of $19.17 per share. Due to the Merger, the notes are now convertible into Class A McDATA stock at a price of approximately $14.75 per share (aggregate of approximately 8.4 million shares) at any time prior to their maturity on February 15, 2007. At January 31, 2006, the amount outstanding on the CNT notes was $124.4 million. After the merger, the corporate name of CNT was changed to McDATA Services Corporation.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The following condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as of the consolidated financial statements. Investments in our subsidiaries are accounted for on the equity method; accordingly, entries necessary to consolidate the Parent Guarantor, Issuer of Notes, and all of its subsidiaries are reflected in the eliminations column.

McDATA CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEETS (1)

As of January 31, 2006

(in thousand)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$122,595	$13,306	$3,182	$—	$139,083
Securities lending collateral	62,555	—	—	—	62,555
Short-term investments	171,110	—	—	—	171,110
Accounts receivable, net	110,937	15,090	79	—	126,106
Intercompany accounts receivable, net	(392,087)	176,752	(32,576)	247,911	—
Inventories, net	24,431	8,702	—	(33)	33,100
Prepaid expenses and other current assets	7,154	5,696	573	—	13,423

Total current assets	106,695	219,546	(28,742)	247,878	545,377
Property and equipment, net	85,045	22,628	1,445	—	109,118
Long-term investments	31,881	3	—	—	31,884
Investment in subsidiaries	410,529	—	2	(410,531)	—
Restricted cash	6,858	3,839	—	—	10,697
Intangible assets, net	57,751	—	65,952	(9)	123,694
Goodwill	187,448	—	78,693	—	266,141
Other assets, net	40,440	18,917	432	9	59,798

Total assets	$926,647	$264,933	$117,782	$(162,653)	$1,146,709

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,054	$4,052	$132	$—	$43,238
Accrued liabilities	58,771	41,384	241	(6,120)	94,276
Securities lending collateral payable	62,555	—	—	—	62,555
Current portion of deferred revenue	25,506	35,503	233	—	61,242
Current portion of notes payable and obligations under capital leases	628	2,340	9	—	2,977

Total current liabilities	186,514	83,279	615	(6,120)	264,288
Notes payable and obligations under capital leases, less current portion	972	2,560	—	—	3,532
Deferred revenue, less current portion	13,461	17,913	6	—	31,380
Other long-term liabilities	1,523	321	—	—	1,844
Interest rate swap	6,449	1,104	—	—	7,553
Convertible subordinated debt	165,505	120,111	273	—	285,889

Total liabilities	374,424	225,288	894	(6,120)	594,486
Total stockholders’ equity	552,223	39,645	116,888	(156,533)	552,223

Total liabilities and stockholders’ equity	$926,647	264,933	$117,782	(162,653)	$1,146,709

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEETS (1)

As of January 31, 2005

(in thousands)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$62,473	$—	$2,034	$—	$64,507
Securities lending collateral	130,804	—	—	—	130,804
Short-term investments	145,259	—	—	—	145,259
Accounts receivable, net	63,787	—	23	—	63,810
Intercompany accounts receivable, net	(41,595)	—	(30,404)	71,999	—
Inventories, net	13,720	—	—	—	13,720
Prepaid expenses and other current assets	6,272	—	1,008	—	7,280

Total current assets	380,720	—	(27,339)	71,999	425,380
Property and equipment, net	91,718	—	3,211	—	94,929
Long-term investments	95,589	—	—	—	95,589
Investment in subsidiaries	216,900	—	2	(216,902)	—
Restricted cash	5,047	—	—	—	5,047
Intangible assets, net	—	—	87,592	—	87,592
Goodwill	—	—	78,693	—	78,693
Other assets, net	30,453	—	552	—	31,005

Total assets	$820,427	$—	$142,711	$(144,903)	$818,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,150	$—	$195	$—	$20,345
Accrued liabilities	47,576	—	3,310	(6,335)	44,549
Securities lending collateral payable	130,804	—	—	—	130,804
Current portion of deferred revenue	22,102	—	634	—	22,736
Current portion of notes payable and obligations under capital leases	912	—	0	—	912

Total current liabilities	221,770	—	4,139	(6,335)	219,346
Notes payable and obligations under capital leases, less current portion	252	—	4	—	256
Deferred revenue, less current portion	27,001	—	—	—	27,001
Other long-term liabilities	1,908	—	0	—	1,908
Interest rate swap	2,005	—	—	—	2,005
Convertible subordinated debt	170,495	—	—	—	170,495

Total liabilities	423,203	—	4,143	(6,335)	421,011
Total stockholders’ equity	397,224	—	138,568	(138,568)	397,224

Total liabilities and stockholders’ equity	$820,427	—	$142,711	(144,903)	$818,235

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)

For the Year Ended January 31, 2006

(in thousands, except per share data)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Total revenue	$474,371	$144,945	$664	$(5,547)	$614,433
Total cost of revenue	221,908	89,702	2,560	(5,079)	309,091

Gross profit	252,463	55,243	(1,896)	(468)	305,342
Operating expenses:
Research and development	105,607	4,758	1,350	—	111,715
Selling and marketing	87,289	17,895	28,678	47	133,909
General and administrative	29,251	3,600	2,265	—	35,116
Amortization of purchased intangible assets	15,870	—	21,640	—	37,510
Amortization of deferred compensation	5,908	—	—	—	5,908
Restructuring charges	11,720	(35)	—	—	11,685

Total operating expenses	255,645	26,218	53,933	47	335,843
Income (loss) from operations	(3,182)	29,025	(55,829)	(515)	(30,501)
Interest and other income, net of interest expense	(29,453)	(3,939)	33,574	149	331

Income (loss) before income taxes	(32,635)	25,086	(22,255)	(366)	(30,170)
Income tax expense (benefit)	(705)	1,709	(573)	—	431
Equity loss from subsidiaries of nonguarantors	(21,682)	—	—	21,682	—

Net income (loss)	$(53,612)	$23,377	$(21,682)	$21,316	$(30,601)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)

For the Year Ended January 31, 2005

(in thousands, except per share data)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Total revenue	$397,928	$—	$1,732	$—	$399,660
Total cost of revenue	173,518	—	2,643	—	176,161

Gross profit	224,410	—	(911)	—	223,499
Operating expenses:
Research and development	88,092	—	3,396	—	91,488
Selling and marketing	75,943	—	25,362	—	101,305
General and administrative	21,993	—	3,591	—	25,584
Amortization of purchased intangible assets	—	—	22,773	—	22,773
Amortization of deferred compensation	5,522	—	—	—	5,522
Restructuring charges	8	—	1,255	—	1,263

Total operating expenses	191,558	—	56,377	—	247,935
Income (loss) from operations	32,852	—	(57,288)	—	(24,436)
Interest and other income, net of interest expense	(22,046)	—	27,352	—	5,306

Income (loss) before income taxes	10,806	—	(29,936)	—	(19,130)
Income tax expense (benefit)	(457)	—	819	—	362

Income (loss) before equity in net loss of affiliated company	11,263	—	(30,755)	—	(19,492)
Equity in net loss of affiliated company	(1,380)	—	—	—	(1,380)
Equity loss from subsidiaries of nonguarantors	(30,755)	—	—	30,755	—

Net income (loss)	$(20,872)	$—	$(30,755)	$30,755	$(20,872)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)

For the Year Ended January 31, 2004

(in thousands, except per share data)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Total revenue	$412,284	$—	$9,832	$(3,256)	$418,860
Total cost of revenue	174,929	—	5,656	(3,256)	177,329

Gross profit	237,355	—	4,176	—	241,531
Operating expenses:
Research and development	79,452	—	9,374	—	88,826
Selling and marketing	73,206	—	22,614	—	95,820
General and administrative	25,896	—	4,338	—	30,234
Amortization of purchased intangible assets	—	—	9,222	—	9,222
Acquired in-process research and development and other acquisition-related costs	3,636	—	7,774	—	11,410
Amortization of deferred compensation	11,969	—	—	—	11,969
Restructuring charges	2,258	—	—	—	2,258

Total operating expenses	196,417	—	53,322	—	249,739
Income (loss) from operations	40,938	—	(49,146)	—	(8,208)
Interest and other income, net of interest expense	(15,219)	—	19,690	—	4,471

Income (loss) before income taxes	25,719	—	(29,456)	—	(3,737)
Income tax expense (benefit)	35,522	—	2,890	—	38,412

Income (loss) before equity in net loss of affiliated company	(9,803)	—	(32,346)	—	(42,149)
Equity in net loss of affiliated company	(984)	—	—	—	(984)
Equity loss from subsidiaries of nonguarantors	(32,346)	—	—	32,346	—

Net income (loss)	$(43,133)	$—	$(32,346)	$32,346	$(43,133)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)

For the Year Ended January 31, 2006

(in thousands)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$45,630	$(32,675)	$1,534	$—	$14,489
Cash flows from investing activities: (2)
Purchases of property and equipment	(11,074)	(1,937)	(166)	—	(13,177)
Proceeds from sale of equipment	193	1,532	2	—	1,727
Purchases of investments	(376,952)	—	—	—	(376,952)
Proceeds from maturities and sales of investments	415,093	—	—	—	415,093
Cash used for acquisition costs	(6,912)	47,307	—	—	40,395
Restricted cash related to interest rate swap	(1,811)	(14)	—	—	(1,825)
Cash received on cash surrender value of life insurance policy	—	1,339	—	—	1,339

Net cash provided by (used in) investing activities	18,537	48,227	(164)	—	66,600
Cash flows from financing activities:
Payments on long-term notes payable and capital leases	(575)	(1,938)	(222)	—	(2,735)
Purchase of treasury stock	(4,552)	—	—	—	(4,552)
Proceeds from the issuance of common stock	1,082	—	—	—	1,082

Net cash used in financing activities	(4,045)	(1,938)	(222)	—	(6,205)
Effect of exchange rate changes on cash	—	(308)	—	—	(308)

Net increase (decrease) in cash and cash equivalents	60,122	13,306	1,148	—	74,576
Cash and cash equivalents, beginning of period	62,473	—	2,034	—	64,507

Cash and cash equivalents, end of period	$122,595	$13,306	$3,182	$—	$139,083

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.
(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)

For the Year Ended January 31, 2005

(in thousands)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$20,095	$—	$1,329	$—	$21,424
Cash flows from investing activities: (2)
Purchases of property and equipment	(17,657)	—	638	—	(17,019)
Proceeds from sale of equipment	96	—	—	—	96
Purchases of investments	(459,825)	—	—	—	(459,825)
Proceeds from maturities and sales of investments	476,727	—	—	—	476,727
Restricted cash related to interest rate swap	83	—	—	—	83

Net cash provided by (used in) investing activities	(576)	—	638	—	62
Cash flows from financing activities:
Payments on long-term notes payable and capital leases	(1,088)	—	(1,479)	—	(2,567)
Purchase of treasury stock	(10,287)	—	—	—	(10,287)
Proceeds from the exercise of stock options	5,574	—	—	—	5,574

Net cash used in financing activities	(5,801)	—	(1,479)	—	(7,280)

Net increase (decrease) in cash and cash equivalents	13,718	—	488	—	14,206
Cash and cash equivalents, beginning of period	48,755	—	1,546	—	50,301

Cash and cash equivalents, end of period	$62,473	$—	$2,034	$—	$64,507

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.
(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

McDATA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)

For the Year Ended January 31, 2004

(in thousands)

	Parent Guarantor	Issuer of Notes	Subsidiaries Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(127,778)	$—	$188,838	$—	$61,060
Cash flows from investing activities: (2)
Purchases of property and equipment	(17,762)	—	(242)	—	(18,004)
Proceeds from sale of equipment	5	—	—	—	5
Acquisitions, net of cash acquired	—	—	(171,421)	—	(171,421)
Purchase of equity investment in Aarohi	(6,000)	—	—	—	(6,000)
Purchases of investments	(654,238)	—	—	—	(654,238)
Proceeds from maturities and sales of investments	610,529	—	—	—	610,529
Restricted cash related to interest rate swap	(5,130)	—	—	—	(5,130)

Net cash provided by (used in) investing activities	(72,596)	—	(171,663)	—	(244,259)
Cash flows from financing activities:
Proceeds from issuance of subordinate debt	172,500	—	—	—	172,500
Cost of debt issuance	(5,567)	—	—	—	(5,567)
Purchase of call options	(53,455)	—	—	—	(53,455)
Sale of call options	32,945	—	—	—	32,945
Payments on long-term notes payable and capital leases	(2,116)	—	(16,050)	—	(18,166)
Purchase of treasury stock	(8,752)	—	—	—	(8,752)
Proceeds from the exercise of stock options	5,827	—	—	—	5,827

Net cash used in financing activities	141,382	—	(16,050)	—	125,332

Net increase (decrease) in cash and cash equivalents	(58,992)	—	1,125	—	(57,867)
Cash and cash equivalents, beginning of period	107,739	—	429	—	108,168

Cash and cash equivalents, end of period	$48,747	$—	$1,554	$—	$50,301

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.
(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 20 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summarizes selected financial information for each of the two years in the period ended January 31, 2006:

	Q1	Q2	Q3	Q4	Total
2005
Total revenue	$98,868	$165,309	$168,505	$181,751	$614,433
Gross profit	53,428	81,624	79,435	90,855	305,432
Net income (loss)	(2,857)	(25,518)	(7,484)	5,258	(30,601)
Basic net income (loss) per share (1)	$(0.02)	$(0.18)	$(0.05)	$0.03	$(0.22)
Diluted net income (loss) per share (1)	$(0.02)	$(0.18)	$(0.05)	$0.03	$(0.22)

2004
Total revenue	$97,229	$98,221	$98,525	$105,685	$399,660
Gross profit	54,742	54,844	54,821	59,092	223,499
Net income loss	(9,844)	(5,425)	(5,523)	(80)	(20,872)
Basic net loss per share (1)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)
Diluted net income per share (1)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)

(1)	The sum of the basic and diluted net income (loss) per share for the fiscal quarters may not add to the fiscal year per share due to rounding.

MCDATA CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(IN THOUSANDS)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Other		Balance at End of Period
Year ended January 31, 2004
Allowance for doubtful accounts	$1,290	$(474)	$(64	)(a)	$174	(c)	$926
Inventory reserves	7,115	1,923	(5,870	)(b)	1,308	(c)	4,476
Year ended January 31, 2005
Allowance for doubtful accounts	$926	$(468)	$(152	)(a)	$—		$306
Inventory reserves	4,476	4,576	(4,148	)(b)	—		4,904
Year ended January 31, 2006
Allowance for doubtful accounts	$306	$1,520	$(1,987	)(a)	$8,041	(d)	$7,880
Inventory reserves	4,904	6,735	(4,122)		4,007	(e)	11,524

(a)	Reflects uncollectible amounts written-off, net of recoveries.
(b)	Reflects disposals of obsolete inventory and reductions to lower-of-cost or market reserves.
(c)	Reflects the acquisition of Nishan in fiscal year 2003.
(d)	Reflects the acquisition of CNT in fiscal year 2005.
(e)	Reflects the increase to reserves as a result of the UMD Swap program as discussed in Note 5 to the Consolidated Financial Statements.

APPENDIX D

2006 McDATA OMNIBUS EQUITY INCENTIVE PLAN

Adopted June 1, 2006

1. PURPOSES

(a) Establishment of 2006 Omnibus Equity Incentive Plan. The Plan is established as the 2006 Omnibus Equity Incentive Plan as of June 1, 2006 (the “Omnibus Plan”). The Plan shall govern the Prior Plans and all other equity plans of the Company created as subplans of the Plan. All such subplans of the Plan created after the effective date hereof shall utilize the available shares authorized under the Plan and in no event shall the total aggregate amount of shares authorized under all subplans be in excess of the shares authorized under the Plan as set forth in Section 4. The terms of a Prior Plan as in effect at the time a Stock Award was granted shall remain in effect and apply to such Stock Award, notwithstanding subsequent amendments, except to the extent such amendments (i) do not impair the holder’s rights under such Stock Award, and (ii) would not result in adverse financial accounting consequences to the Company (as determined by the Board or Committee, in its sole discretion) if applied to a previously granted Stock Award.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Bonus Awards, (iv) Stock Purchase Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(e) Duration of this Plan. The Plan shall become effective upon shareholder approval (the “Effective Date”). Unless sooner terminated as provided herein, this Plan shall have no specific termination date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (i) adoption of this Plan by the Board, or (ii) the Effective Date.

(f) Prior Plans. No further grants shall be made under the Prior Plans from and after the Effective Date of this Plan; however, grants or awards made under the Prior Plans before the Effective Date shall continue in effect in accordance with their terms.

2. DEFINITIONS

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and as may be limited by Code Section 409A; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of Options and Stock Appreciation Rights, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a service recipient, within the broadest meaning permitted under Code Section 409A, with respect to such individual (requiring 50% common ownership, and with respect to the grant of an Option or Stock Appreciation Right to such an individual that is based upon legitimate business criteria, 20% common ownership or control for purposes of determining a controlled group of corporations under Code Section 414(b)).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means Class A common stock of the Company, as applicable.

(f) “Company” means McDATA Corporation, a Delaware corporation.

(g) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

In each case, the Board shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated there under.

(p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(w) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an individual Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(x) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(y) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(z) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(aa) “Plan” means this McDATA Corporation 2006 Omnibus Equity Incentive Plan.

(bb) “Prior Plans” means the 1992 Stock Award Plan, 1999 Non-Qualified Stock Award Plan, 2000 Stock Compensation Plan and the 2002 Stock Award Plan.

(cc) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(dd) “Securities Act” means the Securities Act of 1933, as amended.

(ee) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation of Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(ff) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of an individual Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Stock Award” means any right granted under the Plan, including an Option, a Stock Bonus Award, a Stock Purchase Award, a Stock Unit Award, a Stock Appreciation Right, or an Other Stock Award.

(hh) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii) “Stock Bonus Award” means an award of Common Stock granted pursuant to Section 7(a).

(jj) “Stock Bonus Agreement” means a written agreement between the Company and a holder of a stock bonus evidencing the terms and conditions of an individual stock bonus grant. Each Stock Bonus Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Stock Purchase Award” means an award permitting a Participant to purchase shares of Common Stock pursuant to the conditions of Section 7(b).

(ll) “Stock Purchase Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Purchase Award. Each Stock Purchase Agreement shall be subject to the terms and conditions of the Plan.

(mm) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(nn) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of an individual Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. ADMINISTRATION

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) Powers of Board. The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or the Committee), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To make modifications, procedures and subplans as may be necessary or desirable to administer Stock Awards, to provide incentives in compliance with Code Section 409A, and/or to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals under the laws of foreign countries in which the Company may operate and to meet the objectives of the Plan. All subplans of the Plan created after the effective date hereof shall utilize the available shares authorized under the Plan and in no event shall the total aggregate amount of shares authorized under all subplans be in excess of the shares authorized under the Plan as set forth in Section 4(a).

(v) To amend the Plan or a Stock Award as provided in Section 12.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee. In the discretion of the Board (or the Committee), a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board and Compensation Committee of the Company have created a Compensation Subcommittee consisting of the Chief Executive Officer to make grants of Stock Awards consistent with the provisions of this subsection.

4. SHARES SUBJECT TO THE PLAN

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the maximum number of shares of Common Stock that may be issued pursuant to Stock Awards under this Plan shall not exceed 25,626,890 shares of Common Stock of the Company which shall consist only of the following:

(i) all shares available for issuance under the Prior Plans as of the Effective Date, plus

(ii) any shares allocable to the awards outstanding as of the Effective Date under the Prior Plans that on or after the Effective Date cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); plus

(iii) any shares allocable to the awards outstanding as of the Effective Date under the Prior Plans that are exercised or settled on or after the Effective Date pursuant to the terms of such awards and the Prior Plans.

(b) Limit on Incentive Stock Options. Subject to the limit set forth in subsection 4 (a) and subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the maximum number of shares that may be issued pursuant to Incentive Stock Options shall be the number of shares specified in subsection 4 (a)(i).

(c) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under this Plan. If any awards granted under the Prior Plans shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such awards shall revert to and again become available for issuance under this Plan.

(d) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than 5,125,378 shares of Common Stock during any calendar year.

(d) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6. OPTION PROVISIONS

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of

Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted. No Nonstatutory Stock Option shall be exercisable after the expiration of ten (10) years and one (1) month from the date it was granted.

(b) Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) by a “net exercise” of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (4) according to a deferred payment or other similar arrangement with the Optionholder (5) in the manner provided in Section 6(m) below, or (6) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that if required by applicable state law, payment of the Common Stock’s “par value” shall not be made by deferred payment.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a “net exercise” and any shares withheld for taxes will be considered to have been withheld from the exercise of the Option. Accordingly, the Option will not again be exercisable with respect to the shares deemed withheld to satisfy the exercise price, the shares actually delivered to the Participant or any shares withheld for purposes of tax withholding.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(e) Transferability of an Incentive Stock Option. Except as otherwise permitted by the Board or the Committee, in its discretion, an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement, or as the Board or the Committee shall determine in its sole discretion. If the Nonstatutory Stock Option does not provide for transferability, then, except as the Board may otherwise permit in its discretion, the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement or as determined by the Board or the Committee), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a), or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

(m) Substituting SARs. The Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the stock options and the difference between the Fair Market Value of the underlying Shares and the Grant Price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the Option Price of the Options. If this provision creates adverse accounting consequences for the Company, or if it violates Code Section 409A, this provision shall be considered null and void.

7. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS

(a) Stock Bonus Awards. Each Stock Bonus Award shall be evidenced by a Stock Bonus Agreement, which shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of separate Stock Bonus Awards need not be identical, but each Stock Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit or any other form of consideration permitted by applicable state law.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Agreement remains subject to the terms of the Stock Bonus Agreement.

(b) Stock Purchase Awards. Each Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of the Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Agreements need not be identical, but each Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. The purchase price under each Stock Purchase Agreement shall be such amount as the Board shall determine and designate in such Stock Purchase Agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii) Consideration. The purchase price of Common Stock acquired pursuant to the Stock Purchase Agreement shall be paid either: (1) in cash at the time of purchase; (2) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (3) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting. Shares of Common Stock acquired under the Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Purchase Agreement.

(v) Transferability. Rights to acquire shares of Common Stock under the Stock Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Purchase Agreement remains subject to the terms of the Stock Purchase Agreement.

(c) Stock Unit Awards. Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Stock Unit Award will not be less than the par value of a share of Common Stock. The consideration may be paid in any form permitted under applicable law.

(ii) Vesting. At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its absolute discretion, deems appropriate.

(iii) Additional Restrictions. At the time of the grant of Stock Unit, the Board may impose such restrictions or conditions that delay the delivery of the consideration after its vesting as the Board, in its absolute discretion, deems appropriate, with such terms to be contained in the Stock Unit agreement.

(iv) Payment. Stock Unit Awards may be settled in Common Stock or in cash or any combination of the two, or in any other form of consideration as determined by the Board and contained in the Stock Unit Award Agreement.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions, as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical, but each Stock Appreciation Right Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market

Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciate Right as it, in its absolute discretion, deems appropriate.

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall terminate.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.

8. COVENANTS OF THE COMPANY

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of Common Stock under the Stock Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(g) Stock Awards. Stock Awards may be issued for all lawful purposes, including but not limited to retention, recruitment and compensation purposes. Further, the Board or Committee may, in its discretion, establish (or modify) its annual Stock Awards grant program for Participants (including Non-Employee Directors).

(h) Compliance with Deferred Compensation Rules. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Stock Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Stock Award, then the Company may, unilaterally and in its sole discretion, render such Stock Award null and void. To the extent any Stock Award subject to Code Section 409A, by its terms, is inconsistent with the requirements of Code Section 409A, Code Section 409A shall govern. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Stock Award, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Unless the Committee provides otherwise in a Stock Award Agreement, each Stock Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Stock Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. Additionally, to the extent any Stock Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury. Notwithstanding any provision to the contrary, all taxes imposed upon a Participant associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne solely by the Participant.

11. ADJUSTMENTS UPON CHANGES IN STOCK

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.) The Board shall not make any adjustment pursuant to this section that would cause a Stock Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause a Stock Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

(b) Change in Control. In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then:

(i) any surviving or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(b)) for those outstanding under the Plan, or

(ii) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then (A) with respect to Stock Awards held by persons then performing services as Employees, Consultants, or Directors, the vesting of such Stock

Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (B) with respect to Stock Awards held by persons not then performing services as Employees, Consultants, or Directors, such Stock Awards (that are not assumed or substituted for by the surviving or acquiring corporation) shall terminate if not exercised prior to such event.

To the extent a Stock Award or its substitution or modification under this section requires the application of Code Section 409A, the transaction must qualify as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code

12. AMENDMENT OF THE PLAN AND STOCK AWARDS

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company and its Affiliates, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 and any Nasdaq or applicable securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations there under regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated there under relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Stock Awards were granted, or except as necessary to ensure that the Plan and/or Stock Awards granted under the Plan comply with the requirements of Section 422 of the Code.

(e) Effect on Prior Plan Stock Awards. Rights and obligations under any Stock Award granted before the Effective Date of this Plan shall not be impaired by the terms or conditions of this Plan and shall remain subject to the terms of the outstanding Stock Award and governing Prior Plan.

(f) Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or a Stock Award, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or a Stock Award to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

13. TERMINATION OR SUSPENSION OF THE PLAN

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated as provided herein, this Plan shall have no specific termination date. In the event this Plan is suspended or terminated, after such suspension or termination, no Stock Awards may be granted, but Stock Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (i) adoption of this Plan by the Board, or (ii) the Effective Date.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14. EFFECTIVE DATE OF PLAN

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX E

2004 MCDATA EQUITY INCENTIVE PLAN

ORIGINALLY ADOPTED BY THE BOARD OF DIRECTORS ON MAY 25, 2004,

AMENDED AND RESTATED AS OF JUNE 1, 2006

1. PURPOSES.

(a) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates. The Plan was originally approved by the Board as of May 25, 2004 as the 2004 Inducement Equity Grant Plan. As of June 1, 2006, the Board approved this amended and restated Plan.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates subject to the limitations set forth in Section 5.

(c) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Options, (ii) Stock Bonus Awards, (iii) Stock Purchase Awards, (iv) Stock Appreciation Rights, (v) Stock Unit Awards and (vi) Other Stock Awards.

2. DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and as may be limited by Code Section 409A; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of Options and Stock Appreciation Rights, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a service recipient, within the broadest meaning permitted under Code Section 409A, with respect to such individual (requiring 50% common ownership, and with respect to the grant of an Option or Stock Appreciation Right to such an individual that is based upon legitimate business criteria, 20% common ownership or control for purposes of determining a controlled group of corporations under Code Section 414(b)).

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of one (1) or more members of the Board appointed by the Board in accordance with Section 3(c).

(g) “Common Stock” means the Class B common stock of the Company.

(h) “Company” means McDATA Corporation, a Delaware corporation.

(i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company solely for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, an approved leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code (or such successor provision of the Code).

(m) “Director” means a member of the Board.

(n) “Disability” means, with respect to a Participant, such Participant’s permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Board.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or as a Consultant shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

In each case, the Board shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

(t) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or an Affiliate, does not receive compensation (directly or indirectly) from the Company or an Affiliate for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Option” means a nonstatutory stock option granted pursuant to the Plan that is not intended to qualify as an incentive stock option under Section 422 of the Code and the regulations promulgated thereunder.

(w) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(x) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(y) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(z) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an individual Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(dd) “Plan” means this 2004 McDATA Equity Incentive Plan, as amended and restated.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Stock Appreciation Right” means a right to receive the appreciation of Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(hh) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of an individual Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ii) “Stock Award” means any right granted under the Plan, including an Option, Stock Purchase Award, Stock Bonus Award, Stock Unit Award, a Stock Appreciation Right and an Other Stock Award.

(jj) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(ll) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of an individual Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(mm) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(nn) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of an individual Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(pp) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of an individual Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) Subject to Section 5 herein, to determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To make modifications, procedures and subplans as may be necessary or desirable to administer Stock Awards, to provide incentives in compliance with Code Section 409A, and/or to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals under the laws of foreign countries in which the Company may operate and to meet the objectives of the Plan.

(iv) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, any further changes to an outstanding Option under the Plan pursuant to or consistent with Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

(v) To amend the Plan or a Stock Award as provided in Section 12.

(vi) To terminate or suspend the Plan as provided in Section 13.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board the administration of the Plan.

(ii) Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. The Board or the Committee may (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate three million (3,000,000) shares of Common Stock.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), then the shares that are not delivered shall revert to and again become available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of such tendered shares shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY.

(a) Source of Shares. Stock Options may be granted to Employees, Directors and Consultants.

(b) Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than six hundred thousand (600,000) shares of Common Stock during any calendar year.

(c) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated as nonstatutory stock options at the time of grant. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. The Board shall determine the term of an Option.

(b) Exercise Price of an Option. The Board, in its discretion, shall determine the exercise price of each Option.

(c) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable law, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock, (2) by a “net exercise” of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (4) according to a deferred payment or other similar arrangement with the Optionholder or (5) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a “net exercise” and any shares withheld for taxes will be considered to have been withheld from the exercise of the Option. Accordingly, the Option will not again be exercisable with respect to the shares deemed withheld to satisfy the exercise price, the shares actually delivered to the Participant or any shares withheld for purposes of tax withholding.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(c) Transferability of an Option. An Option shall be transferable to the extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by (i) will, (ii) the laws of descent and distribution, or (iii) upon dissolution of the Optionholder’s marriage pursuant to a domestic relations order. Also, during the Optionholder’s lifetime, only the Optionholder is entitled to exercise his or her Option. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, an Optionholder may designate a third party who, in the event of such Optionholder’s death, shall thereafter be entitled to exercise the Option.

(d) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(e) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(f) Extension of Termination Date. An Optionholder’s Option Agreement may (but need not) provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(g) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(h) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(i) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Bonus Awards. Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, but each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit or in any other form of legal consideration that may be acceptable to the Board in its discretion.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Award Agreement may, but need not, be subject to forfeiture to the Company or a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire (or receive via a forfeiture condition) any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(b) Stock Purchase Awards. Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration. At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash at the time of purchase or (ii) in any other form of legal consideration that may be acceptable to the Board in its discretion.

(iii) Vesting. Shares of Common Stock acquired under a Stock Purchase Award may, but need not, be subject to forfeiture to the Company or a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the repurchase price, if any, paid by the Company may be at the lower of: (i) the Fair Market Value on the relevant date; or (ii) the Participant’s original cost. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(c) Stock Unit Awards. Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Stock Unit Award will not be less than the par value of a share of Common Stock. The consideration may be paid in any form permitted under applicable law.

(ii) Vesting. At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its absolute discretion, deems appropriate.

(iii) Additional Restrictions. At the time of the grant of Stock Unit, the Board may impose such restrictions or conditions that delay the delivery of the consideration after its vesting as the Board, in its absolute discretion, deems appropriate, with such terms to be contained in the Stock Unit agreement.

(iv) Payment. Stock Unit Awards may be settled in Common Stock or in cash or any combination of the two, or in any other form of consideration as determined by the Board and contained in the Stock Unit Award Agreement.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock

Appreciation Right Agreements need not be identical, but each Stock Appreciation Right Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in share of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciate Right as it, in its absolute discretion, deems appropriate.

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall terminate.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.

8. SECURITIES LAW COMPLIANCE.

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant shall, as may be determined by the Company in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) such other consideration as may be set forth in the Stock Award Agreement.

(f) Compliance with Deferred Compensation Rules. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. To the extent any Stock Award subject to Code

Section 409A, by its terms, is inconsistent with the requirements of Code Section 409A, Code Section 409A shall govern. Notwithstanding this intent, if any Stock Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Stock Award, then the Company may, unilaterally and in its sole discretion, render such Stock Award null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Stock Award, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Unless the Committee provides otherwise in a Stock Award Agreement, each Stock Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Stock Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. Additionally, to the extent any Stock Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury. Notwithstanding any provision to the contrary, all taxes imposed upon a Participant associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne solely by the Participant.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a) and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.) The Board shall not make any adjustment pursuant to this section that would cause a Stock Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause a Stock Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue all such outstanding Stock Awards or substitute similar stock awards for all such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur. To the extent a Stock Award or its substitution or modification on account of a Change in Control requires the application of Code Section 409A, the transaction must qualify as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. The Board may, in its discretion, provide that any such amendment is effective upon obtaining the approval of the stockholders of the Company.

(b) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(c) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(d) Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or a Stock Award, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or a Stock Award to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

13. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the consent of the Participant.

14. EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board.

15. CHOICE OF LAW.

The law of the State of Colorado shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Directions To

McDATA Corporation

Annual Meeting of Stockholders

11802 Ridge Parkway

1st Floor

Broomfield, Colorado 80021

From Downtown Denver:

I-25 North to US 36 West to Boulder

US 36 West to Broomfield exit—US 121

Turn left on US 121 (Wadsworth Boulevard) to the second signal light on State Road 128

Turn right heading west on State Road 128

Turn left on Ridge Parkway heading south

Turn left at first turn continuing on Ridge Parkway

McDATA’s world headquarters is the building on the left at 11802 Ridge Parkway

" McDATA Corporation 2006 Annual Meeting of Stockholders 11802 Ridge Parkway Broomfield, Colorado 80021 July 24, 2006 1:00 pm (MST) ADMIT ONE	" McDATA Corporation 2006 Annual Meeting of Stockholders 11802 Ridge Parkway Broomfield, Colorado 80021 July 24, 2006 1:00 pm (MST) ADMIT ONE

11802 RIDGE PARKWAY BROOMFIELD, CO 80021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can also elect to receive future shareholder communications electronically by enrolling in electronic delivery.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McDATA Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MCDTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McDATA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW. VOTE ON PROPOSAL 1. Election of Directors:

To elect Class III Directors for a three-year term 01) Laurence G. Walker 02) Charles C Johnston 03) M. Alex Mendez 04) Dr. Renato A. DiPentima	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

VOTE ON PROPOSAL	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2007.	☐	☐	☐

3. To approve the 2006 McDATA Omnibus Equity Incentive Plan.	☐	☐	☐

4. To approve the amendment and restatement of the 2004 Inducement Equity Grant Plan.	☐	☐	☐

This proxy, when properly executed, will be voted as specified. If no choice is specified, then this proxy will be voted in favor of electing the nominees noted hereon to the Board of Directors to serve for a three-year term as Class II Directors; ratifying the appointment of the firm Deloitte & Touche LLP as Independent auditors of McDATA Corporation for the fiscal year ending January 31, 2007, approving the 2006 McDATA Omnibus Equity Incentive Plan and approving the amendment and restatement of the 2004 Inducement Equity Grant Plan, all as described in McDATA’s Proxy Statement. A vote for the election of directors includes discretionary authority to vote for a substitute if the nominees are unable to serve or for good cause will not serve. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark box at right if an address change has been noted on the reverse side of this card.	☐

	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS, JULY 24, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Kelley, John Gerdelman and Thomas O. McGimpsey, and each of them, proxies with full power of substitution to each to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on July 24, 2006 at 1:00 pm, local time at the 11802 Ridge Parkway, Broomfield, Colorado 80021, and at any adjournments thereof, all the shares of Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of McDATA Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?

(If you made address changes above, please mark the box on the reverse side.)